                                                                     EXHIBIT 2.1
                                                                [EXECUTION COPY]

                            ACQUISITION AGREEMENT AND

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF OCTOBER 7, 2005

                                  BY AND AMONG

                         GOODY'S FAMILY CLOTHING, INC.,

                              GFC ENTERPRISES, INC.

                                       AND

                                GFC HOLDING CORP.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
EXHIBITS.................................................................     1
INDEX OF DEFINED TERMS...................................................     1
LIST OF SCHEDULES........................................................     1
ACQUISITION AGREEMENT AND AGREEMENT AND PLAN OF MERGER...................     1
RECITALS.................................................................     1

ARTICLE 1 THE OFFER......................................................     2
   1.01   The Offer......................................................     2
   1.02   Company Actions................................................     4
   1.03   Directors......................................................     5

ARTICLE 2 THE MERGER.....................................................     7
   2.01   The Merger.....................................................     7
   2.02   Effective Time.................................................     7
   2.03   Effects of the Merger..........................................     7
   2.04   Charter and Bylaws of the Surviving Corporation................     8
   2.05   Directors......................................................     8
   2.06   Officers.......................................................     8
   2.07   Closing........................................................     8
   2.08   Additional Actions.............................................     8

ARTICLE 3 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND
   ACQUISITION CORP......................................................     9
   3.01   Effect on Shares of Capital Stock..............................     9
   3.02   Options; Stock Plans...........................................     9
   3.03   Payment for Common Shares and Options in the Merger............    11

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................    13
   4.01   Organization and Qualification.................................    14
   4.02   Charter Documents and Bylaws...................................    14
   4.03   Capitalization.................................................    14
   4.04   Authority Relative to this Agreement...........................    15
   4.05   Company Subsidiaries...........................................    16
   4.06   No Violation; Required Filings and Consents....................    16
   4.07   SEC Reports and Financial Statements...........................    17
   4.08   Compliance with Applicable Laws................................    19
   4.09   Absence of Certain Changes or Events...........................    20
   4.10   Change of Control..............................................    21

   4.11   Litigation.....................................................    21
   4.12   Information in Offer Documents and Proxy Statement.............    22
   4.13   Benefit Plans..................................................    22
   4.14   Taxes..........................................................    25
   4.15   Intellectual Property..........................................    27
   4.16   Licenses and Permits...........................................    28
   4.17   Material Contracts.............................................    29
   4.18   Environmental Laws.............................................    30
   4.19   Opinion of Financial Advisor...................................    31
   4.20   Brokers........................................................    31
   4.21   Special Committee and Company Board Recommendations............    31
   4.22   Required Shareholder Vote......................................    32
   4.23   Related Party Transactions.....................................    32
   4.24   Assets and Properties..........................................    32
   4.25   Labor and Employment Matters...................................    33
   4.26   Insurance......................................................    34
   4.27   Company Expenses...............................................    35
   4.28   State Takeover Statutes........................................    35
   4.29   Suppliers......................................................    35
   4.30   No Other Representations or Warranties.........................    35

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT.......................    36
   5.01   Organization and Qualification.................................    36
   5.02   Charter Documents and Bylaws...................................    37
   5.03   Authority Relative to this Agreement...........................    37
   5.04   No Violation; Required Filings and Consents....................    37
   5.05   Litigation.....................................................    38
   5.06   Brokers........................................................    38
   5.07   Information to be Supplied.....................................    38
   5.08   Financing......................................................    39
   5.09   Holding Corp. and Acquisition Corp.............................    39

ARTICLE 6 COVENANTS......................................................    39
   6.01   Interim Operations.............................................    39
   6.02   Shareholders Meeting...........................................    44
   6.03   Filings and Consents...........................................    45
   6.04   Access to Information..........................................    45
   6.05   Notification of Certain Matters................................    46
   6.06   Public Announcements...........................................    46
   6.07   Further Assurances; Reasonable Best Efforts....................    47
   6.08   No Solicitation................................................    47
   6.09   SEC Reports....................................................    50
   6.10   Delisting......................................................    50
   6.11   Financing......................................................    50
   6.12   Shareholder Litigation.........................................    51
   6.13   Conveyance Taxes...............................................    51
   6.14   Special Meeting................................................    51

   6.15   State Takeover Laws............................................    51
   6.16   Stock Purchase Plans...........................................    51
   6.17   Management Services Agreement..................................    51
   6.18   Certain Deliveries Prior to Offer Payment Date.................    52
   6.19   Employee Benefits..............................................    53
   6.20   Directors' and Officers' Indemnification and Insurance.........    53

ARTICLE 7 CONDITIONS TO CONSUMMATION OF THE MERGER.......................    55
   7.01   Conditions to the Obligations of Each Party....................    55
   7.02   Conditions to Obligations of Acquisition Corp. and Parent......

ARTICLE 8 TERMINATION....................................................    55
   8.01   Termination by Mutual Consent..................................    55
   8.02   Termination by Acquisition Corp., Parent or the Company........    55
   8.03   Termination by Acquisition Corp. and Parent....................    56
   8.04   Termination by the Company.....................................    58
   8.05   Effect of Termination..........................................    58

ARTICLE 9 MISCELLANEOUS..................................................    59
   9.01   Payment of Fees and Expenses...................................    59
   9.02   No Survival of Representations, Warranties, Covenants and
          Agreements.....................................................    61
   9.03   Modification or Amendment......................................    61
   9.04   Entire Agreement; Assignment; Termination of Confidentiality
          Agreement......................................................    61
   9.05   Validity.......................................................    61
   9.06   Notices........................................................    61
   9.07   Governing Law..................................................    62
   9.08   Descriptive Headings...........................................    62
   9.09   Counterparts...................................................    62
   9.10   Certain Definitions............................................    63
   9.11   Specific Performance...........................................    64
   9.12   Extension; Waiver..............................................    64
   9.13   Third-Party Beneficiaries......................................    64
   9.14   Company Disclosure Schedule....................................    64
   9.15   Severability...................................................    64
   9.16   Submission to Jurisdiction; Waiver of Jury Trial...............    65

ANNEX A..................................................................    67

CONDITIONS TO THE TENDER OFFER...........................................    67

                                                                     EXHIBIT 2.1

                                    EXHIBITS

Exhibit A   Articles of Merger
Exhibit B   Charter of Surviving Corporation
Exhibit C   Bylaws of Surviving Corporation
Exhibit D   Form of Acknowledgement of Certain Optionholders
Exhibit E   Press Release
Exhibit F   Management Services Agreement

                             INDEX OF DEFINED TERMS

               TERM                         LOCATION OF DEFINITION
               ----                         ----------------------
1991 Plan                                           3.02(a)
Accountants                                         6.11(a)
Acquisition Corp                                 Introduction
Acquisition Corp. Common Stock                      3.01(c)
Acquisition Corp. Disclosure Schedule               5.04(a)
Acquisition Corp. Material Adverse Effect            5.01
Acquisition Corp. Representatives                    6.04
Acquisition Corp. Stock Option Agreement           Recitals
Acquisition Proposal                                6.08(f)
affiliate                                           9.10(a)
Agent                                               3.03(a)
Agreement                                        Introduction
Articles of Merger                                   2.02
Benefit Plans                                       4.13(b)
Business Day                                        9.10(b)
Certain Principal Shareholders                     Recitals
Certificates                                        3.03(b)
Charter                                             9.10(c)
Class B Common Stock                                4.03(a)
Closing                                              2.07
Closing Date                                         2.07
COBRA                                               4.13(a)
Code                                                3.03(h)
Commencement Delay Election                          8.03
Commitment Letter                                    5.08
Common Shares                                      Recitals
Company                                          Introduction
Company Board                                      Recitals
Company Break Up Fee                                9.01(b)
Company Disclosure Documents                        4.12(a)
Company Disclosure Schedule                          4.01
Company Extension Election                           1.01
Company Material Adverse Effect                      4.01
Company Permits                                      4.16
Company Representatives                              6.04
Company Tender Recommendation                       1.02(b)
Confidentiality Agreement                            6.04
Contract                                             9.10
Costs                                               6.20(a)
Director Plan                                       3.02(a)
Effective Time                                       2.02
Employees                                           4.13(a)

               TERM                         LOCATION OF DEFINITION
               ----                         ----------------------
Environmental Laws                                  4.18(e)
ERISA                                               4.13(b)
Exchange Act                                        1.01(a)
Expenses                                            9.01(a)
Financial Advisor                                    4.19
Financing                                           6.11(a)
Force Majeure Event                                  8.03
Force Majeure Period                                 8.03
Four Day Period                                     6.08(c)
Fully-Diluted Basis                                 9.10(e)
Future SEC Reports                                  4.07(a)
GAAP                                                4.07(b)
Governmental Authority                              4.06(b)
GUST                                                4.13(c)
Hazardous Substances                                4.18(e)
HSR Act                                             4.06(b)
Indebtedness                                        4.07(b)
Indemnified Directors and Officers                  6.20(a)
Independent Directors                               1.03(c)
Intellectual Property                               4.15(b)
Interim Financial Statements                        4.07(b)
knowledge                                           9.10(f)
Law                                                4.06(a))
Laws                                                4.06(a)
Leased Real Property                                9.10(g)
Leases                                              9.10(h)
Liabilities                                         4.07(d)
Lien                                                4.06(a)
Liens                                               4.06(a)
Material Contracts                                  4.17(a)
Maximum Amount                                      6.20(c)
Merger                                               2.01
Merger Consideration                                3.01(a)
Minimum Condition                                   1.01(a)
Multiemployer Pension Plans                         4.13(b)
Nasdaq                                              1.03(c)
Offer                                               1.01(a)
Offer Documents                                     1.01(b)
Offer Payment Date                                  1.01(a)
Offer Price                                         1.01(a)
Offer to Purchase                                   1.01(a)
Option                                              3.02(a)
Option Consideration                                3.02(b)
Order                                               7.01(b)
Other Offer Closing Conditions                      Annex A

               TERM                         LOCATION OF DEFINITION
               ----                         ----------------------
Owned Real Property                                 9.10(i)
Parent                                           Introduction
Parent Disclosure Documents                         5.07(b)
Payment Fund                                        3.03(a)
Pension Plans                                       4.13(b)
Permits                                              4.16
Permitted Liens                                     4.24(d)
Person                                              9.10(j)
Preferred Stock                                     4.03(a)
Press Release                                        6.06
Proxy Statement                                     4.12(a)
Release                                             4.18(e)
Schedule TO                                        1.01(b))
SEC                                                 1.01(b)
SEC Reports                                         4.07(a)
Securities Act                                      4.06(b)
Shareholder Approval                                 4.22
Shareholders Meeting                                 6.02
Special Committee                                  Recitals
Stock Plan                                          3.02(a)
Sub Board                                           1.03(a)
Subsidiaries                                        9.10(k)
Subsidiary                                          9.10(k)
Summary of Material Terms                           4.24(c)
Superior Proposal                                   6.08(g)
Support Agreement                                  Recitals
Surviving Corporation                                2.01
Surviving Corporation Common Stock                  3.01(c)
Tax                                                4.14(i))
Tax Return                                          4.14(i)
Taxes                                               4.14(i)
TBCA                                               Recitals
Tenn. Acts                                         Recitals
Terminating Acquisition Corp. Breach                8.04(a)
Terminating Company Breach                          8.03(a)
Termination Date                                    8.02(b)
Transaction Agreements                             Recitals
Transactions                                         4.01
WARN Act                                            4.25(c)

                                LIST OF SCHEDULES

SCHEDULE                                  CONTENT
--------                                  -------
4.01       Organization and Qualification
4.03       Capitalization
4.05       Company Subsidiaries / Investments in Marketable Securities
4.06       No Violation; Filings and Consents
4.07       SEC Reports and Financial Statements
4.08       Compliance with Applicable Law
4.09       Absence of Certain Changes or Events
4.10       Change of Control
4.11       Litigation
4.12       Information in Offer Documents and Proxy Statement
4.13       Benefit Plans
4.14       Tax
4.15       Intellectual Property
4.16       Licenses and Permits
4.17       Material Contracts
4.18       Environmental Laws
4.23       Related Party Transactions
4.24       Assets and Properties
4.24(b)    Owned Real Property
4.24(c)    Leased Real Property
4.25       Labor and Employment Matters
4.26       Insurance
4.27       Company Expenses
4.29       Suppliers
5.04       Filings and Consents for Acquisition Corp. and Parent
6.01       Interim Operations
6.19       Employee Benefits
6.20       Directors' and Officers' Indemnification and Insurance

                                                                     EXHIBIT 2.1

                            ACQUISITION AGREEMENT AND
                          AGREEMENT AND PLAN OF MERGER

          THIS ACQUISITION AGREEMENT AND AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 7, 2005, is entered into by and among Goody's Family Clothing, Inc., a Tennessee corporation (the "Company"), GFC Enterprises, Inc., a Tennessee corporation ("Acquisition Corp."), and GFC Holding Corp., a Delaware corporation ("Parent").

                                    RECITALS

          WHEREAS, a special committee consisting solely of disinterested directors (the "Special Committee") of the board of directors of the Company (the "Company Board") has recommended to the Company Board that it approve of the transactions contemplated by this Agreement;

          WHEREAS, the Company Board, and the board of directors of each of Parent and Acquisition Corp. have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

          WHEREAS, in furtherance thereof, it is proposed that Acquisition Corp. make the Offer (as defined in Section 1.01(a)) to acquire all of the shares of the Company's common stock, no par value per share (the "Common Shares"), issued and outstanding for $8.00 per Common Share in cash, on the terms and subject to the conditions set forth herein;

          WHEREAS, subject to any additional conditions set forth herein, also in furtherance thereof, if Acquisition Corp. purchases pursuant to the Offer at least fifty-one percent (51%) of the Common Shares determined on a Fully-Diluted Basis, it is proposed that the parties hereto consummate the merger of Acquisition Corp. into the Company on the terms set forth herein;

          WHEREAS, also in furtherance of such acquisition, the Special Committee and board of directors of each of Parent and Acquisition Corp. have approved this Agreement, the Offer and the Merger following the Offer in accordance with the Tennessee Business Corporation Act (the "TBCA") and the Tennessee Investor Protection Act (together with the TBCA, the "Tenn. Acts") upon the terms and subject to the conditions set forth herein;

          WHEREAS, the Special Committee and the Company Board have each determined that the consideration to be paid for each Common Share in the Offer and the Merger is fair to the holders of the Common Shares and has resolved to recommend that the holders of the Common Shares accept the Offer and approve this Agreement, the Merger and the other transactions contemplated hereby, in each case upon the terms and subject to the conditions set forth herein;

          WHEREAS, Parent, Acquisition Corp. and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger;

          WHEREAS, as a condition and inducement to Parent and Acquisition Corp. entering into this Agreement and incurring the obligations set forth herein, the Company, concurrently herewith, is entering into a Stock Option Agreement (the "Acquisition Corp. Stock Option Agreement"), dated as of the date hereof, with Parent and Acquisition Corp. pursuant to which the Company is granting to Acquisition Corp. an option to purchase Common Shares upon the terms and subject to the conditions as set forth in the Acquisition Corp. Stock Option Agreement; and

          WHEREAS, as a condition and inducement to Parent and Acquisition Corp. entering into this Agreement and incurring the obligations set forth herein, certain shareholders of the Company ("Certain Principal Shareholders") have entered into an agreement with Parent and Acquisition Corp. (the "Support Agreement" and, together with this Agreement and the Acquisition Corp. Stock Option Agreement, the "Transaction Agreements") pursuant to which Certain Principal Shareholders have agreed to take specified actions in furtherance of the Offer and the Merger.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE 1

                                    THE OFFER

     1.01 The Offer.

          (a) Subject only to any Laws or Orders preventing commencement of the Offer, provided that this Agreement shall not have been terminated in accordance with Article 8 hereof and that the Company complies with its covenants set forth in this Agreement, then Acquisition Corp. shall, as promptly as practicable, but not later than the tenth (10th) Business Day after the date hereof (unless due to a Force Majeure Event), commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) an offer (the "Offer") to purchase all of the Common Shares at a price of $8.00 per share in cash (such price, or such higher price per Common Share as may be paid in the Offer, the "Offer Price"), subject to the condition that the holders of Common Shares have validly tendered and not withdrawn prior to the expiration of the Offer a number of Common Shares which, together with the Common Shares beneficially owned by Parent or Acquisition Corp., represents at least 51% of the Common Shares determined on a Fully-Diluted Basis (the "Minimum Condition") and subject to the other conditions set forth in Annex A hereto. Subject to the prior satisfaction of the Minimum Condition and the prior satisfaction (or waiver in writing by Acquisition Corp.) of the other conditions of the Offer set forth in Annex A, Acquisition Corp. shall use reasonable best efforts to consummate the Offer in accordance with its terms and to accept for payment and pay for all of the Common Shares that are tendered pursuant to the Offer as soon as it is legally permitted to do so under applicable Law. The date on which all of the Common Shares validly tendered pursuant to the Offer and not withdrawn have been accepted for payment and paid for is referred to herein as the "Offer Payment Date" The obligations of Acquisition Corp. to commence the Offer and to accept for payment and pay for the Common Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the Minimum Condition and the other conditions set forth in Annex A hereto. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex A hereto. The Offer shall remain open until 5:00 p.m., New York City time, on the day immediately following the twentieth Business Day of the Offer (as such term is defined in Rule 14d-1(g)(3) under the Exchange Act), unless Acquisition Corp. shall have extended the time for which the Offer is open pursuant to this
Section 1.01 or as may be required by Law. Parent and Acquisition Corp. expressly reserve the right to modify the terms of the Offer, except that, without the prior written consent of the Company, neither Parent nor Acquisition Corp. shall decrease the Offer Price, decrease the number of Common Shares sought, increase or decrease the required percentage of, or waive, the Minimum Condition, change the form of or reduce the consideration in the Offer or add to or amend any of the conditions of the Offer set forth in Annex A hereto in any manner which would be adverse to the holders of the Common Shares (other than with respect to insignificant changes or amendments); provided, however, (i) if on the initially scheduled expiration date of the Offer (as it may be extended) any of the conditions to the Offer have not been satisfied or waived, Acquisition Corp. may, from time to time, in its sole discretion, extend the Offer (provided that no such extension pursuant to this sentence shall extend the Offer beyond the date of the termination of this Agreement pursuant to
Article 8), (ii) if on or before the initially scheduled expiration date of the Offer (as it may be extended) any of the conditions to the Offer have not been satisfied or waived, the Company shall have the option to require Acquisition Corp. to extend the Offer for a period of up to the number of Business Days equal to (X) ten minus (Y) the number of Business Days of any Force Majeure Period and minus (Z) the number of Business Days of any Commencement Delay Election, if the Company is not in material breach of its covenants under this Agreement, the Company provides notice to Parent and Acquisition Corp. of its election to extend the expiration date of the Offer pursuant to clause (ii) of this Section 1.01 and the Company pays certain Expenses of Parent and Acquisition Corp. pursuant to Section 9.01 (the "Company Extension Election") and (iii) Acquisition Corp. may, in its sole discretion, provide a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act. In addition, the Offer Price may be increased, and, in connection therewith, the Offer may be extended, to the extent required by applicable federal securities laws, in each case without the consent of the Company. Notwithstanding the foregoing, if, as of immediately prior to the expiration date of the Offer (as it may be extended), the Common Shares tendered and not withdrawn pursuant to the Offer constitute less than 90% of the Common Shares determined on a Fully-Diluted Basis, Acquisition Corp. may, from time to time in its sole discretion, extend the Offer for a period not to exceed twenty Business Days in the aggregate, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer.

          (b) On the date the Offer is commenced, Parent and Acquisition Corp. shall file with the United States Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule TO"). The Schedule TO will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents"). Parent and Acquisition Corp. further agree to take all steps necessary to cause the

Offer Documents to be filed with the SEC and to be disseminated to holders of Common Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and Acquisition Corp., on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Acquisition Corp. further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Common Shares, in each case as and to the extent required by applicable federal securities laws; provided that the costs and expenses of filing and disseminating the corrected Offer Documents shall be borne by the Company if any such corrections are required as a result of information provided by the Company becoming false and misleading in any material respect. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO before it is filed with the SEC. In addition, Parent and Acquisition Corp. agree to provide the Company and its counsel in writing with any written comments Parent, Acquisition Corp. or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and shall provide the Company and its counsel with a reasonable opportunity to comment on the proposed responses thereto.

          (c) Parent shall engage D.F. King & Co., Inc. or another information agent reasonably acceptable to the Company to act as information agent in connection with, and through the consummation of, the Offer.

     1.02 Company Actions.

          (a) The Company hereby approves and consents to the Offer, the Merger and the other Transactions and represents that (i) the Company Board has, at a meeting duly called and held, unanimously (A) approved each of the Transaction Agreements and the Transactions, including the Offer and the Merger, (B) recommended that the holders of Common Shares accept the Offer, tender their Common Shares pursuant to the Offer and approve and adopt this Agreement and the Merger, (C) determined that each of the Transaction Agreements and the Transactions, including the Offer and the Merger, are fair to and in the best interests of the shareholders of the Company, (D) determined that the consideration to be paid for each Common Share in the Offer and the Merger is fair to the shareholders of the Company, and (E) declared that each of the Transaction Agreements is advisable, and (ii) Rothschild Inc. has delivered to the Company Board its written opinion that the consideration to be received by the Company's shareholders other than Robert M. Goodfriend and his immediate family and family trusts in respect of each Common Share pursuant to the Offer and the Merger is fair to such shareholders from a financial point of view.

          (b) Concurrently with the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall, subject to the fiduciary duties of the Company's directors under applicable Law and to the provisions of this Agreement, contain the recommendation referenced in clause (v) of Section 4.21 hereof (the "Company Tender Recommendation"). The Company hereby consents to the inclusion of the Company Tender Recommendation in the Offer Documents. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to all holders of Common Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and Acquisition Corp., on the other hand, agrees promptly to correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to all holders of the Common Shares, in each case as required by applicable federal securities laws. Parent, Acquisition Corp. and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendment thereto before it is filed with the SEC. In addition, the Company agrees to provide Parent, Acquisition Corp. and their counsel in writing with any comments the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and shall provide Parent and Acquisition Corp. with a reasonable opportunity to comment on the proposed responses thereto.

          (c) In connection with the Offer, the Company shall promptly (but in any event within five Business Days) after the date hereof, furnish or cause to be furnished to Acquisition Corp. mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Common Shares as of the most recent practicable date prior to delivery of such information and all updates to such information, and shall furnish Acquisition Corp. with such information and assistance as Acquisition Corp. or any of its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Common Shares. Subject to applicable law or legal process and except for such steps as are necessary to disseminate the Offer Documents, Parent and Acquisition Corp. shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, shall use such information only in connection with the Offer, the Merger and the other Transactions, and, if this Agreement is terminated, shall upon the request of the Company deliver or cause to be delivered to the Company, or cause to be destroyed, all copies of such information then in its possession or the possession of its agents or representatives.

     1.03 Directors.

          (a) Promptly upon the purchase of and payment for any Common Shares by Parent, Acquisition Corp. and/or any of their Affiliates pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on such Company Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Common Shares beneficially owned by Parent, Acquisition Corp. and/or any of their respective Affiliates bears to the total number of Common Shares then issued and outstanding. The Company shall, upon the request of Parent, use its best efforts to promptly (but in any event within two Business Days after receipt of such request) either increase the size of the Company Board, including by amending the by-laws of the Company if necessary to so increase the size of the Company Board, or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent's designees to be so elected or appointed to the Company Board, and shall cause Parent's designees to be so elected or appointed at such time. At such time, the Company shall, upon the request of Parent, also cause Persons designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Subsidiary (as defined in Section 3.01 hereof) of the Company (each a "Sub Board") and (iii) each committee (or similar body) of each Sub Board, in each case only to the extent permitted by applicable Law and the rules of any stock exchange or quotation system on which the Common Shares are listed. Notwithstanding the foregoing, until the Effective Time (as defined in Section
2.02 hereof), neither Parent nor Acquisition Corp. shall remove (other than for cause) any of the Designated Company Directors (as defined in Section 1.03(b) below) or request that any of the Designated Company Directors resign from the Company Board; provided that, subsequent to the purchase of and payment for Common Shares pursuant to the Offer, Parent shall always be entitled to have its designees represent a majority of the entire Company Board. The Company's obligations under this Section 1.03(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.03(a), including mailing to shareholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected or appointed to the Company Board. Parent or Acquisition Corp. will supply the Company any information with respect to either of them and their nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section 1.03(a) are in addition to and shall not limit any rights which Acquisition Corp., Parent or any of their Affiliates may have as a holder or Beneficial Owner of Common Shares as a matter of Law with respect to the election of directors or otherwise.

          (b) Prior to the purchase of and payment for any Common Shares by Parent, Acquisition Corp. and/or any of their Affiliates pursuant to the Offer,
(i) to effect the transactions contemplated by Section 1.03(a) hereof, the Company Board shall approve, and shall not have withdrawn or amended, resolutions (x) to increase the number of members of the Company Board from five to up to ten directors (as determined by Parent in its sole discretion), to be effective at such time as Parent, Acquisition Corp. and/or any of their Affiliates purchases any Common Shares, and (y) to elect Persons designated by Parent prior to consummation of the transactions contemplated by Section 1.03(a) to fill the vacancies created by such increase in the number of directors, effective upon such increase and (ii) each of the directors of the Company prior to the consummation of the transactions contemplated by Section 1.03(a) hereof, other than three directors of the Company determined by Acquisition Corp. in its sole and absolute discretion (the "Designated Company Directors"), shall deliver to the Company a letter stating that such director has irrevocably resigned from the Company Board, and from each committee thereof, effective at such time as Parent, Acquisition Corp. and/or any of their Affiliates purchases Common Shares to the extent such resignations are necessary to permit all of Parent's designees to which Parent is entitled pursuant to Section 1.03(a) hereof to be elected or appointed to the Company Board.

          (c) In the event that Parent's designees are elected or appointed to the Company Board, until the Effective Time, the Company Board shall have at least such number of directors as may be required by the rules of the Nasdaq National Market, Inc. ("Nasdaq") or the federal securities laws and the SEC rules and regulations thereunder who are considered independent directors within the meaning of the rules of Nasdaq ("Independent Directors"), provided that, in such event, if the number of Independent Directors shall be reduced below the number of directors as may be required by such rules and regulations and the federal securities laws and the SEC rules and regulation thereunder for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the rules of Nasdaq and the federal securities laws and the SEC rules and regulation thereunder, to fill such vacancies who shall not be shareholders or affiliates of Parent or Acquisition Corp., and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.

          (d) From and after the time, if any, that Parent's designees constitute a majority of the Company Board, any amendment of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Acquisition Corp. hereunder, any waiver of any condition or any of the Company's rights hereunder or other action by the Company hereunder that adversely affects the holders of Common Shares may be effected only by the action of a majority of the Independent Directors, including, for these purposes, the vote of a majority of the Designated Company Directors, which action shall be deemed to constitute the action of the full Company Board; provided that, if there shall be no Designated Company Directors, such actions may be effected by majority vote of the entire Company Board.

                                    ARTICLE 2

                                   THE MERGER

     2.01 The Merger. At the Effective Time (as defined in Section 2.02), subject to the terms and conditions of this Agreement and in accordance with the provisions of the Tenn. Acts, Acquisition Corp. shall be merged with and into the Company (the "Merger"). Following the Merger, the separate corporate existence of Acquisition Corp. shall cease, and the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Tennessee.

     2.02 Effective Time. As soon as practicable following the Closing (as defined in Section 2.07), and provided that this Agreement has not been terminated or abandoned pursuant to Article 8 hereof, the Company and Acquisition Corp. will cause articles of Acquisition Corp. substantially in the form attached hereto as Exhibit A (the "Articles of Merger") to be duly executed, acknowledged and filed, in the manner required by the Tenn. Acts, with the Secretary of State of the State of Tennessee, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The date and time the Merger becomes effective in accordance with applicable law is referred to herein as the "Effective Time."

     2.03 Effects of the Merger. The Merger shall have the effects set forth herein, in the Articles of Merger and in the Tenn. Acts. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition Corp. shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Corp. shall become the debts, liabilities and duties of the Surviving Corporation.

     2.04 Charter and Bylaws of the Surviving Corporation.

          (a) The Charter of the Company as in effect immediately prior to the Effective Time shall be amended in its entirety substantially as provided in Exhibit B attached hereto, and, as so amended, shall be the Charter of the Surviving Corporation until duly amended.

          (b) The Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended in its entirety substantially as provided in Exhibit C attached hereto, and, as so amended, shall be the Bylaws of the Surviving Corporation until duly amended.

     2.05 Directors. The directors of Acquisition Corp. immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with applicable law and the Surviving Corporation's Charter and Bylaws.

     2.06 Officers. The officers designated by Acquisition Corp. immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     2.07 Closing. Subject to the conditions contained in this Agreement, the closing of the Merger (the "Closing") shall take place (i) at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601, as promptly as practicable but in no event later than the third Business Day following the satisfaction (or waiver if permissible) of the conditions set forth in Article 7 that by their terms are not to be satisfied at the Closing or
(ii) at such other place and time and/or on such other date as the Company and Acquisition Corp. may agree in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     2.08 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances in law or any other acts are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or Acquisition Corp., the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation, and the officers and directors of the Surviving Corporation are authorized in the name of the Company to take any and all such action.

                                    ARTICLE 3

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                      OF THE COMPANY AND ACQUISITION CORP.

     3.01 Effect on Shares of Capital Stock.

          (a) Common Shares of the Company. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares, the Company or Acquisition Corp., each Common Share that is issued and outstanding immediately prior to the Effective Time (other than those Common Shares to be canceled pursuant to Section 3.01(b) shall be canceled and extinguished and converted into the right to receive the Offer Price (the "Merger Consideration"), payable to the holder thereof, without interest or dividends thereon, less any applicable withholding of taxes, in the manner provided in Section 3.03. All such Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and each holder of a certificate or certificates representing any such Common Shares shall cease to have any rights with respect thereto, except the right to receive the consideration specified in the preceding sentence.

          (b) Cancellation of Certain Common Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares, the Company or Acquisition Corp., each Common Share that is owned by the Company or any wholly owned Subsidiary as treasury stock or otherwise or owned by Acquisition Corp. or Parent or any of their respective Subsidiaries immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

          (c) Capital Stock of Acquisition Corp.. As of the Effective Time, each share of common stock, no par value per share, of Acquisition Corp. ("Acquisition Corp. Common Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders of Acquisition Corp. Common Stock, the Company or Acquisition Corp., be converted into three hundred thirty thousand (330,000) validly issued, fully paid and non-assessable shares of common stock, no par value per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each certificate that, immediately prior to the Effective Time, represented issued and outstanding shares of Acquisition Corp. Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the shares of the Surviving Corporation capital stock into which such shares have been converted pursuant to the terms hereof; provided, however, that the record holder thereof shall receive, upon surrender of any such certificate, a certificate representing the shares of Surviving Corporation Common Stock into which the shares of Acquisition Corp. Common Stock formerly represented thereby shall have been converted pursuant to the terms hereof.

     3.02 Options; Stock Plans.

          (a) For purposes of this Agreement, the term "Option" means each outstanding unexercised option to purchase Common Shares, whether or not then vested or fully exercisable, granted on or prior to the date hereof to any current or former employee or director of the Company or any Subsidiary of the Company or any other person, whether under any stock option plan or otherwise (including, without limitation, under the 1991 Stock Incentive Plan (the "1991 Plan"), the 1993 Stock Option Plan, the Discounted Stock Option Plan for Directors (the "Director Plan"), the 1997 Stock Option Plan and the 2005 Stock Incentive Plan) (collectively, the "Stock Plans").

          (b) Prior to the Offer Payment Date, (i) the Company shall clarify its interpretations of the 1991 Plan and the Director Plan and take such other actions reasonably requested by Parent or Acquisition Corp. to clarify that at the Effective Time, all Options issued under the 1991 Plan and the Director Plan shall be converted into the right to receive Option Consideration (as defined below) and (ii) the Company shall take all actions necessary so that (A) immediately prior to the Effective Time, each outstanding Option granted under the Stock Plans, including each outstanding Option held by those holders of record listed on the Options Schedule attached hereto, shall become immediately vested and exercisable in full and (B) at the Effective Time, all Options shall be canceled, in each case, in accordance with and pursuant to the terms of the Stock Plans under which such Options were granted. In consideration of such cancellation, each holder of an Option canceled in accordance with this Section 3.02(b) will be entitled to receive in settlement of such Option as promptly as practicable following the Effective Time, but in no event later than 10 Business Days after the Effective Time, a cash payment from the Payment Fund (as defined in Section 3.03), subject to any required withholding of taxes, equal to the product of (i) the total number of Common Shares otherwise issuable upon exercise of such Option and (ii) the amount, if any, by which the Merger Consideration per Common Share exceeds the applicable exercise price per Common Share otherwise issuable upon exercise of such Option (the "Option Consideration"); provided, however, that with respect to any person subject to
Section 16 of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act.

          (c) If requested by Parent or Acquisition Corp., the Company shall use commercially reasonable efforts to obtain from each holder of an Option issued pursuant to the Stock Plans to execute a written acknowledgment of such holder that effective as of the Effective Date, (i) the payment of the Option Consideration, if any, will satisfy in full the Company's obligation to such person pursuant to such Option and (ii) subject to the payment of the Option Consideration, if any, all Options held by such holder shall, without any action on the part of the Company or the holder, be deemed terminated, canceled, void and of no further force and effect as between the Company and the holder and neither party shall have any further rights or obligations with respect thereto. Such written acknowledgment shall be substantially in the form attached hereto as Exhibit D.

          (d) Prior to the consummation of the acquisition of Common Shares by Acquisition Corp. pursuant to the Offer, the Company shall take all actions (including, if appropriate, amending the terms of the relevant Stock Plans or amending or waiving relevant agreements providing for vesting conditions on Common Shares or Options therefor) that are necessary to give effect to the transactions contemplated by this Section 3.02.

          (e) Except as otherwise provided herein or agreed to in writing by Parent and the Company or as may be necessary to administer Options remaining outstanding following the Effective Time, the Stock Plans shall terminate effective as of the Effective Time and no participant in the Stock Plans shall thereafter be granted any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation, Parent or any Subsidiary of any of the foregoing.

          (f) The Company covenants that prior to the Effective Time it will take all actions necessary under that certain SEC no-action letter, dated January 12, 1999, to Skadden, Arps, Slate, Meagher & Flom, to provide that the cancellation, cash-out and conversion of Options, pursuant to this Section 3.02, will qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act.

     3.03 Payment for Common Shares and Options in the Merger.

          (a) Prior to the Effective Time, Acquisition Corp. shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange and paying agent, registrar and transfer agent (the "Agent") for the purpose of (i) exchanging certificates representing, immediately prior to the Effective Time, Common Shares for the aggregate Merger Consideration and (ii) making payment of the aggregate Option Consideration in exchange for the cancellation of all then-outstanding Options. Subject to the Company's obligations to deposit cash in the Payment Fund described in this Section 3.03(a), at or prior to the Effective Time, Acquisition Corp. shall deposit, or Acquisition Corp. shall otherwise take all steps necessary to cause to be deposited, in trust with the Agent for the benefit of the holders of Common Shares and Options, as the case may be, cash in an aggregate amount equal to the sum of (i) the product of (A) the number of Common Shares issued and outstanding immediately prior to the Effective Time and entitled to receive the Merger Consideration in accordance with Section 3.01(a) and (B) the Merger Consideration and (ii) the amount necessary for the payment in full of the Option Consideration (such aggregate amount described in (i) and (ii) being hereinafter referred to as the "Payment Fund"). The Company shall, as of the Offer Payment Date, have sufficient unrestricted domestic cash on hand to pay any unpaid Expenses contemplated by Section 4.27 (including, without limitation, those incurred or which may be incurred by the Financial Advisor and counsel to the Company (including Expenses incurred in connection with any litigation with respect to, arising from or related to the Transactions)) and at the request of Acquisition Corp. or Parent, shall use commercially reasonable efforts to deposit all other available domestic cash of the Company (taking into account the reasonable short-term working capital needs of the Company) with the Agent for deposit into the Payment Fund prior to the Effective Time. The Agent shall, pursuant to instructions provided by Acquisition Corp., make the payments provided for in Section 3.01 and Section 3.02 of this Agreement out of the Payment Fund (it being understood that any and all interest earned on funds made available to the Agent pursuant to this Agreement shall be turned over to the party depositing such funds with the Agent). The Payment Fund shall not be used for any other purpose except as provided in this Agreement.

          (b) Promptly after the Effective Time, but in no event later than 10 Business Days after the Effective Time, the Surviving Corporation shall cause the Agent to mail to each record holder of certificates (the "Certificates") that immediately prior to the Effective Time represented Common Shares (i) a notice of the effectiveness of the Merger, (ii) a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Agent, and (iii) instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof.

          (c) Upon surrender to the Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive, within 10 Business Days after such surrender, in exchange therefor, in the case of Common Shares (other than Common Shares to be canceled pursuant to Section 3.01(b)), cash in an amount equal to the product of (i) the number of Common Shares formerly represented by such Certificate and (ii) the Merger Consideration, which amounts shall be paid by Agent by check or wire transfer in accordance with the instructions provided by such holder. No interest or dividends will be paid or accrued on the consideration payable upon the surrender of any Certificate. If the consideration provided for herein is to be delivered in the name of a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery shall pay any transfer or other taxes required by reason of such delivery to a person other than the registered holder of the Certificate, or that such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.03, each Certificate (other than Common Shares to be canceled pursuant to Section 3.01(b)) shall represent, for all purposes, in the case of Certificates representing Common Shares (other than Common Shares to be canceled pursuant to Section 3.01(b)), only the right to receive an amount in cash equal to the Merger Consideration multiplied by the number of Common Shares formerly evidenced by such Certificate without any interest or dividends thereon.

          (d) The consideration issued upon the surrender of Certificates in accordance with this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Shares formerly represented thereby. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 3.

          (e) Any portion of the Payment Fund (including any amounts that may be payable to the former shareholders of the Company in accordance with the terms of this Agreement) which remains unclaimed by the former shareholders of the Company upon the 180th day immediately following the Closing Date shall be returned to the Surviving Corporation, upon demand, and any former shareholders of the Company who have not theretofore complied with this Article 3 shall, subject to Section 3.03(f), thereafter look to the Surviving Corporation only as general unsecured creditors thereof for payment of any Merger Consideration, without any interest or dividends thereon, that may be payable in respect of each Common Share held by such shareholder. Following the Closing, the Agent shall retain the right to invest and reinvest the Payment Fund on behalf of the Surviving Corporation in securities listed or guaranteed by the United States government or certificates of deposit of commercial banks that have, or are members of a group of commercial banks that has, consolidated total assets of not less than $500,000,000 and the Surviving Corporation shall receive the interest earned thereon.

          (f) None of Acquisition Corp., the Company or Agent shall be liable to a holder of Certificates or any other person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered upon the second anniversary of the Closing Date (or immediately prior to such earlier date on which any Merger Consideration, dividends (whether in cash, stock or property) or other distributions with respect to Common Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 4.06(b)), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

          (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance acceptable to the Surviving Corporation) of that fact by the person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed, the agreement to indemnify the Surviving Corporation against any claim that may be made against it with respect to such Certificate and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

          (h) Each of the Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Common Shares or Options pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment or any other payment in connection with the transactions contemplated by this Agreement under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign tax law. To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority by Agent, the Surviving Corporation or Parent, such amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

                                    ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth on the corresponding sections of the Company Disclosure Schedule (as defined below), the Company represents and warrants to each of Acquisition Corp. and Parent as of the date hereof and as of the scheduled expiration of the Offer and the Offer Payment Date that:

     4.01 Organization and Qualification. The Company and each of its Subsidiaries (as described in Section 4.05) is a corporation, limited liability company or limited partnership, as the case may be, duly organized or formed, as the case may be, validly existing and in good standing (to the extent applicable) under the laws of its state or jurisdiction of incorporation or formation, as the case may be, and has the requisite power and authority to carry on its business as now being conducted, except where the failure to be in good standing (to the extent applicable) would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). Except as set forth in Section 4.01 of the disclosure schedule delivered by the Company to Acquisition Corp. and Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing (to the extent applicable), in each jurisdiction where the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing (to the extent applicable) would not, individually or in the aggregate, have a Company Material Adverse Effect. As used in this Agreement, the term "Company Material Adverse Effect" means any effect, event, or change that (i) is, or is reasonably likely to be, materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of the Company and its Subsidiaries to perform in all material respects their obligations under this Agreement or to consummate the transactions contemplated hereby (the "Transactions") in accordance with the terms hereof, except for any effect, event or change (w) that is generally applicable to the industry or markets in which the Company and its Subsidiaries operate and not affecting the Company or any of its Subsidiaries in any materially more adverse manner or degree therefrom, (x) that is generally applicable to the United States economy or securities markets or the world economy or international securities markets, (y) the public announcement or existence of this Agreement and the transactions contemplated hereby, or (z) the failure by the Company to meet any internal or published projections, forecasts or predictions of financial performance for any period ending on or after July 30, 2005 (but any underlying facts causing the Company to fail to meet such projections, forecasts or predictions shall not constitute an exception to the definition of Company Material Adverse Effect).

     4.02 Charter Documents and Bylaws. The charter attached as Exhibit 3.1 of the SEC Report for the period ending July 29, 1995 is a complete and correct copy of the Charter and the bylaws attached as Exhibit 3.2 of the SEC Report for the period ending January 29, 1995 is a complete and correct copy of the bylaws of the Company, each in full force and effect as of the date hereof. The Company is not in violation of any of the provisions of its charter or bylaws. The Company has heretofore made available to Acquisition Corp. a complete and correct copy of the Charter and the bylaws (or equivalent organizational documents) of each Subsidiary of the Company in full force and effect as of the date hereof. No Subsidiary of the Company is in violation in any material respect of any of the provisions of its charter or bylaws (or equivalent organizational documents).

     4.03 Capitalization.

          (a) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, of which 50,000,000 shares have been designated as Common Shares and 50,000,000 shares have been designated as Class B Common Stock, no par value per share

("Class B Common Stock"), and 2,000,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"). Except for Common Shares issued after the date of this Agreement upon exercise of Options outstanding as of the date of this Agreement, (i) 33,128,681 shares of Common Shares are issued and outstanding, (ii) no shares of Class B Common Stock are issued and outstanding,
(iii) no shares of Preferred Stock are issued and outstanding and (iv) no Common Shares are held by the Company in its treasury. The Company has 8,625,000 Common Shares reserved for issuance pursuant to the Stock Plans, of which 3,475,001 Common Shares are subject to outstanding Options, and the weighted average exercise price for such Options is $7.80 (except for any changes cause by the exercise of Options after the date of this Agreement which were outstanding on the date hereof). Except as set forth in this Section 4.03, there are not now, and at the Effective Time there will not be, any options, warrants, calls, subscriptions, or other rights, or other agreements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue, transfer or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary of the Company.
Section 4.03(a) of the Company Disclosure Schedule sets forth the name of each holder of an Option, together with the grant date, exercise price, number of Common Shares issuable upon exercise of each such Option, vesting schedule of each such Option, the number of vested and unvested Options of each Option holder and the specific Stock Plan pursuant to which such Option was issued, except with respect to any unintentional misstatement which would not affect the number of Common Shares issuable upon exercise of the Options or the aggregate Option Consideration with respect to all Options. All issued and outstanding Common Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable, are owned by either the Company or another of its wholly-owned Subsidiaries, free and clear of all Liens (as defined in Section 4.06(a)) other than Permitted Liens (as defined in Section 4.24(d)). There are no outstanding options, warrants, calls, subscriptions, convertible securities or other rights, or other agreements or commitments, obligating any Subsidiary of the Company to issue, transfer or sell any shares of its capital stock or other equity interests. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or any Subsidiary of the Company.

          (b) To the knowledge of the Company, without having made inquiry of any of its shareholders, except for estate planning and similar trust agreements, there are no shareholders agreements, voting trusts or other agreements or understandings relating to voting or disposition of any shares of capital stock of the Company or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Company Board. The Company is not party to any agreement granting registration rights to any Person.

     4.04 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Acquisition Corp. Stock Option Agreement, to perform its obligations hereunder and thereunder, subject to the approval of this Agreement and the Merger by the holders of a majority of the outstanding Common Shares entitled to vote thereon with respect to the Merger, and to consummate the Transactions. The execution and delivery of this Agreement and the Acquisition Corp. Stock Option Agreement and the consummation of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the Company's execution and delivery of this Agreement or the Acquisition Corp. Stock Option Agreement or to consummate the Transactions (other than the approval of this Agreement and the Merger by the holders of a majority of the outstanding Common Shares entitled to vote thereon and the filing or recordation of appropriate merger documents as required by the Tenn. Acts with respect to the Merger). This Agreement and the Acquisition Corp. Stock Option Agreement have been duly and validly executed and delivered by the Company, and (assuming this Agreement constitutes a valid and binding obligation of Acquisition Corp. and Parent) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity. Upon consummation of the Transactions, Parent will own all of the outstanding capital stock of the Company, including all of the outstanding Common Shares, and all Options shall have been cancelled and be of no further force or effect.

     4.05 Company Subsidiaries. Section 4.05 of the Company Disclosure Schedule contains a correct and complete list of each Subsidiary of the Company and the jurisdiction in which each such Subsidiary is incorporated or organized. Section
4.05 of the Company Disclosure Schedule sets forth for each Subsidiary of the
Company: (i) its authorized capital stock or share capital; (ii) the number of issued and outstanding shares of capital stock or share capital; and (iii) the Company's direct or indirect equity interest therein. Except for (A) investments in marketable securities set forth in Section 4.05 of the Company Disclosure Schedule and (B) equity interests in the Company's Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person. No Subsidiary of the Company owns, directly or indirectly, any capital stock or other ownership interest in any Person, except for the capital stock and/or other ownership interest in another wholly-owned Subsidiary of the Company. Each Subsidiary is directly or indirectly wholly owned by the Company.

     4.06 No Violation; Required Filings and Consents.

          (a) The execution and delivery by the Company of this Agreement and the Acquisition Corp. Stock Option Agreement does not, and the performance of this Agreement and the Acquisition Corp. Stock Option Agreement by the Company and the consummation of the Transactions will not, (i) conflict with or violate any provision of the Company's charter or bylaws or conflict with or violate any provision of the articles of incorporation or bylaws or equivalent organization documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.06(b) have been obtained and all filings and obligations described in Section 4.06(b) have been made or complied with, conflict with or violate in any material respect any foreign or domestic (federal, state or local) law, statute, ordinance, rule, regulation, permit, license, injunction, writ, judgment, decree or order (each, a "Law" and, collectively, "Laws") applicable to the Company or any of its Subsidiaries or by which any asset of the Company or any of its Subsidiaries is bound or affected, (iii) except as set forth in Section 4.06(a) of the Company Disclosure Schedule, materially conflict with, result in any breach of or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, require any notice, or require any payment under, or give rise to a loss of any benefit to which the Company or any Subsidiary of the Company is entitled under any provision of any Material Contract or (iv) result in the creation or imposition of a material lien, claim, security interest or other charge, title imperfection or encumbrance (each, a "Lien" and, collectively, "Liens") on any asset of the Company or any Subsidiary of the Company.

          (b) The execution and delivery by the Company of this Agreement and the Acquisition Corp. Stock Option Agreement does not, and the performance of this Agreement and the Acquisition Corp. Stock Option Agreement and the consummation by the Company of the Transactions will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any domestic (federal, state or local) or foreign government or governmental, regulatory or administrative authority, agency, commission, board, bureau, court or instrumentality or arbitrator of any kind ("Governmental Authority"), except for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933, as amended (the "Securities Act"), Nasdaq, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder, and filing and recordation of appropriate documents for the Merger as required by the Tenn. Acts.

          (c) Neither the execution of this Agreement or the Acquisition Corp. Stock Option Agreement nor the consummation of the Transactions will give rise to any dissenter or appraisal rights, including any contractual dissenter or appraisal rights or similar rights pursuant to the Tenn. Acts.

     4.07 SEC Reports and Financial Statements.

          (a) The Company has filed all forms, reports, statements and schedules and made all other filings (the "SEC Reports") with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder since February 2, 2002. The SEC Reports, as well as all forms, reports, statements, schedules and other documents to be filed by the Company with the SEC after date hereof and prior to the Effective Time (the "Future SEC Reports") (i) were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports and such later filed Future SEC Reports and (ii) did not and will not as of the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were and will be made, not misleading. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the SEC Reports.

          (b) Set forth in Section 4.07(b) of the Company Disclosure Schedule are copies of the Company's unaudited, consolidated balance sheet as of August 27, 2005 and statements of income and cash flows for the seven-month period ended August 27, 2005 (collectively, the "Interim Financial Statements"). Each of the Interim Financial Statements and the consolidated financial statements (including, in each case, any notes thereto) of the Company included in the SEC Reports or any Future SEC Report has been, and in the case of any Future

SEC Report will be, prepared in all material respects in accordance with the published rules and regulations of the SEC (including Regulation S-X) and in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated ("GAAP") (except as otherwise stated in such financial statements, including the related notes, or, in the case of unaudited interim financial statements, as may be permitted by the SEC under Forms 10-Q, 8-K or any successor forms under the Exchange Act), except as otherwise specifically set forth in Section 4.07(b) of the Company Disclosure Schedule, and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto (subject, in the case of unaudited statements, to the absence of complete footnote disclosure and to normal and recurring quarterly and year-end adjustments, none of which, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect). Except as set forth in Section 4.07(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have any outstanding Indebtedness (as hereinafter defined). For purposes of this Agreement, "Indebtedness" shall mean, with respect to any Person at a particular time and, in each case, except between or among the Company and any of its Subsidiaries,
(i) any obligation for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any obligation evidenced by any note, bond, debenture or other debt security, (iii) any obligation for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current Liabilities (as defined in Section 4.07(d)) incurred in the ordinary course of business consistent with past practice), (iv) any commitment by which such Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any obligation guaranteed in any manner by such Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized or synthetic leases with respect to which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations such Person assures a creditor against loss, (vii) any obligation secured by a Lien (other than a Permitted Lien) on such Person's assets, (viii) any Liability under any deferred compensation plans, which Liability is payable or becomes due as a result of the transactions contemplated herein, and (ix) any fees, penalties, premiums or accrued and unpaid interest with respect to the foregoing (in the case of prepayments or otherwise) that would become due or payable as a result of the consummation of the Transactions. There are no obligations under any letters of credit in effect as of September 23, 2005 in excess of the amounts set forth in Section 4.07(b) of the Company Disclosure Schedule and any such obligations subsequent to the date hereof were entered into in the ordinary course of business in compliance with Article 6.

          (c) The management of the Company has (i) designed disclosure controls and procedures (as defined under the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the management of the Company by others within those entities, and
(ii) disclosed, based on its most recent evaluation, to the Company's auditors and the audit committee of the Company Board (A) all significant deficiencies in the design or operation of internal control over financial reporting (as defined under the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data and have identified for the Company's auditors any material weaknesses in internal control over financial reporting (as defined under the Exchange Act) and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting (as defined under the Exchange Act). A summary of such disclosure made by management to the Company's auditors and audit committee is set forth in Section 4.07(c) of the Company Disclosure Schedule.

          (d) Except as disclosed in Section 4.07(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any liabilities or obligations of any kind or nature (whether accrued, absolute, contingent, determinable or otherwise) (collectively, "Liabilities"), except (i) Liabilities set forth on the face of the July 30, 2005 balance sheet included in the Company's Quarterly Report on Form 10-Q for the quarter ended July 30, 2005 or the footnotes thereto, (ii) Liabilities that have arisen after July 30, 2005 in the ordinary course of business and consistent with past practice (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit), (iii) Liabilities under Contracts identified in Section 4.17(a) of the Company Disclosure Schedule or under Contracts not required to be identified on such Company Disclosure Schedule pursuant to Section 4.17 below which were entered into in the ordinary course of business consistent with past practice (but not Liabilities for any breach of any such Contract occurring on or prior to the Closing Date), or (iv) Liabilities not required by GAAP to be reflected on the consolidated balance sheet or notes thereto which would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.07(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a guarantor or otherwise liable for any Liability (including Indebtedness) of any Person other than the following bonds to the extent disclosed in Section 4.07(d) of the Company Disclosure Schedule: (x) indemnity bonds entered into the ordinary course of business (e.g., workers compensation), (y) utility bonds or
(z) bonds entered into in connection with certain promotional activities and any similar Liabilities, in each case other than bonds which do not have a Liability exceeding $200,000 in the aggregate. No such bonds require any collateral.

          (e) Except as set forth in Section 4.07(e) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is indebted to any director or officer of the Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses or in reimbursement of ordinary business expenses and directors' fees) and no such person is indebted to the Company or any of its Subsidiaries.

          (f) The Company does not have any unresolved comments from the staff of the SEC with respect to any SEC Report covered by Section 4.07(a).

          (g) The Company has no plans to file any amendments or modifications to any previously filed SEC Reports.

     4.08 Compliance with Applicable Laws. Except as set forth in Section 4.08 of the Company Disclosure Schedule and except as would not have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is in violation of any Order (as defined in Section 7.01(b)) of any Governmental Authority or any Law of any Governmental Authority applicable to the Company or any Subsidiary of the Company or any of their respective properties or assets and (ii) since February 2, 2002, the business operations of the Company and its Subsidiaries have been conducted in compliance with all Laws of each Governmental Authority.

     4.09 Absence of Certain Changes or Events. Except as set forth in Section
4.09 of the Company Disclosure Schedule or as contemplated by this Agreement, since January 29, 2005, the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice and there has not been:

          (a) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries or made any material write-down in the value of its inventory or accounts receivable or reversed any material accruals;

          (b) any declaration of any dividend scheduled to be paid after the date hereof or, other than regular quarterly dividends and distributions from any Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, any declaration, setting aside or payment of any dividend (whether in cash, stock or other property) or other distribution in respect of the Company's securities or any redemption, purchase or other acquisition of any of the Company's securities;

          (c) any issuance or the authorization of any issuance of any securities in respect of, in lieu of or in substitution for shares of its capital stock, except for (i) the granting of Options set forth in Section 4.03(a) of the Company Disclosure Schedule and (ii) the issuance of any Common Shares pursuant to the exercise of any Options;

          (d) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

          (e) any issuance by the Company or any of its Subsidiaries of any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities, except for (i) the granting of Options set forth in Section 4.03(a) of the Company Disclosure Schedule and (ii) the issuance of any Common Shares pursuant to the exercise of any Options;

          (f) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than the issuance of letters of credit in the ordinary course of business consistent with past practices of the Company and its Subsidiaries;

          (g) any creation or assumption by the Company or any of its Subsidiaries of any Lien on any material assets other than Permitted Liens;

          (h) any making of any loans, advances or capital contributions to or investment in any entity or person, other than loans, advances or capital contributions to or investments in the Company or its wholly owned Subsidiaries other than in connection with the construction of stores pursuant to a lease agreement relating to Leased Real Property in the ordinary course of business (which as of August 27, 2005 is set forth in Section 4.17(a) of the Company Disclosure Schedule);

          (i) any entry into any Contract related to the acquisition or disposition of any business or any material assets other than inventory in the ordinary course of business;

          (j) any effect, event or change that has had or is reasonably likely to have a Company Material Adverse Effect;

          (k) any material increase in the benefits under, or the establishment, material amendment or termination of, any Benefit Plan (as defined in Section 4.13(b)) covering current or former employees, officers or directors of the Company or any of its Subsidiaries, or any material increase in the compensation payable or to become payable to or any other material change in the employment terms for any directors or officers with a title of vice president or higher of the Company or any of its Subsidiaries;

          (l) any entry by the Company or any of its Subsidiaries into any employment, consulting, severance, termination, change-of-control or indemnification agreement with any director or officer of the Company or any of its Subsidiaries or entry into any such agreement with director or officer with a title of vice president or higher for a noncontingent cash amount in excess of $50,000 per year or outside the ordinary course of business;

          (m) any capital expenditures that amount in the aggregate to more than $1,000,000 or any commitments with respect to capital expenditures and other planned capital expenditures through the Offer Payment Date in the ordinary course of business that amount in the aggregate to more than $2,000,000 (in each case by category); or

          (n) any authorization of, or agreement by the Company or any of its Subsidiaries to take, any of the actions described in this Section 4.09, except as expressly contemplated by this Agreement.

     4.10 Change of Control. Section 4.10 of the Company Disclosure Schedule sets forth (i) all Contracts with the Company or any of its Subsidiaries, including but not limited to, severance plans, bonus plans, employment agreements, or any other plan, agreement or arrangement with any Person, pursuant to which a Liability is due or would become payable, in whole or in part, directly as a result of the consummation of any of the Transactions and
(ii) the amount of any compensation, remuneration or other amounts which are or may be due or payable by the Company or any of its Subsidiaries as a result of the Transactions under such Contracts (including any such Liabilities which are or may be due or payable by the Company or any of its Subsidiaries assuming that each employee of the Company that is a party to a Contract is terminated without Cause immediately following the consummation of the Offer or Merger).

     4.11 Litigation. Section 4.11 of the Company Disclosure Schedule sets forth, as of the date hereof, each material suit, claim, action, material grievance, arbitration, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity other than workers' compensation claims or general liability claims which individually do not exceed $50,000, workers' compensation claims or general liability claims which were made after September 30, 2005 in the ordinary course of business. Other than as set forth on Schedule 4.11 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is subject to any outstanding material order, writ, injunction or decree. All workers' compensation claims and general liability claims taken in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

     4.12 Information in Offer Documents and Proxy Statement.

          (a) Each document required to be filed by the Company with the SEC in connection with the Transactions (the "Company Disclosure Documents"), including, without limitation, the proxy or information statement of the Company containing information required by Regulation 14A under the Exchange Act and the
Schedule 14d-9 (together with all amendments and supplements thereto, the "Proxy Statement"), to be filed with the SEC in connection with the Merger, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 4.12(a) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or any of their representatives specifically for use therein.

          (b) Neither the Schedule 14D-9, any other document required to be filed by the Company with the SEC in connection with the Offer, the Merger or any other transaction contemplated hereby, nor any information supplied by the Company for inclusion in the Offer Documents shall, at the respective times the
Schedule 14D-9, any such other filings by the Company, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

          (c) At the time the Proxy Statement, if any, or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement and the Merger, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     4.13 Benefit Plans.

          (a) Except as disclosed in Section 4.13(a) of the Company Disclosure Schedule, there exist no employment, severance, retention, termination or change-of-control agreements, arrangements or understandings between the Company or any of its Subsidiaries and any individual current or former director or officer with a title of vice president or higher (or any dependent, beneficiary or relative of any of the foregoing) of the Company or any of its Subsidiaries (collectively, the "Employees") other than the Company's obligations to former employees under the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state law ("COBRA").

          (b) Section 4.13(b) of the Company Disclosure Schedule contains a complete and correct list of all existing (i) "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (collectively, the "Pension Plans"), including any such Pension Plans that are "multiemployer plans" (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the "Multiemployer Pension Plans"),
(ii) "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and
(iii) other bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option, vacation pay, sick pay or other fringe benefit plan or arrangement maintained, or contributed to, by the Company or any of its Subsidiaries for the benefit of any of the Employees or with respect to which the Company has any liability other than immaterial plans or arrangements (the foregoing clauses (i), (ii) and (iii) collectively, the "Benefit Plans"). The Company has made available to Acquisition Corp. correct and complete copies of (i) each Benefit Plan document (or a written description of such Benefit Plan if no such formal document exists), (ii) the three most recent annual reports on Form 5500 as filed with the Internal Revenue Service with respect to each Benefit Plan (and all attachments thereto), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (iv) the most recent determination letter received from the Internal Revenue Service, if applicable, and (v) each trust agreement, insurance contract, group annuity contract or funding arrangement relating to any Benefit Plan, if applicable.

          (c) Except as disclosed in Section 4.13(c) of the Company Disclosure Schedule, all Pension Plans intended to be qualified plans under Section 401(a) of the Code may either rely on opinion letters issued for the form of plan or have been the subject of favorable determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code (taking into account the laws commonly referred to as "GUST"), no such determination or opinion letter has been revoked and, to the knowledge of the Company, nothing has occurred since the date of such determination that could reasonably be expected to adversely affect the qualification of such Benefit Plan.

          (d) None of the Benefit Plans is, and neither the Company or any of its Subsidiaries nor any ERISA Affiliate maintains, contributes to or has any liability or potential liability with respect to (i) a "single employer plan" (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Section 302 of Title I of ERISA or Title IV of ERISA, (ii) a "multiple employer plan" (as such term is defined in ERISA), (iii) a Multiemployer Pension Plan or (iv) a funded welfare benefit plan (as such term is defined in Section 419 of the Code). Each Benefit Plan and all of its related trusts have been maintained, funded and administered in all material respects in accordance with its terms, the terms of any applicable collective bargaining agreement and each Benefit Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws. With respect to each Benefit Plan, all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code, and all contributions for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. All premiums or other payments for all periods ending on or prior to the Closing Date have been paid or properly accrued with respect to each Employee Benefit Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA). Except as set forth in Section 4.13(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material unfunded liabilities with respect to any deferred compensation, retirement or other Benefit Plan that is not accurately reflected on the Company's balance sheet. For purposes of Section 4.13, "ERISA Affiliate" means each entity that is treated as a single employer with the Company or any Subsidiary for purposes of Section 414 of the Code.

          (e) None of the Company nor any of its Subsidiaries has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Benefit Plan subject to ERISA that reasonably could be expected to subject the Company or any of its Subsidiaries or any Employee to (i) any material tax or penalty on prohibited transactions imposed by Section 4975 or
(ii) any liability under Section 502(i) or Section 502(l) of ERISA. Except as disclosed in Section 4.13(e) of the Company Disclosure Schedule, as of the date of this Agreement, with respect to any Benefit Plan: (i) no filing or application is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other governmental body, other than filings or applications which are filed in the ordinary course of the administration of any Benefit Plan and (ii) there is no action, suit, investigation, inquiry or claim pending or to the knowledge of the Company or any of its Subsidiaries threatened, other than routine claims for benefits under any Benefit Plan.

          (f) None of the Company or any of its Subsidiaries or any ERISA Affiliates has any obligation to provide any health benefits or other welfare benefits to retired or other former employees, except as specifically required by COBRA. Except as disclosed in Section 4.13(f) of the Company Disclosure Schedule, each Benefit Plan that provides medical, disability or other similar health benefits is fully insured. Incurred but not reported claims under each such Benefit Plan that is not fully insured have been properly accrued in accordance with GAAP. The Company and each ERISA Affiliate have complied in all material respects with the requirements of COBRA. With respect to any Benefit Plan that is a "health plan" (as defined in 45 C.F.R. Section 160.103), all required actions to comply in all material respects with the final privacy regulations issued under the Health Insurance Portability and Accountability Act of 1996 (45 CFR Parts 160 and 164 ("HIPAA privacy regulations") have been taken by April 14, 2003.

          (g) Except as set forth in Section 4.10 of the Company Disclosure Schedule, neither the Benefit Plans nor any other arrangement obligates the Company or any of its Subsidiaries to pay any separation, severance, termination or similar benefit, accelerate any vesting schedule, or alter the timing of any benefit payment, in whole or in part, as a result of any transaction contemplated by this Agreement and the Acquisition Corp. Stock Option Agreement or, in whole or in part, as a result of a change in control or ownership within the meaning of any Benefit Plan (or any other arrangement) or Section 280G of the Code.

          (h) Neither the Company nor any Subsidiary has any liability (potential or otherwise) with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code with any other entity.

     4.14 Taxes.

          (a) Except as set forth in Section 4.14(a) of the Company Disclosure
Schedule: (i) the Company and each of its Subsidiaries has timely filed all income Tax Returns and all other material Tax Returns required to be filed by it, and each such Tax Return has been prepared in substantial compliance with all applicable laws and regulations and all such Tax Returns are true and correct; (ii) the Company and each of its Subsidiaries has paid (or the Company has paid on behalf of its Subsidiaries) all material Taxes (as hereinafter defined) required to be paid in respect of the periods covered by such returns and has made adequate provision in the Company's financial statements for payment of all material Taxes that have not been paid, whether or not shown as due and payable on any Tax Return, in respect of all taxable periods or portions thereof ending on or before the date hereof, subject to quarterly and year-end adjustments; and (iii) neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes subsequent to the date of the most recent financial statements contained in the SEC Reports other than in the ordinary course of the Company's or such Subsidiary's business.

          (b) Except as set forth in Section 4.14(b) of the Company Disclosure Schedule or which are not material: (i) no Tax Return of the Company or any of its Subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination or any other audit or examination with respect to Taxes has been received by the Company or any of its Subsidiaries; (ii) each deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies currently being contested in good faith and for which adequate reserves, as applicable, have been established in the Company's financial statements in accordance with United States generally accepted accounting principles; (iii) there are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries, except Liens relating to current Taxes not yet due and payable or otherwise being contested in good faith as to which appropriate reserves have been established in the Company's financial statements in accordance with United States generally accepted accounting principles; (iv) all Taxes which the Company or any of its Subsidiaries are required by law to withhold or to collect for payment have been duly withheld and collected; (v) none of the Company or any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any taxing authority; and (vi) no written claim has been made by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

          (c) Except as set forth in Section 4.14(c) of the Company Disclosure Schedule, there is no Contract or other arrangement, plan or agreement by or with the Company or any of its Subsidiaries covering any person that, individually or collectively, could give rise to the payment of any amount by the Company or any of its Subsidiaries that would not be deductible by the Company or such Subsidiary by reason of Sections 280G or 162(m) of the Code (or any corresponding provision of state, local or foreign law).

          (d) Except as set forth in Section 4.14(d) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has made available to Acquisition Corp. and Parent true, correct and complete copies of all income Tax Returns, and all examination reports and statements of deficiencies assessed against or agreed to by any of the Company or any of its

Subsidiaries that have been filed by or submitted to any of the Company or any of its Subsidiaries for all taxable years not barred by the statute of limitations.

          (e) Except as set forth in Section 4.14(e) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) is a party to or bound by any Tax allocation or Tax sharing agreement with any persons or entity other than the Company and its Subsidiaries, (iii) has any liability for the Taxes of any Person (other than any of the Company or any of its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise or (iv) has any liability for the Taxes of any Person other than the Company, the Subsidiaries of the Company or in connection with the acquisition, directly or indirectly, of any Person acquired by the Company or any of its Subsidiaries, other than under leases relating to the Leased Real Property.

          (f) Except as set forth in Section 4.14(f) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law);
(ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale made prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

          (g) None of the Company or any of its Subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section (897)(c)(1)(A)(ii) of the Code.

          (h) Except as set forth in Section 4.14(h) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

          (i) As used in this Section 4.14, the terms (i) "Tax" (and, with correlative meaning, "Taxes") means: (A) any federal, state, local or foreign income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp, environmental or other tax, or any other tax of any kind whatsoever, whether disputed or not, together with any interest or penalty or addition to tax imposed by any Governmental Authority and (B) any liability of the Company or any of its Subsidiaries for payments of a type described in clause (A) as a result of (I) any obligation of the Company or any of its Subsidiaries under any tax sharing agreement or tax indemnity agreement or (II) the Company or any of its Subsidiaries being a member of an affiliated group (other than one of which the Company is the parent); and (ii) "Tax Return" means any report, return or other information or document required to be supplied to or filed with a taxing authority in connection with Taxes.

     4.15 Intellectual Property.

          (a) Section 4.15(a) of the Company Disclosure Schedule contains a complete and accurate list of all (a) except for shrink wrap, click wrap or other standard form licenses for commercially available software, patented or registered Intellectual Property (as defined in Section 4.15(b) below) owned or used by and material to the Company and each of its Subsidiaries, (b) pending patent applications and applications for registrations of other Intellectual Property filed by the Company and each of its Subsidiaries, (c) material unregistered trademarks and servicemarks owned by the Company and each of its Subsidiaries, and (d) except for shrink-wrap, click-wrap or other standard form licenses for unmodified commercially available software purchased or licensed for less than $50,000, all written licenses and other agreements by which the Company and each of its Subsidiaries grants to any third party the right to use any Intellectual Property owned by the Company or its Subsidiaries, all licenses and other agreements by which any third party grants to the Company or any of its Subsidiaries the right to use any material Intellectual Property and all other agreements that restrict the Company's and each of its Subsidiaries' ability to use or disclose any material Intellectual Property owned or used by the Company or any of its Subsidiaries, in each case identifying the subject Intellectual Property.

          (b) Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries owns and possesses, free and clear of any Liens, or has a valid and enforceable license or otherwise has the right to use, all material Intellectual Property set forth in or required to be set forth in Section 4.15(a) of the Company Disclosure Schedule and all other Intellectual Property necessary for the operation of their respective businesses as currently conducted. As used in this Agreement, the term "Intellectual Property" means: (i) registered and unregistered trademarks, service marks, trade names, Internet domain names, and trade dress (including the good will associated with each); (ii) patents, patent applications, patent disclosures, inventions and related know how; (iii) registered and unregistered copyrights, copyrightable works and mask works; (iv) computer software, data and databases including, but not limited to, object code, source code, related documentation and all copyrights therein; (v) trade secrets and confidential information; and
(vi) all other intellectual property rights. Without limiting the generality of the foregoing and for the purpose of clarity, "Intellectual Property" includes intellectual property identified in clauses (i) through (vi) of the preceding sentence which may be embodied in: computer software (including source code, object code, data, databases and related documentation); systems, processes, methods, devices, machines, designs or articles of manufacture (whether patentable or unpatentable and whether or not reduced to practice); improvements thereto; technology; proprietary information; specifications; flowcharts; blueprints; schematics; protocols; programmer notes; customer and supplier lists; pricing and cost information; business and marketing plans; and proposals.

          (c) Except as set forth in Section 4.15(c) of the Company Disclosure Schedule, no loss or expiration of any Intellectual Property owned or used by the Company or any of its Subsidiaries is pending, or to the knowledge of the Company, threatened or reasonably foreseeable, which loss or expiration would have or reasonably be expected to have a Company

Material Adverse Effect. The Company and each of its Subsidiaries have taken all necessary reasonable steps to maintain and protect the material Intellectual Property owned by the Company or any of its Subsidiaries and will continue to maintain and protect all of the Intellectual Property prior to Closing, in each such case so as not to materially and adversely affect the validity or enforceability thereof. The Company and its Subsidiaries do not have any actual knowledge that the owners of any material Intellectual Property licensed to the Company or any of its Subsidiaries have not taken commercially reasonable action to maintain and protect the Intellectual Property which are subject to such licenses.

          (d) Except as set forth in Section 4.15(d) of the Company Disclosure Schedule, (i) all of the material Intellectual Property owned by the Company or any of its Subsidiaries is valid and enforceable, (ii) no material claim by any third party has been made since February 1, 2004, is currently outstanding or, to the knowledge of the Company is threatened, against the Company or any of its Subsidiaries contesting the validity, enforceability, use or ownership of any of the Intellectual Property owned or used by the Company or any of its Subsidiaries, (iii) neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise conflicted with, and the operation of their business as currently conducted will not infringe, misappropriate or conflict with, any Intellectual Property of any third party, and neither the Company nor any of its Subsidiaries has received any notices asserting such a claim (including, without limitation, any demands to license any Intellectual Property from any third party) since February 1, 2004, and (iv) to the knowledge of the Company and its Subsidiaries, none of the material Intellectual Property owned or used by the Company or any of its Subsidiaries has been or is currently being infringed, misappropriated or otherwise violated by any third party. The transactions contemplated by this Agreement will not have a Company Material Adverse Effect on the Company's and its Subsidiaries' right, title or interest in and to the Intellectual Property owned or used by the Company or any of its Subsidiaries and all of such Intellectual Property shall be owned or available for use by the Company and its Subsidiaries on substantially the same terms and conditions immediately after the Closing.

          (e) Except as set forth in Section 4.15(e) of the Company Disclosure Schedule, to the knowledge of the Company, all of the computer software, computer firmware, computer hardware (whether general or special purpose) and other similar or related computer systems or software that are used or relied on by Company and its Subsidiaries in the conduct of their respective businesses is sufficient for the immediate and currently contemplated future needs of such businesses and is currently functioning without material errors.

     4.16 Licenses and Permits. The Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority ("Permits") necessary for the Company and its Subsidiaries to own, lease and operate its properties and carry on its business as it is now being conducted in all material respects (the "Company Permits"). As of the date hereof, all of the Company Permits are in full force and effect and no material violation, suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Except as disclosed in Section 4.16 of the Company Disclosure Schedule, none of the Company Permits will be terminated or impaired in any material respect or become terminable, in whole or in part, as a result of the Transactions.

     4.17 Material Contracts.

          (a) Section 4.17(a) of the Company Disclosure Schedule sets forth a list (in effect as of the date of this Agreement) of each of the following Contracts (and each amendment or modification thereto), excluding purchase order and sales orders made in the ordinary course of business consistent with past practices: (i) pension, profit sharing, equity option, employee equity purchase, bonus or other plan or Contract of the Company or any of its Subsidiaries providing for deferred or other compensation to employees, former employees or consultants, or any collective bargaining agreement or other Contract of the Company or any of its Subsidiaries with any labor union; (ii) Contract for the employment of any officer, individual employee or other Person relating to the Company or any of its Subsidiaries on a full-time, part-time, consulting or other basis or relating to loans to members, managers, officers, directors or Affiliates of the Company or any of its Subsidiaries; (iii) Contract under which the Company or any of its Subsidiaries has advanced or loaned or agreed to advance or loan to any other Person amounts exceeding $100,000 in the aggregate, other than (x) from the Company or a Subsidiary in the ordinary course of business, and (y) in connection with the construction of stores pursuant to a lease agreement relating to such Leased Real Property in the ordinary course of business, which is set forth in Section 4.17(a) of the Company Disclosure Schedule but it is understood that such schedule is only current as of August 27, 2005); (iv) Contract of the Company or any of its Subsidiaries relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company and its Subsidiaries; (v) Contract by which the Company or any of its Subsidiaries guarantees, endorses or otherwise becomes or is contingently liable upon the Liability of any other Person (other than by endorsements of instruments in the ordinary course of collection), or guaranties of the payment of dividends or other distributions upon the shares of any other Person; (vi) Contract under which the Company or one of its Subsidiaries is lessee of or holds or operates any property, real or personal, owned by any other Person, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $100,000; (vii) Contract under which the Company or one of its Subsidiaries is lessor of or permits any other Person to hold or operate any property, real or personal, owned or controlled by the Company or one of its Subsidiaries other than immaterial rights of way, easements, covenants or similar rights to real property; (viii) Contract of the Company or any of its Subsidiaries that is a settlement, conciliation or similar agreement requiring payment as of or after the execution date of this Agreement of consideration in excess of $50,000; (ix) material Contract of the Company or any of its Subsidiaries relating to any intangible property (including any Intellectual Property) or any other agreements affecting the Company's or any of its Subsidiaries' ability to use or disclose any Intellectual Property; (x) warranty agreement of the Company or any of its Subsidiaries relating to the services rendered or products sold or leased by it; (xi) distribution, supply or franchise agreement of the Company or any of its Subsidiaries; (xii) each Contract of the Company or any of its Subsidiaries with a term of more than three (3) months which is not terminable by the Company or one of its Subsidiaries upon less than thirty-two (32) days' notice without material penalty and involves a consideration in excess of $250,000 in the aggregate annually; (xiii) Contract prohibiting the Company or any of its Subsidiaries from freely engaging in business in any jurisdiction in the world in any material respect; (xiv) Contract of the Company or any of its Subsidiaries which involves the processing, auditing, originating or servicing of credit cards, including private label credit cards, debit cards, gift cards and other prepaid cards, and the related accounts and receivables; and (xv) Contract or group of related Contracts of the Company or any of its Subsidiaries which involves a consideration in excess of $500,000 in the aggregate annually other than purchase orders for inventory in the ordinary course of business consistent with past practices of the Company and its Subsidiaries (the items listed in clauses (i) through (xv) hereof, together with any Contract required to be disclosed pursuant to Section 4.15 hereof, collectively, the "Material Contracts"). The Company has made available to Acquisition Corp. a correct and complete copy of each Material Contract listed in Section 4.17(a) of the Company Disclosure Statement.

          (b) Except as disclosed in Section 4.17(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is, nor to the Company's knowledge, is any other party, in material default under any Material Contract and (ii) there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute a material default. All Contracts to which the Company or any of its Subsidiaries is a party, or by which any of their respective assets are bound, are valid and binding, in full force and effect and enforceable against the Company or any such Subsidiary, as the case may be, and to the Company's knowledge, the other parties thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to the general principles of equity and except as would not be material to the Company and its Subsidiaries, taken as a whole.

     4.18 Environmental Laws. Except as disclosed in Section 4.18 of the Company Disclosure Schedule:

          (a) The Company and its Subsidiaries have complied and are in compliance in all material respects with all Environmental Laws, including without limitation all environmental permits required by Environmental Law for the occupation of the Company's or its Subsidiaries' properties or facilities.

          (b) Neither the Company nor any of its Subsidiaries has received any written, or to the knowledge of the Company other notice or report regarding any violation of, or liability under, Environmental Laws with respect to its past or current operations or its past or current real properties or facilities which would be material to the Company and its Subsidiaries, taken as a whole.

          (c) Neither the Company nor any of its Subsidiaries, nor any predecessor or Affiliate of the Company or its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released, or exposed any Person to, any substance, or owned or operated its business or any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any material or potentially material liabilities or material or potentially material investigative, corrective or remedial obligations pursuant to CERCLA or any other Environmental Laws.

          (d) The Company has made available to Acquisition Corp. and Parent all material environmental audits, reports and other material environmental documents relating to the Company or any of its Subsidiaries or its or their current operations, properties or facilities (and any past operations, properties or facilities with respect to which environmental matters remain unresolved and are material to the Company and its Subsidiaries taken as a whole) which are in their possession or under its or their reasonable control.

          (e) Except for any other representations in this Agreement expressly referring to environmental matters, the representations contained in this
Section 4.18 shall be the exclusive representations and warranties with respect to environmental matters (including, without limitation, compliance with Environmental Laws and Hazardous Substances).

          "Environmental Laws" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other requirements having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, as the foregoing are enacted or in effect, on or prior to the Closing Date.

          "Hazardous Substances" shall mean any hazardous, toxic or polluting substance, material or waste or any other substance for which liability or standards of conduct are imposed under Environmental Laws, and shall include including petroleum or any derivative or by-product thereof, asbestos containing materials, radioactive materials, odors, mold and polychlorinated biphenyls.

          "Release" shall mean any release, spill, leak, discharge, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape.

     4.19 Opinion of Financial Advisor. The Special Committee has received the written opinion of Rothschild Inc. (the "Financial Advisor") to the effect that, as of the date hereof, subject to the factors and assumptions in the opinion, the Offer Price and the Merger Consideration to be received by the holders of Common Shares other than Robert M. Goodfriend and his immediate family and family trusts pursuant to the Offer and the Merger are fair to such holders from a financial point of view. The Company has made available a copy of such opinion to Parent.

     4.20 Brokers. Except for the liability to the Financial Advisor pursuant to the engagement letter delivered to Acquisition Corp. prior to the date hereof, none of the Company or any of its Subsidiaries has or will have any liability for any brokerage fees, commissions, finder's fees or investment banking fees connection with the Transactions. Prior to the execution hereof, the Company has made available to Parent a complete and correct copy of all agreements between the Company and any broker, finder or investment banker pursuant to which any such Person would be entitled to any payment relating the Transactions.

     4.21 Special Committee and Company Board Recommendations. The Special Committee has unanimously (i) declared the advisability of this Agreement and the Transactions, (ii) determined that this Agreement and the Transactions, including the Offer and the Merger, are fair to and in the best interests of the shareholders of the Company, (iii) determined that the consideration to be paid in the Offer and the Merger is fair to and in the best interests of the shareholders of the Company, (iv) recommended that the Company Board approve and adopt this Agreement and the Transactions, including the Offer and the Merger,
(v) recommended that the Company's shareholders accept the Offer and tender their Common Shares, and (vi) subject to the provisions of Section 6.08 hereof, resolved to recommend that the shareholders of the Company approve and adopt this Agreement and the Merger and the other Transactions. Based upon the recommendation of the Special Committee, the Company Board, at a meeting duly called and held, has (i) declared the advisability of this Agreement and the Transactions and approved and adopted this Agreement and the Transactions, including the Offer and the Merger, in accordance with the Tenn. Acts and the Company's charter and bylaws, (ii) determined that this Agreement and the Transactions, including the Offer and the Merger, are fair to and in the best interests of the shareholders of the Company, (iii) determined that the consideration to be paid in the Offer and the Merger is fair to and in the best interests of the shareholders of the Company and (iv) subject to the provisions of Section 6.08 hereof, resolved to recommend that the shareholders of the Company accept the Offer and tender their Common Shares and approve and adopt this Agreement and the Merger and the other Transactions.

     4.22 Required Shareholder Vote. The approval of this Agreement at the Shareholders Meeting (as defined in Section 6.02) by the holders of a majority of the issued and outstanding Common Shares entitled to vote at the Shareholders Meeting (the "Shareholder Approval") is the only vote of the holders of any class or series of the Company's securities necessary to adopt and approve this Agreement, the Merger and the other Transactions.

     4.23 Related Party Transactions. Except as set forth in Section 4.23 of the Company Disclosure Schedule or otherwise disclosed in the SEC Reports, no director, executive officer or any person who beneficially owns 5% or more of the issued and outstanding Common Shares is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its subsidiaries or has engaged in a transaction with any of the foregoing within the last 12 months, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

     4.24 Assets and Properties.

          (a) The Company and its Subsidiaries have good title to, or a valid leasehold interest in or valid right to use, all material properties and assets used by them, located on their premises or shown on the consolidated balance sheet of the Company and its Subsidiaries as of August 27, 2005 or acquired after the date thereof, free and clear of all Liens (other than properties and assets disposed of in the ordinary course of business since August 27, 2005, except for Liens disclosed on such consolidated balance sheet, and except for Permitted Liens). The Company and its Subsidiaries own, have a valid leasehold interest in, or have the valid and enforceable right to use all assets, tangible or intangible, necessary for the conduct of their businesses as presently conducted. Except as set forth in Section 4.24(a) of the Company Disclosure Schedule and except as would not have a Company Material Adverse Effect, all of the Company's and its Subsidiaries' buildings (including all components of such buildings, structures and other improvements), and all equipment, machinery, fixtures, improvements and other tangible assets (whether owned or leased) are in adequate condition and repair (ordinary wear and tear excepted) for the operation of their businesses as presently conducted.

          (b) Section 4.24(b) of the Company Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property. With respect to each parcel of Owned

Real Property, except as set forth in Section 4.24(b) of the Company Disclosure
Schedule: (i) the Company or its Subsidiaries have fee simple title, free and clear of all Liens except Permitted Liens as of the Closing Date; (ii) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

          (c) Section 4.24(c) of the Company Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). The Company has made available to Parent and Acquisition Corp. a complete copy of each such Lease. Neither the Company nor its Subsidiaries are party to any oral Leases. Except as set forth in Section 4.24(c) of the Company Disclosure Schedule, with respect to each of the Leases:
(i) as to the Company and its Subsidiaries, such Lease is legal, valid, binding, enforceable and in full force and effect in all material respects; (ii) the transaction contemplated by this Agreement does not require the consent of or notice to any other party to such Lease, will not result in a material breach of or material default under such Lease, will not give rise to any recapture or similar rights, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) none of the Company, its Subsidiaries, or, to the knowledge of the Company, any other party to the Lease is in material breach or material default under such Lease and no event, with the passage of time or giving of notice or both, would constitute a material breach or default under such Lease; (iv) the other party to such Lease is not an Affiliate of the Company or any of its Subsidiaries; (v) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the contractual right to use or occupy such Leased Real Property or any portion thereof; (vi) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein; and (x) there are no Liens on the estate or interest created by such Lease except for Permitted Liens. Except as set forth in Section 4.24(c) of the Company Disclosure Schedule, none of the Leases contain any capital expenditure requirements or remodeling obligations of the Company or any of its Subsidiaries other than ordinary maintenance and repair obligations.

          (d) For purposes of this Agreement, "Permitted Liens" shall mean (i) statutory landlord's, mechanic's, carrier's, workmen's, repairmen's or other similar Liens arising or incurred in the ordinary course of business for amounts which are not due and payable and which would not, individually or in the aggregate, have a Material Adverse Effect on the business of the Company and its Subsidiaries as currently conducted thereon, (ii) such easements, covenants and other restrictions or encumbrances of record as do not materially affect the ownership or use of the properties or assets subject thereto or affected thereby or otherwise materially affect, restrict or impair business operations at such properties, and (iii) liens pursuant to that certain loan agreement with The CIT Group/Business Credit, Inc.

     4.25 Labor and Employment Matters.

          (a) Except as set forth in Section 4.25 of the Company Disclosure Schedule, (i) there is no labor strike, material labor dispute, slowdown, stoppage or lockout actually pending, or, to the knowledge of the Company, threatened against the Company or any of its

Subsidiaries, and during the past three years there has not been any such action, (ii) no labor organization claims to represent the employees of the Company or any of its Subsidiaries, (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement with any labor organization, (iv) none of the employees of the Company or any of its Subsidiaries is represented by any labor organization and the Company does not have any knowledge of any current union organizing drive involving the employees of the Company or any of its Subsidiaries, nor does any question concerning representation exist concerning such employees, (v) the Company and its Subsidiaries are, and have at all times been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law, (vi) there is no pending, or to the knowledge of the Company, threatened material unfair labor practice charge or complaint against the Company or any of its Subsidiaries before the National Labor Relations Board or any similar state or foreign agency, (vii) there is no material grievance arising out of any collective bargaining agreement, (viii) no material charges with respect to or relating to the Company or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices, (ix) neither the Company nor any of its Subsidiaries has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of its Subsidiaries and no such investigation is in progress, and (x) there are no material complaints, lawsuits or other proceedings pending or to the knowledge of the Company threatened in any forum by or on behalf of any present or former employee of the Company or any of its Subsidiaries alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

          (b) To the actual knowledge of the Company, as of the date hereof, no officer with a title of vice president or higher of the Company or any of its Subsidiaries is subject to any noncompete, nonsolicitation, employment, consulting or similar agreement relating to, affecting or in conflict with the present or proposed business activities of the Company and its Subsidiaries, except agreements between the Company or any Subsidiary of the Company and its present and former officers and employees.

          (c) No notice is required under any law or collective bargaining agreement with respect to the Transactions, and all bargaining obligations with any employee representative have been, or prior to the Closing will be, satisfied. Within the past three years, neither the Company or any of its Subsidiaries has implemented any plant closing or mass layoff that triggered notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the "WARN Act"), and no such action will be implemented without advance notification to Purchaser.

     4.26 Insurance. Set forth in Section 4.26 of the Company Disclosure
Schedule is a list of all property, casualty and general liability insurance policies and surety bonds maintained by the Company and each of its Subsidiaries and a description of the type of insurance covered by such policies, the dollar limit and deductible of the policies and the annual premiums for such policies. All premiums due and payable under all such policies and bonds have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Except as set forth in Section 4.26 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries maintains any material self-insurance or co-insurance programs covering property, casualty and general liability. Except as set forth in Section 4.26 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries has any material disputed claim or claims with any insurance provider relating to any claim for insurance coverage under any policy or insurance maintained by the Company or any of its Subsidiaries.

     4.27 Company Expenses. Section 4.27 of the Company Disclosure Schedule sets forth, as of the Effective Time, the Company's good faith estimate of the amount of Expenses (as defined in Section 9.01(a)) incurred or which may be incurred prior to the Effective Time by the Company in connection with the Transactions including, but not limited to, those incurred or which may be incurred by the Financial Advisor and counsel to the Company (including Expenses incurred in connection with the preparation and filing of the Proxy Statement).

     4.28 State Takeover Statutes. To the Company's knowledge, and as currently contemplated by the Agreement, the Company Board has taken all actions so that no "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (including any such statute or regulation under the Tenn. Acts) applicable to the Company shall be applicable to the Merger or the other Transactions. No state takeover or other similar statute or regulation is applicable to the Offer, the Merger, this Agreement, the Support Agreement or the Acquisition Corp. Stock Option Agreement (including any amendments to such agreements) or the other transactions contemplated by this Agreement or any of the other Transaction Agreements.

     4.29 Suppliers. Section 4.29(a) of the Company Disclosure Schedule sets forth a list of the top twenty (20) suppliers of the Company and its Subsidiaries (by volume of purchases from such suppliers), for the fiscal years ended February 1, 2003, January 31, 2004 and January 29, 2005 and for the seven-month period ended August 27, 2005. Neither the Company nor any of its Subsidiaries has received any notification from any supplier to the Company and its Subsidiaries set forth on such list to the effect that such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company and its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Section 4.29(b) of the Company Disclosure Schedule sets forth all purchase commitments of the Company and its Subsidiaries for inventory (other than with respect to purchase orders in the ordinary course of business), including all fabric vendor commitments. The Company has provided Acquisition Corp. with release letters from all Persons other than the Persons set forth in Section 4.29(b) of the Company Disclosure Schedule to whom the Company or any of its Subsidiaries had any obligations with respect to purchase commitments (other than with respect to purchase orders in the ordinary course of business).

     4.30 No Other Representations or Warranties.

          (a) Except for the representations and warranties contained in this Agreement, Parent and Acquisition Corp. acknowledge that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company with respect to any other information provided to Parent. Except in the case of fraud or willful misrepresentation, neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent or any other Person resulting from the distribution to Parent, or use by Parent of, any such information, including any information, documents, projections, forecasts or other material made available to Parent in certain "data rooms", confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement.

          (b) In connection with investigation by Parent of the Company and its Subsidiaries, Parent has received or may receive from the Company and/or its Subsidiaries certain projections, forward-looking statements and other forecasts and certain business plan information. Parent acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent is familiar with such uncertainties, that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that, absent fraud or willful misrepresentation, Parent shall have no claim against anyone with respect thereto. Accordingly, Parent acknowledges that the Company makes no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), except for representations or warranties which expressly reference such terms (if any) including in the Company Disclosure Schedule.

                                   ARTICLE 5

         REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION CORP.

     Parent and Acquisition Corp. represent and warrant to the Company that:

     5.01 Organization and Qualification. Each of Acquisition Corp. and Parent is a corporation duly organized, validly existing and in good standing (to the extent such concept is relevant in such jurisdiction) under the laws of its jurisdiction of formation and has the requisite power and authority to carry on its business as now being conducted, except where the failure to be in good standing would not, individually or in the aggregate, have a Acquisition Corp. Material Adverse Effect (as defined below). Each of Acquisition Corp. and Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Acquisition Corp. Material Adverse Effect. As used in this Agreement, the term "Acquisition Corp. Material Adverse Effect" means any effect, event or change that prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of Parent and Acquisition Corp. to perform in all material respects their obligations under this Agreement or to consummate the Transactions in accordance with the terms hereof.

     5.02 Charter Documents and Bylaws. Parent has heretofore made available to the Company a complete and correct copy of the Charter and the bylaws of Parent in full force and effect as of the date hereof. Parent is not in violation of any of the provisions of its charter or bylaws. Parent has heretofore made available to the Company a complete and correct copy of the Charter and the bylaws (or equivalent organizational documents) of each Subsidiary of Parent (including Acquisition Corp.) in full force and effect as of the date hereof. No Subsidiary of Parent (including Acquisition Corp.) is in violation of any of the provisions of its articles of incorporation or bylaws (or equivalent organizational documents). Acquisition Corp. is or immediately prior to the Offer Payment Date, will be a wholly owned subsidiary of Parent.

     5.03 Authority Relative to this Agreement. Each of Acquisition Corp. and Parent has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions pursuant to the Tenn. Acts or the General Corporation Law of the State of Delaware, as applicable. The execution and delivery of this Agreement and the Acquisition Corp. Stock Option Agreement and the consummation of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Acquisition Corp. or Parent are necessary to authorize their execution and delivery of this Agreement or to consummate the Transactions (other than the filing and recordation of appropriate merger documents as required by the Tenn.
Acts). This Agreement has been duly and validly executed and delivered by each of Acquisition Corp. and Parent, and (assuming this Agreement constitutes a valid and binding obligation of the Company) constitutes the valid and binding obligations of each of Acquisition Corp. and Parent, enforceable against them in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity. The Acquisition Corp. Stock Option Agreement has been duly and validly executed and delivered by Acquisition Corp., and (assuming the Acquisition Corp. Stock Option Agreement constitutes a valid and binding obligation of the Company) constitutes the valid and binding obligations of Acquisition Corp., enforceable against Acquisition Corp. in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

     5.04 No Violation; Required Filings and Consents.

          (a) The execution and delivery by each of Acquisition Corp. and Parent of this Agreement does not, and the performance of this Agreement and the consummation by each of Acquisition Corp. and Parent of the Transactions will not, (i) conflict with or violate any provision of Parent's charter or bylaws or conflict with or violate any provision of the articles of incorporation or bylaws or equivalent organizational documents of any Subsidiary of Parent (including Acquisition Corp.), (ii) conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any asset of Parent or any of its Subsidiaries is bound or affected, (iii) materially conflict with, result in any breach of or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or give rise to a loss of any benefit to which Parent or any Subsidiary of Parent or any party controlling Parent is entitled under any provision of any Contract or (iv) result in the creation or imposition of a material Lien on any asset of Parent or any of its Subsidiaries, in each case, in a manner that would prevent the consummation of the Transaction or have a material adverse effect on Acquisition Corp.'s ability to consummate the transaction.

          (b) The execution and delivery by each of Acquisition Corp. and Parent of this Agreement does not, and the performance of this Agreement and the consummation by each of Acquisition Corp. and Parent of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements, if any, of the Exchange Act, the Securities Act, Nasdaq, the HSR Act and the rules and regulations thereunder, and any filing and recordation of appropriate documents for the Merger as required by the Tenn. Acts.

     5.05 Litigation. There is no material suit, claim, action, proceeding or investigation pending or, to Parent's knowledge, threatened against Parent or Acquisition Corp., at law or in equity. As of the date hereof, neither Parent nor Acquisition Corp. is subject to any outstanding order, writ, injunction or decree.

     5.06 Brokers. No broker, finder, financial adviser or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by, or on behalf of, Parent or any of its Subsidiaries.

     5.07 Information to be Supplied.

          (a) None of the information to be supplied by Parent to the Company for inclusion in the Proxy Statement to be filed by the Company with the SEC and to be sent to the shareholders of the Company in connection with the Shareholders Meeting will, at the time it is sent to the shareholders of the Company or at the time of the Common Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (b) Each document required to be filed by Parent or Acquisition Corp. with the SEC in connection with the Transactions (the "Parent Disclosure Documents"), including, without limitation, the Offer Documents, to be filed with the SEC in connection with the Offer or the Merger, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

          (c) None of the Offer Documents or any other document required to be filed by Parent or Acquisition Corp. with the SEC in connection with the Offer, the Merger or any other transaction contemplated hereby, nor any information supplied by Parent or Acquisition Corp. for inclusion in the Schedule 14D-9, any filing pursuant to Rule 14f-1 under the Exchange Act, the Proxy Statement or any such other filings by the Company, or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to shareholders of the Company, as the case may be, will, when filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

          (d) Notwithstanding any provision to the contrary in this Agreement, the representations and warranties contained in this Section 5.07 will not apply to statements or omissions included in the Parent Disclosure Documents or the Offer Documents based upon information furnished to Parent or Acquisition Corp. in writing by the Company or any of their representatives specifically for use therein.

     5.08 Financing.

          (a) Parent has delivered to the Company true and complete copies of the commitment letter ("Commitment Letter"), dated as of the date hereof, between Acquisition Corp. and Sun Capital Partners IV, LP, which permits the Company to rely upon the terms of the Commitment Letter. The Commitment Letter has not been amended or modified prior to the date of this Agreement, and the respective commitments contained in the Commitment Letter have not been withdrawn or rescinded in any respect. The Commitment Letter is in full force and effect. The aggregate proceeds contemplated by the Commitment Letter, which in the case of the Merger together with available cash of the Company, will be sufficient for Acquisition Corp. and the Surviving Corporation to pay the aggregate Offer Price and the Aggregate Merger Consideration.

     5.09 Holding Corp. and Acquisition Corp. Each of Holding Corp. and Acquisition Corp. has been formed for the purpose of engaging in the Transactions and prior to the Offer will have engaged in no other business activities.

                                    ARTICLE 6

                                    COVENANTS

     6.01 Interim Operations. Except as otherwise contemplated by this Agreement or as set forth in Section 6.01 of the Company Disclosure Schedule or as consented to in writing by Parent, the Company covenants and agrees that during the period from the date of this Agreement to the Effective Time (or until termination of this Agreement in accordance with Article 8 hereof):

          (a) the business and operations of the Company and its Subsidiaries shall be conducted only in the ordinary course of business and the Company and its Subsidiaries shall use their reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with their material customers, suppliers, licensors, licensees, advertisers, distributors and other material third parties having business dealings with them and to preserve the goodwill of their respective businesses;

          (b) the Company shall not (i) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other securities or any securities convertible or exercisable into, or any rights, warrants or options to acquire, any such shares, securities or convertible securities or any other securities or equity equivalents

(including without limitation stock appreciation rights or phantom interests), except for issuances of Common Shares upon the exercise of Options outstanding as of the date hereof or (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to repurchase, redeem or otherwise acquire, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries (including, without limitation, securities exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock or other equity interests of the Company or any of its Subsidiaries);

          (c) the Company shall not (i) sell, transfer or pledge, or agree to sell, transfer or pledge, any equity interest owned by it in any of its Subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its Subsidiaries, (ii) amend or otherwise change its charter, articles of incorporation or bylaws or permit any of its Subsidiaries to amend its articles of incorporation, bylaws or equivalent organizational documents or (iii) split, combine or reclassify any shares of its capital stock, and shall not permit any of its Subsidiaries to split, combine or reclassify any shares of its capital stock;

          (d) the Company shall not, and shall not permit any of its Subsidiaries to, declare, set aside or pay any dividends on (whether in cash, stock or other property), or make any other distributions in respect of, any of its capital stock (except for dividends paid by direct or indirect wholly owned Subsidiaries to the Company or to other wholly owned Subsidiaries of the Company consistent with past practices);

          (e) neither the Company nor any of its Subsidiaries shall (i) grant or agree to any increase in any manner the compensation or fringe benefits of, or pay any bonus to, any current or former director, officer or employee except increases in the ordinary course of business consistent with past practice of less than 10% of each such individual's salary for non-officer employees, increases and bonuses expressly contemplated by or required under existing employment agreements, bonus plans and other agreements and arrangements listed or described in Section 6.01(e) of the Company Disclosure Schedule and except in connection with accelerating the vesting schedules of the Options and terminating the Options and the Stock Plans, (ii) enter into any new or materially amend any existing employment, consulting, severance, termination, change-of-control or indemnification agreement with any current or former director, officer or employee of the Company, (iii) except as set forth in
Section 6.01(e) of the Company Disclosure Schedule, as may be required to comply with applicable Law and as provided or otherwise contemplated in this Agreement (including, without limitation, Section 3.02 hereof), become obligated under any Benefit Plan that was not in existence on the date hereof or amend, modify or terminate any Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any current or former director, officer or employee in existence on the date hereof or (iv) except as may be required to comply with applicable Law and except as provided or otherwise contemplated in this Agreement (including, without limitation, Section 3.02 hereof), pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including, without limitation, the granting of, acceleration of, exercisability of or vesting of stock options, stock appreciation rights or restricted stock, except as otherwise contemplated by this Agreement), except in connection with accelerating the vesting schedules of the Options and terminating the Options and the Stock Plans;

          (f) the Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, including, without limitation, by merging or consolidating with, or purchasing the assets or capital stock or other equity interests of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof other than non-taxable transfers by or among the Company's Subsidiaries;

          (g) the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, any of its properties or assets other than (i) pursuant to existing contracts and commitments described in Section 6.01(g) of the Company Disclosure Schedule,
(ii) immaterial properties or assets (or immaterial portions of properties or assets, including those described in Section 6.01(g) of the Company Disclosure Schedule), (iii) inventory in the ordinary course of business consistent with past practice, (iv) Permitted Liens, (v) Liens relating to Taxes that are not yet due and payable or otherwise being contested in good faith and as to which appropriate reserves have been established by the Company in accordance with U.S. generally accepted accounting principles and (vi) other than non-taxable transfers by or among the Company's Subsidiaries;

          (h) the Company shall not, and shall not permit any of its Subsidiaries to, issue any letter of credit other than pursuant to the issuance of letters of credit in the ordinary course of business consistent with past practices of the Company and its Subsidiaries in an amount not to exceed $10,000,000 in the aggregate, incur, assume or pre-pay any Indebtedness, enter into any agreement to incur, assume or pre-pay any Indebtedness, guarantee, or agree to guarantee, any such Indebtedness or obligation of another person, issue or sell, or agree to issue or sell, any debt securities or options, warrants or calls or rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of others, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

          (i) the Company shall not, and shall not permit any of its Subsidiaries to, make or forgive any loans, advances or capital contributions to, guarantees for the benefit of, or investments in, any person or entity, other than (i) loans or advances in the ordinary course of business to facilitate construction or renovation of stores pursuant to Material Contracts in an amount not to exceed $2,000,000 in the aggregate, (ii) such loans between or among the Company and any of its wholly-owned Subsidiaries and (iii) cash advances to the Company's or any such Subsidiary's employees for reimbursable travel and other business expenses incurred in the ordinary course of business consistent with past practice;

          (j) the Company shall not, and shall not permit any of its Subsidiaries to, assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for the obligations of the Subsidiaries of the Company permitted under this Agreement;

          (k) neither the Company nor any of its Subsidiaries shall adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than any transaction specifically contemplated by this Agreement);

          (l) the Company shall not, and shall not permit any of its Subsidiaries to, (i) enter into, or materially amend, modify or supplement any Contract outside the ordinary course of business consistent with past practice (except as may be necessary for the Company to comply with its obligations hereunder), (ii) enter into, or materially amend, modify or supplement, any Lease or Material Contract, or (iii) waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Contract or otherwise);

          (m) the Company shall not, and shall not permit any of its Subsidiaries to, authorize or make any capital expenditures (other than pursuant to commitments prior to the date hereof or other planned capital expenditures in the ordinary course of business consistent with past practices disclosed in
Section 6.01(m) of the Company Disclosure Schedule by category) or make any commitments with respect to capital expenditures or other planned capital expenditures in the ordinary course of business consistent with past practices in excess of $1,000,000 in the aggregate;

          (n) except for customer contracts entered into in the ordinary course of business, the Company shall not, and shall not permit its Subsidiaries to, renegotiate or enter into any new license, agreement or arrangement relating to any Intellectual Property;

          (o) the Company and its Subsidiaries (i) shall continue in force insurance with good and responsible insurance companies adequately covering risks of such types and in such amounts as are consistent with the Company's past practices and (ii) shall use reasonable best efforts not permit any insurance policy naming it as beneficiary or loss payable payee to be canceled or terminated;

          (p) the Company shall not, and shall not permit any of its Subsidiaries to, establish or acquire (i) any Subsidiary other than wholly-owned Subsidiaries or (ii) Subsidiaries organized outside of the United States and its territorial possessions;

          (q) the Company shall not, and shall not permit any of its Subsidiaries to, amend, modify or waive any term of any outstanding security of the Company or any of its Subsidiaries, except (i) as required by this Agreement, (ii) except as set forth in Section 6.01(q) of the Company Disclosure Schedule, in connection with accelerating the vesting schedules of the Options to the extent required by the Stock Plans or the agreements pursuant to which such Options were granted or (iii) in connection with terminating the Options and the Stock Plans;

          (r) the Company shall, and shall cause its Subsidiaries to, (i) maintain any real property of which the Company and any of its Subsidiaries have ownership or a leasehold interest (including, without limitation, the furniture, fixtures, equipment and systems therein) in its current condition in all material respects, subject to reasonable wear and tear and subject to any casualty or condemnation and Permitted Liens, subject to the expiration of real property in accordance with their terms or (ii) pay, prior to the imposition of any Lien or material penalty all taxes, water and sewage rents, assessments and insurance premiums affecting such real property or contest them in good faith;

          (s) the Company shall not, and shall not permit any of its Subsidiaries to, enter into or materially amend any labor or collective bargaining agreement, memorandum or understanding, grievance settlement or any other agreement or commitment to or relating to any labor union, except as required by Law;

          (t) the Company shall not, and shall not permit any of its Subsidiaries to, conduct any plant closing or layoff that could implicate the WARN Act;

          (u) the Company shall not, and shall not permit any of its Subsidiaries to, settle or compromise any pending or threatened suit, action, claim or litigation, except with respect to the settlement or compromise of any such matter which does not involve equitable or injunctive relief and does not obligate the Company and its Subsidiaries to make aggregate cash payments exceeding $25,000 individually or $125,000 in the aggregate;

          (v) except as set forth in Section 6.01(v) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, change any of the accounting policies, practices or procedures (including tax accounting policies, practices and procedures) used by the Company and its Subsidiaries as of the date hereof, except as may be required as a result of a change in applicable Law or in U.S. generally accepted accounting principles;

          (w) the Company shall not, and shall not permit any of its Subsidiaries to, revalue in any material respect any of its assets (including, without limitation, writing down or writing off any notes or accounts receivable in any material manner), except as required by U.S generally accepted accounting principles;

          (x) the Company shall not, and shall not permit any of its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of Liabilities reflected on or reserved in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice, (ii) the payment of the Company's Expenses (as defined herein), including the payment of the fees and expenses of the Special Committee and the costs, fees and expenses incurred by the Special Committee or (iii) the payment of claims under any of the Benefit Plans;

          (y) the Company shall not, and shall not permit any of its Subsidiaries to, knowingly and intentionally take, or agree or commit to take, any action that would, or is reasonably likely to, make any representation or warranty of the Company contained in this Agreement inaccurate at, or as of any time prior to, the Effective Time or result in any of the conditions to the Offer or any conditions to the Merger set forth in Article 7 not being satisfied, or knowingly and intentionally omit, or agree to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate at any such time or to prevent any such condition from not being satisfied;

          (z) the Company shall not, and shall not permit any of its Subsidiaries to make or change any material tax election or change an annual accounting period with respect to

Taxes, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle or compromise any Tax claim, assessment or liability relating to the Company or any of its Subsidiaries, or surrender any right to claim a refund of Taxes, except as set forth in Section 6.01(z) of the Company Disclosure Schedule, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax benefit of the Company or any of its Subsidiaries; and

          (aa) the Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     6.02 Shareholders Meeting.

          (a) Unless the Merger is to be effected pursuant to Section 48-21-105 of the TBCA pursuant to Section 6.02(c) below, the Company, acting through the Company Board, shall, in accordance with applicable law and its charter and bylaws, duly call, establish a record date for, give notice of, convene and hold a special meeting of its shareholders (the "Shareholders Meeting") as soon as practicable following the clearance by the SEC of the Proxy Statement for the purpose of considering and voting upon the approval and adoption of this Agreement, the Merger and such other matters as may be necessary to effectuate the Transactions. The Company Board, based upon the recommendation of the Special Committee, shall (i) recommend to the shareholders of the Company the approval and adoption of this Agreement and the Merger, (ii) include in the Proxy Statement such favorable recommendation of the Company Board that the shareholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger, (iii) take all lawful actions to solicit such approval from the shareholders of the Company and (iv) not withdraw or modify such favorable recommendation, in each case, unless the Company Board based upon the recommendation of the Special Committee, after consultation with independent outside legal counsel, determines in good faith that failing to take such action is necessary for the Company Board to comply with its fiduciary duties to the Company's shareholders under applicable law.

          (b) As soon as practicable following the Offer Payment Date and in connection with the Shareholders Meeting, unless the Merger is to be effected pursuant to Section 48-21-105 of the TBCA pursuant to Section 6.02(c) below, the Company shall (i) promptly prepare and file with the SEC (but in no event later than fifteen (15) Business Days after the Offer Payment Date), use its reasonable best efforts to have cleared by the SEC and thereafter mail to its shareholders as promptly as practicable the Proxy Statement and all other proxy materials required in connection with such meeting, (ii) notify Acquisition Corp. and Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Acquisition Corp. and Parent copies of all correspondence between the Company or any representative of the Company and the SEC, (iii) shall give Acquisition Corp. and Parent and their counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Acquisition Corp. and Parent and their counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, (iv) subject to Section 6.02(a), use its reasonable best efforts to obtain the necessary approvals by its shareholders of this Agreement, the Offer and the Merger and (v) use its reasonable best efforts otherwise to comply with all legal requirements applicable to such meeting.

          (c) Notwithstanding Section 6.02 hereof or any other provision to the contrary in this Agreement, in the event that Acquisition Corp. owns at least 90% of the outstanding Common Shares pursuant to the Offer, the Acquisition Corp. Stock Option Agreement or otherwise, the parties hereto agree, at the request of Parent and subject to Article 7 hereof, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with Section 48-21-105 of the TBCA.

     6.03 Filings and Consents. Subject to the terms and conditions of this Agreement, each of the parties hereto (i) shall use all reasonable best efforts to cooperate with one another in determining which filings are required to be made by each party prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained by each party prior to the Effective Time from, Governmental Authorities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (ii) shall use reasonable best efforts to assist the other parties hereto in timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers required to be made and obtained by the other party. Without limiting the foregoing, (a) the Company shall give all required notices to third parties and use reasonable best efforts to obtain all consents identified or required to be identified on Section 4.06(a) or Section 4.06(b) of the Company Disclosure Schedule (provided that the Company shall not be required to make any payment to obtain such consents, approvals, permits, authorizations or waivers if it has provided Acquisition Corp. with reasonable notice of such required payment and Acquisition Corp., in its sole discretion, does not consent to such payment) and
(b) each of the parties hereto shall (and shall use its reasonable best efforts to cause their Affiliates, directors, officers, employees, agents, attorneys, accountants and representatives to) consult and fully cooperate with and provide assistance to each other in seeking early termination of any waiting period under the HSR Act or any foreign merger control or competition laws and regulations, if applicable; it being agreed that no party shall be under any obligation to divest of any assets or hold separate any assets or take any other similar measures in connection with any demand therefor by any Governmental Authority as a pre-condition to the approval of the Transactions by any such Governmental Authority. Prior to making any application to or filing with any Governmental Authority in connection with this Agreement, each party shall provide the other party with drafts thereof (excluding any confidential information included therein) and afford the other party a reasonable opportunity to comment on such drafts.

     6.04 Access to Information. From the date of this Agreement until the earlier of the Effective Time or the date this Agreement is properly terminated in accordance with Article 8, and subject to the requirements of any Law, including any anti-trust Law, the Company will, and will cause each of its Subsidiaries, and will use its reasonable best efforts to cause each of their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors and representatives (collectively, the "Company Representatives") to, give Acquisition Corp. and Parent and their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors, representatives, consultants and financing sources (collectively, the "Acquisition Corp. Representatives") access, upon reasonable notice and during the Company's normal business hours, to the offices and other facilities, to the senior officers and other Company Representatives, and to the books and records of the Company and each of its Subsidiaries and use reasonable best efforts to provide access to vendors, landlords and other Persons with business relationships with the Company or any of its Subsidiaries and will cause the Company Representatives and its Subsidiaries to furnish or make available to Parent, Acquisition Corp. and the Acquisition Corp. Representatives such financial and operating data and such other information with respect to the business and operations of the Company or any its Subsidiaries as Parent, Acquisition Corp. or the Acquisition Corp. Representatives may from time to time reasonably request. At any time after the date hereof, at the request of Parent, the Company shall (and shall cause its Subsidiaries to) use commercially reasonable efforts to obtain estoppel letters from landlords pursuant to the Leases. Unless otherwise required by Law, each of Parent and Acquisition Corp. will, and will cause the Acquisition Corp. Representatives to, hold any such information in confidence in accordance with the terms of Confidentiality Agreement (as defined below). Except as otherwise agreed to by the Company, and notwithstanding termination of this Agreement, the terms and provisions of the Confidentiality Agreement, dated as of June 20, 2005 (the "Confidentiality Agreement"), between the Company and Sun Capital Partners Group IV, Inc. shall apply to all information furnished to any Acquisition Corp. Representative by any Company Representative hereunder or thereunder.

     6.05 Notification of Certain Matters. Each of the parties hereto shall promptly notify the others in writing of (a) receipt of any notice from any third party alleging that the consent of such third party is or may be required in connection with the Transactions, (b) any event or occurrence that has a Company Material Adverse Effect or Acquisition Corp. Material Adverse Effect, as the case may be, (c) any material claims, actions, proceedings or governmental investigations commenced or, to its knowledge, threatened, involving or affecting the Company or any of its Subsidiaries or any of their property or assets, (d) any representation or warranty made by such party contained in this Agreement becoming untrue or inaccurate which would be material to the Company and its Subsidiaries taken as a whole, and (e) any failure of the Company, Acquisition Corp. or Parent, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding anything in this Agreement to the contrary, no such notification or investigation by any party shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party hereunder, nor shall it limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     6.06 Public Announcements. Each of the parties hereto agrees that, promptly following the execution of this Agreement, the Company shall (a) issue a press release substantially in the form attached hereto as Exhibit E announcing the execution of this Agreement and the Transactions (the "Press Release") and (b) file a current report with the SEC on Form 8-K attaching the Press Release and a copy of this Agreement as exhibits. Thereafter, the parties hereto agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer, the Merger and the other Transactions, agree to provide to each other for review a copy of any such press release or statement other than a press release or public statement with respect to which the substantially the same disclosure has previously been the subject of agreement between the parties hereto, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable Law or any listing agreement with a securities exchange or Nasdaq; provided that Parent and its shareholders may provide information to their respective investors in the ordinary course of business consistent with past practice.

     6.07 Further Assurances; Reasonable Best Efforts. Except as expressly provided in this Agreement, prior to the Effective Time, the parties hereto shall use their reasonable best efforts to take, or cause to be taken, all such actions as may be necessary or appropriate in order to effectuate, as expeditiously as practicable, the Offer, the Merger and the other Transactions on the terms and subject to the conditions set forth in this Agreement. Without limiting the foregoing, the Company will use reasonable best efforts to take, and will cause each of its Subsidiaries to use reasonable best efforts to take, all actions necessary (i) to comply promptly with all legal requirements which may be imposed on the Company or any of its Subsidiaries with respect to the Offer and the Merger, (ii) to cooperate promptly with and furnish information to Acquisition Corp. and Parent in connection with any such requirements imposed upon Acquisition Corp. or Parent in connection with the Offer and the Merger,
(iii) to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Authority, or other third party, required to be obtained or made by the Company or any of its Subsidiaries in connection with this Agreement, the Offer, the Merger and the other Transactions or to permit the Company and its Subsidiaries to operate its business and assets on the same terms and conditions after the Closing as prior to the Effective Time, and (iv) with respect to the Owned Real Property, to assist and cooperate with Parent in Parent's efforts to obtain prior to the Effective Time, ALTA extended coverage owner's policies of title insurance or binding marked-up commitment from the title company to provide such insurance showing good and marketable title to the Owned Real Property with gap coverage through the date of recording, free and clear of all Liens other than Permitted Liens and ALTA surveys.

     6.08 No Solicitation.

          (a) From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article 8, the Company, its Subsidiaries and their Affiliates shall not, and shall use best efforts to cause the Company Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiry in connection with or the making of any proposal from any Person that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined in Section 6.08(f)), (ii) enter into, explore, maintain, participate in or continue any discussion or negotiation with any Person (other than Acquisition Corp., Parent or any of the Acquisition Corp. Representatives, as applicable) regarding an Acquisition Proposal, or furnish to any Person (other than Acquisition Corp., Parent or any of the Acquisition Corp. Representatives, as applicable) any non-public information or otherwise assist or participate in, facilitate or encourage, any known effort or attempt by any other Person (other than Acquisition Corp., Parent or any of the Acquisition Corp. Representatives, as applicable) to make or effect an Acquisition Proposal, (iii) enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any Acquisition Proposal, or (iv) authorize or permit any Company Representative to take any such action; provided, however, that nothing contained in this Section 6.08 shall prohibit the Company Board, based upon the recommendation of the Special Committee, prior to approval of this Agreement by the shareholders of the Company at the Shareholders Meeting, from furnishing information to, or engaging in discussions or negotiations with, any Person that makes an unsolicited bona fide written Acquisition Proposal (which did not result from a breach of this Section 6.08) if (A) the Company Board, based upon the recommendation of the Special Committee, determines in good faith after consultation with its financial advisors and outside legal advisors, that such action is necessary for the Company Board to comply with its fiduciary duties to the Company's shareholders under applicable law, (B) the Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined in Section 6.08(g)) and (C) prior to furnishing such information to, or engaging in discussions or negotiations regarding an Acquisition Proposal or the Transactions with, such Person, the Company receives from such Person an executed confidentiality agreement (which agreement shall be provided to Parent for information purposes) with terms no less favorable to the Company than those contained in the Confidentiality Agreement.

          (b) From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article 8, if the Company Board is entitled to furnish information to, or engage in discussions or negotiations with, any Person on the terms contemplated in Section 6.08(a), the Company Board may, prior to the approval of this Agreement by the shareholders of the Company at the Shareholders Meeting, terminate this Agreement in respect of any Acquisition Proposal pursuant to the termination provisions set forth in
Article 8 hereof if (A) such Acquisition Proposal constitutes a Superior Proposal and (B) the Company Board, based upon the recommendation of the Special Committee, shall have determined in good faith after consultation with financial advisors and outside legal advisors, that such action is necessary for the Company Board to comply with its fiduciary duties to the Company's shareholders under applicable Law.

          (c) The Company (i) will promptly (but in any event within one Business Day) notify Parent orally and in writing of the receipt of any Acquisition Proposal or any inquiry by which a third party expresses an interest or intention to make an Acquisition Proposal, including any request for non-public information, the terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the Person making such request, Acquisition Proposal or inquiry and (ii) will keep Parent fully informed of the status and details (including amendments and proposed amendments) of any such request, Acquisition Proposal or inquiry. Prior to taking any of the actions referred to in Section 6.08(a), the Company Board shall promptly (but in any event within 48 hours prior to taking any such action) notify Parent orally and in writing of any action it proposes to take with respect to such Acquisition Proposal. After taking any such action, the Company Board shall promptly advise Parent orally and in writing of the status of such action as developments arise or as requested by Parent. Without limiting the foregoing, at least four Business Days (the "Four Day Period") prior to taking any of the actions referred to in Section 6.08(b), the Company Board shall notify Parent of any such action it proposes to take and, during the Four Day Period, the Company Board or the Special Committee, as applicable, shall negotiate in good faith with Parent with respect to any revised proposal to acquire the Common Shares that Parent may make prior to or during the Four Day Period.

          (d) Nothing contained in this Agreement shall prevent the Company Board from taking, and disclosing to the Company shareholders, a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, however, that none of the Company, the Company Board or the Special Committee shall, except as permitted by Section 6.08(b) propose to approve or recommend any Acquisition Proposal. Without limiting the foregoing, it is understood and agreed that any violation of the restrictions set forth in the preceding sentence by any Company Representative, whether or not acting on behalf of the Company or any of its Subsidiaries or any of their Affiliates, shall be deemed to be a breach of this Section 6.08 by the Company.

          (e) The Company and each of its Subsidiaries shall immediately cease and cause its Affiliates and the Company Representatives to cease any and all existing activities, discussions or negotiations with any parties (other than Acquisition Corp., Parent or any of the Acquisition Corp. Representatives, as applicable) conducted heretofore with respect to any Acquisition Proposal, and shall use its commercially reasonable efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or its representatives.

          (f) For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal for, or any indication of interest in, (i) any direct or indirect acquisition or purchase of 10% or more of the total consolidated assets of the Company or any of its Subsidiaries, in a single transaction or series of transactions, (ii) any direct or indirect acquisition or purchase of 10% or more of any class of equity securities of the Company or any of its Subsidiaries, in a single transaction or series of transactions (including through a merger, consolidation, share exchange, business combination or other similar transaction), (iii) any tender offer or exchange offer (including a self-tender offer) that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company or any of its Subsidiaries, (iv) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, reclassification, liquidation or dissolution or other similar transaction involving the Company or any of its Subsidiaries or (v) any public announcement of an agreement, proposal, plan or intention to do any of the foregoing, other than the transactions contemplated by this Agreement.

          (g) For purposes of this Agreement, "Superior Proposal" shall mean any bona fide written Acquisition Proposal described in clauses (i), (ii) or (iii) of the definition thereof, by a Person (i) on terms that the Company Board has determined in good faith, after consultation with the Company's financial advisors and legal advisors, is more favorable from a financial point of view to the Company's shareholders than the Offer and the Merger (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Acquisition Proposal), and (ii) that the Company Board, based upon the recommendation of the Special Committee, has determined in good faith, after consultation with its outside legal advisors, that is of such a nature that they must accept such Acquisition Proposal in order for the Company Board to comply with its fiduciary duties to the Company's shareholders under applicable Law, taking into account for this purpose, whether such Acquisition Proposal is reasonably capable of being consummated in a timely manner (taking into account all financial, regulatory, legal and other aspects of such proposal (including, without limitation, the ready availability of cash on hand and/or commitments for the same, in each case as applicable, required to consummate any such Acquisition Proposal and any antitrust or competition Law approvals or non-objections).

     6.09 SEC Reports. From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 8 or the Effective Time, the Company shall use reasonable best efforts to file on a timely basis all SEC Reports required to be filed by it with the SEC under the Exchange Act, the Securities Act and the published rules and regulations of the SEC under either of the foregoing applicable to such SEC Reports, which SEC Reports shall comply in all material respects with the requirements of the Exchange Act, the Securities Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports.

     6.10 Delisting. Each of the parties hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary (i) to delist the Common Shares from Nasdaq and (ii) to terminate the registration of the Common Shares under the Exchange Act; provided that such delisting and termination shall not be effective until or after the Effective Time (as determined by Acquisition Corp.).

     6.11 Financing.

          (a) While it is understood and acknowledged by Parent and Acquisition Corp. that financing is not a condition to the Offer or the Merger, the Company shall use reasonable best efforts to cooperate in connection with the arrangement of any financing to be obtained by Parent and its Subsidiaries or the Surviving Corporation in connection with the transactions contemplated by this Agreement (the "Financing") including, without limitation, (i) permitting Parent's financing sources and their officers and authorized representatives, during normal business hours, to inspect its records and premises and to consult with its officers, employees, attorneys, and agents with respect to such financial and operating data and other information with respect to the Company that Parent's financing sources request, (ii) making Company Representatives reasonably available to Parent's financing sources in connection with such Financing to reasonably participate in due diligence sessions, participate in "road shows" in connection with any such offerings and participate in meetings with rating agencies, (iii) use reasonable best efforts to cause the present independent accountants for the Company and its Subsidiaries ("Accountants") to participate in drafting sessions related to the preparation of any offering materials and making work papers available to Parent, the underwriters and their respective representatives, (iv) using reasonable best efforts to engage the current outside legal counsel for the Company and its Subsidiaries to deliver a legal opinion at the closing of the Financing with respect to such matters concerning the Company and its Subsidiaries as are customary and appropriate for such transactions, which legal opinion shall be reasonably satisfactory to Parent's financing sources and shall be legally and factually supported and consistent with professional standards, and (v) reasonably participating in the preparation of one or more appropriate offering documents and assisting Parent's financing sources in preparing other appropriate marketing materials, in each case to be used in connection with the Financing.

          (b) The Company shall use reasonable best efforts to obtain the written consent of the Accountants to permit the use of the Company's audited financial statements and the Accountant's audit report thereon and the Accountant's report on the Company's internal controls over financial reporting in connection with the Financing, including any registration statement filed in connection therewith, and shall use reasonable best efforts to cause the Accountants to provide a comfort letter in accordance with SAS 72 for any such offering, which comfort letter shall be reasonably satisfactory to Parent's financing sources. The Company agrees to execute any reasonably necessary, appropriate and legally and factually supported management representation letters to the Accountants to issue unqualified reports with respect to the financial statements to be included in any offering documents and in any updated filings or amendments thereto.

     6.12 Shareholder Litigation. Each of the parties hereto shall give the others the reasonable opportunity to participate in the defense of any shareholder litigation against the Company, Parent or Acquisition Corp., as applicable, and their directors relating to the Transactions. The Company agrees that, until termination of this Agreement pursuant to Article 8, it will not settle any litigation currently pending, or commenced after the date hereof, against the Company or any of its directors by any shareholder of the Company relating to this Agreement, the Offer or the Merger, without the prior written consent of Parent (which will not be unreasonably conditioned, withheld or delayed). The Company will not voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Offer or the Merger and will cooperate with Parent to resist any such effort to restrain or prohibit or otherwise oppose the Offer or the Merger.

     6.13 Conveyance Taxes. Acquisition Corp. and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable by the Company or any of its Subsidiaries in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.

     6.14 Special Meeting. The Company shall take no action to call a special meeting of shareholders of the Company without the prior consent of Parent unless compelled by legal process, except in accordance with this Agreement unless and until this Agreement has been terminated in accordance with its terms.

     6.15 State Takeover Laws. The Company shall, upon the request of Parent, take all reasonable steps to assist in any challenge by Parent to the validity or applicability to the Transactions, including the Offer and the Merger, of any state takeover law.

     6.16 Stock Purchase Plans. Immediately upon execution of this Agreement, the Company will terminate (i) all stock purchase and similar plans in which employees and other Persons are entitled to acquire shares of capital stock of the Company from the Company or one of its Affiliates and (ii) the Company's Employee Payroll Investment Plan.

     6.17 Management Services Agreement. On or prior to the Offer Payment Date, the Company shall enter into a Management Services Agreement with Sun Capital Partners Management IV, LLC in substantially the form attached hereto as Exhibit F.

     6.18 Certain Deliveries Prior to Offer Payment Date.

          (a) On the Offer Payment Date (prior to the consummation of the transactions contemplated by the Offer), the Company shall deliver a certification in form and substance that is reasonably satisfactory to Parent and Acquisition Corp., satisfying the requirements of Treasury Regulation
Section 1.897-2(h) certifying that the Company is not a U.S. real property holding corporation as defined in Section 897 of the Code.

          (b) On the Offer Payment Date (prior to the consummation of the transactions contemplated by the Offer), the Company shall deliver an Officers' Certificate, duly executed by the Company's Chief Executive Officer and Chief Financial Officer, in their capacities as such, and dated as of the Offer Payment Date, stating that, to the best of their respective knowledge, the conditions to the consummation of the Offer pursuant to Annex A to this Agreement have been satisfied.

          (c) On the Offer Payment Date (prior to the consummation of the transactions contemplated by the Offer), the Company shall deliver certified copies of (i) the resolutions duly adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Transactions, including the Company Board actions required pursuant to Section 3.02(b) and
(ii) the charter and the bylaws of the Company as then in effect immediately prior to the Offer Payment Date.

          (d) On the Offer Payment Date (prior to the consummation of the transactions contemplated by the Offer), the Company shall have delivered to Acquisition Corp. copies of all resignations required to have been delivered to the Company pursuant to Section 1.03 of the Agreement, including resignations of all members of the Company Board immediately preceding the Offer Payment Date other than the Designated Company Directors.

          (e) On or prior to the Offer Payment Date, the Company shall cause the holders of Options to acquire at least eighty-eight percent (88%) of the Common Shares issuable upon exercise of all Options outstanding under the Director Plan as of the date hereof and the holders of Options to acquire at least sixty-five percent (65%) of the Common Shares issuable upon exercise of all Options outstanding under the 1991 Plan as of the date hereof to execute a written acknowledgment of such holder that (i) the payment of the Option Consideration, if any, will satisfy in full the Company's obligation to such person pursuant to such Option (other than with respect to any Options which have been exercised prior to the Effective Time) and (ii) subject to the payment of the Option Consideration, if any, all Options held by such holder shall, without any action on the part of the Company or the holder, be deemed terminated, canceled, void and of no further force and effect as between the Company and the holder and neither party shall have any further rights or obligations with respect thereto. Such written acknowledgment shall be substantially in the form attached hereto as Exhibit D. On or prior to the Offer Payment Date, the Company shall deliver copies of all such acknowledgements to Parent and Acquisition Corp. The holder of any Options who exercises all Options owned by such holder prior to the Offer Payment Date shall be treated for purposes of satisfying the percentage tests above as if an acknowledgment was received from such holder.

     6.19 Employee Benefits. For a period of six months after the Effective Date, Parent shall cause the Surviving Corporation to provide base wages and salary to the employees of the Company who continue to be employed by the Company after the Offer Payment Date (the "Company Employees") that are substantially similar in the aggregate to the base wages and salary provided to the Company immediately prior to the Effective Time. The preceding sentence shall not preclude the Surviving Corporation from terminating the employment of any employee, subject to applicable severance obligations in its sole discretion. After the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor all severance obligations under all of the severance agreements identified on Section 6.19 of the Company Disclosure Schedule.

     6.20 Directors' and Officers' Indemnification and Insurance.

          (a) Without limiting any additional rights that any employee, officer or director may have under any agreement or Benefit Plan or under the Company's charter or bylaws, after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer or director of the Company or any of its Subsidiaries (the "Indemnified Directors and Officers"), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions taken by them in their capacity as officers or directors at or prior to the Effective Time (including this Agreement and the Transactions), or taken by them at the request of the Company or any Subsidiary of the Company, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law for a period of six years from the Effective Time. Each Indemnified Director and Officer shall be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within ten Business Days of receipt by the Surviving Corporation from the Indemnified Director or Officer of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. The Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Director or Officer hereunder), without the consent of such Indemnified Director or Officer, which consent shall not be unreasonably withheld or delayed, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Director or Officer from all liability arising out of such action, suit, proceeding, investigation or claim.

          (b) The charter and bylaws of the Surviving Corporation shall continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the charter and by-laws of the Company and its Subsidiaries, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

          (c) On or prior to the date of this Agreement, the Company has received confirmation notices with respect to offers, on the terms and conditions set forth on Section 6.20(c) of the Company Disclosure Schedule, which the Company believes to be binding on the insurance carriers, subject to the absence of a material change in this Agreement and to the consummation of the Offer (the "Binder"), for "run-off" insurance policies for directors' and officers' liability insurance, plan purchaser protection, employee practices and fiduciary liability coverage (which shall provide for the Side A, B and C coverage for Indemnified Directors and Officers), on terms and conditions that have been made available to Parent and Acquisition Corp., with a claims period of at least six years from the Offer Payment Date with respect to directors' and officers' liability insurance, employee practices and fiduciary liability coverage, and with a claims period of at least three years from the Offer Payment Date with respect to plan purchaser protection from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to all such coverage in an amount and scope at least as favorable as the Company's existing policies with respect to matters existing or occurring at or prior to the Offer Payment Date (the "Run-Off Policy"). Prior to the earlier of (i) the Offer Payment Date or (ii) the date such Run-Off Policy is cancelled due to non-payment, the Company shall obtain and fully pay for the Run-Off Policy. Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any Company Subsidiary set forth in Section 6.20(c) of the Company Disclosure Schedule. In the event that the carriers do not make the Run-Off Policy available to the Company for any reason other than a breach of this Agreement by the Company and Acquisition Corp. acquires shares of Common Stock on the Offer Payment Date pursuant to the Offer, the Company shall endeavor to (and if the Company is unable to, Parent shall cause the Surviving Corporation to (after the Offer Payment Date) obtain and fully pay (up to a maximum cost of 300% of the current annual premium paid by the Company for its existing coverage for directors' and officers' liability insurance, plan purchaser protection, employee practices and fiduciary liability coverage in the aggregate (the "Maximum Amount")) for "tail" insurance policies (which shall provide for the Side A, B and C coverage for Indemnified Directors and Officers where the existing policies also include coverage for the Company) with a claims period of at least six years from the Offer Payment Date for directors' and officers' liability insurance, plan purchaser protection, employee practices and fiduciary liability coverage and three years from the Offer Payment Date for plan purchaser protection, from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to all such coverage in an amount and scope at least as favorable as the Company's existing policies with respect to matters existing or occurring at or prior to the Offer Payment Date. Notwithstanding the foregoing, after the Offer Payment Date, if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Company or the Surviving Corporation shall maintain or procure, for such six (6) year period or three (3) year period, as appropriate, the most advantageous policy of insurance for the Indemnified Directors and Officers obtainable for an annual premium equal to the Maximum Amount.

          (d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Director or Officer or any other party covered by directors' and officers' liability insurance, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section
6.20 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

          (e) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Directors and Officers and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Director or Officer is entitled, whether pursuant to Law, contract or otherwise. Parent and Acquisition Corp. shall pay all reasonable, documented out-of-pocket expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Director and Officer in enforcing the indemnity and other obligations provided in this Section 6.20.

                                    ARTICLE 7

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     7.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Acquisition Corp. to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

          (a) Common Shareholder Approval. The Company shall have obtained the Shareholder Approval at the Shareholders Meeting in accordance with the Tenn. Acts, the Company's Charter and its bylaws unless such Shareholder Approval is not necessary pursuant to Section 6.02(c) above; provided that Acquisition Corp. agrees to vote all Common Shares owned by it in favor of the Merger at the Shareholder Meeting unless such Shareholder Approval is not necessary pursuant to Section 6.02(c) above or unless otherwise prohibited by Law.

          (b) No Orders and Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule or regulation or executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent (collectively, "Order"), that is then in effect and has the effect of preventing or prohibiting consummation of the Merger or otherwise imposing material limitations on the ability of Acquisition Corp. and Parent effectively to acquire or hold the business of the Company and its Subsidiaries; provided, however, that each of the parties hereto shall use their commercially reasonable efforts to have any such Order vacated.

          (c) The Offer. Parent and Acquisition Corp. shall have purchased at least 51% of the Common Shares determined on a Fully-Diluted Basis pursuant to the Offer.

                                   ARTICLE 8

                                   TERMINATION

     8.01 Termination by Mutual Consent. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of the Company, by the mutual written consent of the Company, acting under the direction of the Company Board, and Parent and Acquisition Corp., acting under the direction of their respective boards of directors.

     8.02 Termination by Acquisition Corp., Parent or the Company. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the

Effective Time, before or after the approval of this Agreement by the shareholders of the Company, by either Acquisition Corp. and Parent, on the one hand, by action of their respective boards of directors, or the Company, on the other hand, by action of the Company Board, if:

          (a) any Governmental Authority shall have issued an Order (which has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, the Common Shares pursuant to the Offer or the Merger and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any party that has failed to perform in all material respects its obligations under
Section 6.08 or the proviso contained in Section 7.01(b);

          (b) the Offer Payment Date shall not have occurred on or before the forty-fifth (45th) Business Day after the date hereof (the "Termination Date"); provided, however, that (i) the right to terminate this Agreement under this
Section 8.02(b) shall not be available to any party whose failure to perform any covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Offer Payment Date to have occurred on or before the Termination Date and (ii) in the event the conditions to the consummation of the Offer set forth in Annex A hereto have not been fully satisfied by the Termination Date as a result of a breach of a representation, warranty or covenant of the Company or due to the evaluation of an Acquisition Proposal by the Company Board, the Termination Date shall automatically be extended until the seventh Business Day after the date such breach has been cured or the seventh Business Day after the Company Board rejects such Acquisition Proposal and reaffirms its approval and recommendation of the transactions contemplated by this Agreement; or

          (c) there shall be any Law or Order (as defined in Section 7.01 above) that makes consummation of the Offer or the Merger illegal or otherwise prohibited.

     8.03 Termination by Acquisition Corp. and Parent. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior or on the Offer Payment Date, by action of the board of directors of Acquisition Corp. and the board of directors of Parent, if:

          (a) the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement (a "Terminating Company Breach") and such Terminating Company Breach
(A) would give rise to the failure of a condition to the consummation of the Offer set forth in clause (e) or clause (f) of Annex A attached hereto and (B) if curable has not been cured within seven Business Days after notice thereof is received by the Company (provided that the Company shall not be entitled to any cure period for any breach of Section 6.08 hereof); provided that Parent and Acquisition Corp. shall have no right to terminate this Agreement pursuant to this Section 8.03(a) if there is an uncured Terminating Acquisition Corp. Breach (as defined below) at the time of the Terminating Company Breach;

          (b) any of the following occur: (i) there shall not have been validly tendered to Acquisition Corp. and not withdrawn prior to the expiration of the Offer (giving effect to any extension thereof) at least 51% of the Common Shares determined on a Fully-Diluted Basis, (ii) the Offer is not commenced within ten (10) Business Days after the date of this Agreement (plus the number of Business Days in the Force Majeure Period (as hereinafter defined), if applicable) if the failure to commence the Offer results from the breach of any representations, warranties or covenants of the Company or from other facts or circumstances outside of Parent and Acquisition Corp.'s control, or (iii) the Offer Payment Date does not occur on the 20th Business Day after the commencement of the Offer (plus the number of Business Days of any extension determined by Acquisition Corp. in its sole and absolute discretion and plus the number of Business Days of any extension pursuant to the Company Extension Election), provided that (x) if the Offer is not commenced within ten (10) Business Days after the date of this Agreement (plus the number of Business Days in the Force Majeure Period, if applicable) and the Company has complied with its covenants set forth in this Agreement, the Company shall have the option to delay Parent's and Acquisition Corp.'s right to terminate this Agreement pursuant to Section 8.03(b)(ii) for up to ten (10) additional Business Days (minus the number of Business Days in any Force Majeure Period prior to such time) (the "Commencement Delay Election") if the Company provides notice to Parent and Acquisition Corp. of its election to delay Parent's and Acquisition Corp.'s right to terminate this Agreement pursuant to Section 8.03(b)(ii) and the Company pays certain Expenses of Parent and Acquisition Corp. pursuant to
Section 9.01, in which case this Agreement may not be terminated pursuant to this Section 8.03(b)(iii) if the Offer is commenced within such extended period,
(y) Parent and Acquisition Corp. shall have no right to terminate this Agreement pursuant to Section 8.03(b)(ii) if the Offer has not been commenced on such date as a result of a breach of this Agreement by Parent or Acquisition Corp. and,
(z) Parent and Acquisition Corp. shall have no right to terminate Section 8.03(b)(iii) if the Offer Payment Date does not occur as a result of a breach of this Agreement by Parent or Acquisition Corp.;

          (c) (i) the Company Board or the Special Committee withdraws, modifies or changes in a manner adverse to Acquisition Corp. and Parent its approval and favorable recommendation of this Agreement and the Offer or the Merger, (ii) the Company Board or the Special Committee shall have approved or recommended to the shareholders of the Company, taken no position with respect to, failed to promptly (and in no event more than ten Business Days) take a position or failed to promptly (and in no more than ten Business Days) recommend against acceptance of, any Acquisition Proposal other than the Offer or the Merger, or (iii) the Company, the Company Board or the Special Committee resolves to do any of the foregoing; provided, however, that actions taken by the Company Board solely in accordance with the proviso to Section 6.08(a) or Section 6.08(d) shall not be deemed to be a withdrawal or modification of its approval or recommendation of this Agreement and the Offer or the Merger.

For purposes of this Agreement, the "Force Majeure Period" means the period beginning on the date of any Force Majeure Event (as hereinafter defined) and ending on the earlier of (i) the date such Force Majeure Event is no longer in effect and (ii) the number of Business Days equal to (X) ten minus (Y) the number of Business Days of any Commencement Delay Election minus (Z) the number of Business Days of any Company Extension Election. The term "Force Majeure Event" shall mean any natural disaster, act of war, sabotage or terrorism, military action or the escalation thereof or any delay in the commencement of the Offer or the acquisition of Common Shares pursuant to the Offer on the Offer Payment Date by the SEC or Nasdaq which was not caused by a breach of this Agreement by the Company; provided that such events shall only be deemed Force Majeure Events to the extent such events materially and adversely affect Parent's or Acquisition Corp.'s ability to commence the Offer or acquire the Common Shares pursuant to the Offer.

     8.04 Termination by the Company. This Agreement may be terminated by the Company acting under the direction of the Company Board, and the Merger and other Transactions may be abandoned at any time prior to or on the Offer Payment Date if:

          (a) at any time prior to the acquisition of any Common Shares by Acquisition Corp. pursuant to the Offer, Acquisition Corp. or Parent shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements set forth in this Agreement (a "Terminating Acquisition Corp. Breach") and such Terminating Acquisition Corp. Breach (A) would prevent Acquisition Corp. from consummating the transactions contemplated by this Agreement, including the acquisition of Common Shares pursuant to the Offer and (B) is not cured within seven days after written notice thereof is received by Acquisition Corp. and Parent; provided that the Company shall have no right to terminate this Agreement pursuant to this Section 8.04(a) if there is an uncured Terminating Company Breach at the time of the Terminating Acquisition Corp. Breach; or

          (b) Acquisition Corp. shall have failed to timely commence the Offer in accordance with Section 1.01 above (subject to extension due to a Force Majeure Event for the Force Majeure Period and any extension resulting from the exercise of the Commencement Delay Election pursuant to Section 8.03(b) above) unless such failure resulted from a breach of this Agreement by the Company; or

          (c) each of the following have occurred: (A) the Company has complied in all respects with its covenants under this Agreement, including Section 6.08 above, and (B) an Acquisition Proposal constitutes a Superior Proposal.

     8.05 Effect of Termination. In the event of the termination of this Agreement and abandonment of the Merger and other Transactions pursuant to Sections 8.01, 8.02, 8.03 or 8.04 of this Article 8 (other than the Offer if the Offer has been consummated prior to termination of this Agreement), this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party or its officers, directors, shareholders, Affiliates and agents, other than the provisions of the last sentence of Section 6.04, the provisions of Section 8.05, and the provisions of Article 9. Nothing contained in this Section 8.05 shall relieve any party hereto from liability for any material and intentional breach of this Agreement; provided that except in connection with fraudulent misrepresentation or deceit, (x) the Company shall not have any liability for such material and intentional breach of this Agreement in excess of the sum of (a) the aggregate amount of Parent's and Acquisition Corp.'s Expenses up to $3 million in the aggregate plus (b) the Company Break Up Fee and (y) Parent and Acquisition Corp. shall not have any liability for such material and intentional breach of this Agreement (in the aggregate) in excess of the sum of (a) the aggregate amount of the Company's Expenses up to $3 million in the aggregate plus (b) the Company Break Up Fee.

                                   ARTICLE 9

                                  MISCELLANEOUS

     9.01 Payment of Fees and Expenses.

          (a) Except as otherwise specified in this Agreement, each of the parties hereto shall bear their own Expenses (as defined below) incurred by or on behalf of such party in preparing for, entering into and carrying out this Agreement and the consummation of the Merger and the financing of the Transactions. "Expenses" as used in this Agreement shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions and the financing thereof and all other matters contemplated by this Agreement and the closing thereof, together with any out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise.

          (b) If this Agreement is terminated pursuant to Section 8.03(a) due to a breach of a covenant of the Company, Section 8.03(c) or Section 8.04(c), then immediately following such termination, the Company shall pay Parent and Acquisition Corp. the Company Break Up Fee (as defined below) plus Parent's and Acquisition Corp.'s Expenses pursuant to Section 9.01(c). In the event that (x) the Company exercises the Company Extension Election, (y) this Agreement is terminated pursuant to Section 8.03(b) and (z) within four months of the termination of this Agreement, the Company enters into an agreement to consummate an Alternative Acquisition (as defined below) or consummates an Alternative Acquisition or, with respect to clause (iii) of the definition of Alternative Acquisition below a tender offer is announced (provided that shares of capital stock are ultimately acquired pursuant to such tender offer whether or not within the four-month period), then the Company shall immediately pay Parent and Acquisition Corp. the Company Break Up Fee in addition to Parent's and Acquisition Corp.'s Expenses pursuant to Section 9.01(c) below; provided that in the event of a tender offer commenced without the consent of the Company Board, the Company would not be required to pay such amounts until the consummation of such tender offer. For purposes of this Agreement, "Company Break Up Fee" means cash in immediately available funds in an amount equal to Ten Million Eight Hundred Seventy-Five Thousand Dollars ($10,875,000). For purposes of this Agreement, an "Alternative Acquisition" means any of the following transactions or series of related transactions: (i) any direct or indirect acquisition or purchase of 50% or more of the total consolidated assets of the Company or any of its Subsidiaries, in a single transaction or series of transactions (including through the acquisition of any equity securities of any of the Company's Subsidiaries), (ii) any direct or indirect acquisition or purchase of 50% or more of any class of equity securities of the Company, in a single transaction or series of transactions (including through a merger, consolidation, share exchange, business combination or other similar transaction), (iii) any tender offer or exchange offer (including a self-tender offer) that results in any person or group of related persons beneficially owning 50% or more of any class of equity securities of the Company or any of its Subsidiaries; provided that an Alternative Acquisition shall not include a recapitalization transaction which is financed solely out of some combination of (x) the Company's own funds, (y) the proceeds of a debt financing provided by a senior lender or mezzanine lender and (z) the proceeds of a sale-leaseback transaction, which, in the case of clauses (y) or (z) above would not result in the acquisition or transfer of any of the capital stock (or securities exercisable or convertible into capital stock) of the Company or any Subsidiary of the Company and would not result in the acquisition or transfer of 5% or more of the capital stock (or securities exercisable or convertible into capital stock) of the Company or any Subsidiary of the Company to such lender or acquiror or any of their respective affiliates.

          (c) Notwithstanding any provision to the contrary in this Agreement, if this Agreement is terminated for any reason, the Company shall promptly pay to Acquisition Corp. the lesser of (x) the aggregate amount of Parent's and Acquisition Corp.'s Expenses and (y) $3,000,000 unless (I) this Agreement is terminated pursuant to Section 8.02, Section 8.03(b) or Section 8.04(b) solely as a result of the failure of the expiration or termination of any waiting period under the HSR Act or an injunction issued by or at the request of the Federal Trade Commission or Department of Justice in connection with antitrust violations, (II) the breach of any representation or warranty of Parent or the failure of Parent and Acquisition Corp. to perform any covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to have been consummated on or before the Termination Date, (III) this Agreement is terminated pursuant to Section 8.02(b), Section 8.03(b) or Section 8.04(b) solely as a result of a Force Majeure Event or (IV) this Agreement is terminated pursuant to Section 8.02, Section 8.03(b) or Section 8.04(b) solely as a result of (a) an injunction in connection with a shareholder derivative action or a purported class action against the Company by its shareholders with respect to the transactions contemplated by this Agreement or (b) any delay in the commencement of the Offer or the acquisition of Common Shares pursuant to the Offer on the Offer Payment Date by the SEC or Nasdaq which was not caused by a breach of this Agreement by the Company; provided however, that in the event of a termination of this Agreement described in clause (IV) above, the Company shall promptly pay to Acquisition Corp. the lesser of (x) the aggregate amount of Parent's and Acquisition Corp.'s Expenses and (y) $1,500,000. In the event that the Company exercises the Commencement Delay Election and/or the Company Extension Election, the Company shall immediately pay to Acquisition Corp. cash in an amount (the "Company Election Payment") equal to the lesser of (x) one-half of Parent's and Acquisition Corp.'s Expenses as of the first date that the Company exercises either the Commencement Delay Election or the Company Extension Election and (y) $1,500,000 and the Company shall acknowledge in writing the aggregate amount of Parent's and Acquisition Corp.'s Expenses as of such date. In the event this Agreement is subsequently terminated, the Company shall promptly pay to Acquisition Corp. an amount equal to (A) the lesser of (x) the aggregate amount of Parent's and Acquisition Corp.'s Expenses and (y) $3,000,000 minus (B) the aggregate amount of Expenses paid by the Company to Acquisition Corp. pursuant to the immediately preceding sentence. Notwithstanding the foregoing, in the event this Agreement is subsequently terminated pursuant to Section 8.04(a), then Acquisition Corp. will promptly pay to the Company an amount equal to the Company Election Payment.

          (d) All amounts payable by under this Section 9.01 shall be paid in cash and in immediately available funds to such account as Parent or Acquisition Corp. may designate in writing to the other party.

          (e) The parties agree that the agreements contained in this Section
9.01 and the amounts payable as provided in this Section 9.01 are an integral part of the Transactions, that such amounts represent the damages that the party receiving such payment will incur if the conditions giving rise to such payments occur and that such payments constitute liquidated damages and not a penalty and that the right to receive said amounts shall constitute such party's sole and exclusive remedy for termination of this Agreement pursuant to Section 8.03(b) or Section 8.04(b).

     9.02 No Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements made in this Agreement shall survive beyond the Effective Time except for the agreements set forth in Article 1, Article 2 and Article 3, Section 6.07, Section 6.10, Section 6.19, Section 6.20 and Article 9 shall survive the Effective Time and those set forth in Section 8.05 shall survive termination.

     9.03 Modification or Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of this Agreement by the shareholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires the further approval by such shareholders without such further approval. Without limiting the foregoing, this Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.

     9.04 Entire Agreement; Assignment; Termination of Confidentiality Agreement. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, including without limitation the Exclusivity Agreement between Sun Capital Partners IV, Inc. and the Company, dated as of August 19, 2005, as amended. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that each of Parent and Acquisition Corp. may assign its rights, interests and obligations to any of their respective Affiliates or direct or indirect Subsidiaries or to any lender for collateral security without the consent of the Company). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. At the Effective Time, the Confidentiality Agreement shall terminate and be of no further force and effect.

     9.05 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

     9.06 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or telecopier to the respective parties as follows:

          If to Parent or Acquisition Corp.:

          GFC Holding Corp.

          GFC Enterprises, Inc.
          c/o Sun Capital Partners Group, Inc.
          5200 Town Center Circle, Suite 470
          Boca Raton, Florida 33486
          Attention: Marc J. Leder, Rodger R. Krouse and C. Deryl Couch
          Telecopy: (561) 394-0540

          with a copy to:

          Kirkland & Ellis LLP
          200 East Randolph Drive
          Chicago, IL 60601
          Attention: Jeffrey A. Fine
          Facsimile No.: (312) 861-2200

          If to the Company:

          400 Goody's Lane
          Knoxville, TN, 37922
          Attention: Chairman and Chief Executive Officer
          Facsimile No.: (865) 675-0570

          with a copy to:

          Dechert LLP
          30 Rockefeller Plaza, 23rd Floor
          New York, NY 10112-2200
          Attention: Martin Nussbaum
          Facsimile No.: (212) 698-3599

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

     9.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     9.08 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     9.09 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and any one of which may be delivered by facsimile.

     9.10 Certain Definitions. As used in this Agreement:

          (a) the term "affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

          (b) the term "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York or Knoxville, Tennessee;

          (c) the term "Charter" shall have the meaning ascribed in the TBCA;

          (d) the term "Contract" shall mean any contract, instrument, permit, concession, franchise, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, whether oral or written, applicable to the Person or any Subsidiary of the Person or any of their respective properties or assets to whom the term is being applied;

          (e) the term "Fully-Diluted Basis" means, in respect of any class of Company capital stock at any time, (i) all shares of such class of stock outstanding at such time plus (ii) all shares of such class of stock which are issuable directly or indirectly upon conversion of all then outstanding convertible securities or upon the exercise or exchange of all outstanding options, warrants or other rights which are convertible into or exchangeable for Company securities or other rights, whether or not such convertible securities, options, warrants or other rights are then convertible, exercisable or exchangeable;

          (f) the term "knowledge," of any Person which is not an individual means the actual knowledge, after due inquiry, of such Person's officers and directors, including the chief merchandising officer and all officers with a title of vice president or higher.

          (g) the term "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or its Subsidiaries;

          (h) the term "Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or its Subsidiaries thereunder.

          (i) the term "Owned Real Property" means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, wiring and cable installations for telecommunications, computer or other applications, utility installations, water distribution systems, and landscaping (each of the foregoing to the extent owned by the Company or its Subsidiaries), together with all easements and other rights and interests appurtenant thereto (including, without limitation, air, oil, gas, mineral and water rights) owned by the Company and its Subsidiaries.

          (j) the term "Person" or "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange
Act); and

          (k) the term "Subsidiary" or "Subsidiaries" means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity or beneficial interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     9.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.12 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in Section 9.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     9.13 Third-Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

     9.14 Company Disclosure Schedule. Any disclosure made with reference to one or more sections of the Company Disclosure Schedule shall be deemed disclosed only with respect to such section unless such disclosure is made in such a way as to make its relevance to the information called for by another section of the Company Disclosure Schedule readily apparent in which case, such disclosure shall be deemed to have been included in such other section, notwithstanding the omission of a cross reference thereto.

     9.15 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, unless the effects of such invalidity, illegality or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

     9.16 Submission to Jurisdiction; Waiver of Jury Trial. Each of the parties hereto submits to the exclusive jurisdiction of the United States district court for the Eastern District of Tennessee, Knoxville Division in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the parties hereto also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party hereto may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.06 above. Nothing in this Section 9.16, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party hereto agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS, HIS OR HER OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                                    * * * * *

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                        Goody's Family Clothing, Inc.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        GFC Enterprises, Inc.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        GFC Holding Corp.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                                                         ANNEX A

                         CONDITIONS TO THE TENDER OFFER

          Notwithstanding any other provisions of the Offer or this Agreement, and in addition to (and not in limitation of) Acquisition Corp.'s rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of this Agreement), Acquisition Corp. shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Acquisition Corp.'s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Common Shares, and may terminate the Offer as to any Common Shares not then paid for, if prior to the termination of the Agreement (i) any applicable waiting period under the HSR Act or any foreign antitrust or competition law or regulation has not expired or terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after the date of this Agreement and before the time of payment for any Common Shares, any of the following events shall occur or shall be determined by Acquisition Corp. to have occurred or be occurring:

          (a) there shall be pending any suit, action or proceeding by any Governmental Authority (i) seeking to prohibit or impose any material limitations on Parent's or Acquisition Corp.'s ownership or operation (or that of any of their respective Subsidiaries or Affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or Acquisition Corp. or their respective Subsidiaries and Affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or Acquisition Corp. of any Common Shares under the Offer or any Common Shares pursuant to the Acquisition Corp. Stock Option Agreement, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, the Acquisition Corp. Stock Option Agreement or any of the other Transaction Agreements, or seeking to obtain from the Company, Parent or Acquisition Corp. any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of Acquisition Corp., or rendering Acquisition Corp. unable, to accept for payment, pay for or purchase some or all of the Common Shares pursuant to the Offer, the Acquisition Corp. Stock Option Agreement, and the Merger, (iv) seeking to impose material limitations on the ability of Acquisition Corp. or Parent effectively to exercise full rights of ownership of the Common Shares, including, without limitation, the right to vote the Common Shares purchased by it on all matters properly presented to the Company's shareholders, or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect;

          (b) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order that is then in effect and has the effect of preventing or prohibiting consummation of the Offer or the Merger or otherwise imposing material limitations on the ability of Acquisition Corp. and Parent effectively to acquire or hold the business of the Company and its Subsidiaries;

          (c) there shall be Law enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Authority, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act or any foreign antitrust or competition law or regulation, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (d) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory) or (ii) any limitation or proposed limitation (whether or not mandatory) by any foreign or United States governmental authority or agency that has a material adverse effect generally on the extension of credit by banks or other financial institutions;

          (e) any of the representations and warranties of the Company contained in this Agreement (except for the representations and warranties of the Company in Section 4.03(a) (Capitalization)) or the Acquisition Corp. Stock Option Agreement shall not be true and correct in all respects as of the date of this Agreement or as of the scheduled expiration of the Offer or the Offer Payment Date as if made at such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct in all material respects as of such date or with respect to such period), in each case without giving effect to any disclosures made by the Company or any of its Subsidiaries after the parties execute this Agreement or to any "materiality" or "Company Material Adverse Effect" limitations contained therein, except where the failure of any such representations and warranties to be true and correct would not have a Company Material Adverse Effect, either individually or in the aggregate, or any of the representations and warranties of the Company contained in Section 4.03(a) (Capitalization) of this Agreement shall not be true and correct in all respects as of the date of this Agreement or as of the scheduled expiration of the Offer or the Offer Payment Date as if made at such time;

          (f) the Company shall have breached or failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under any of the Transaction Agreements, which breach or failure to perform cannot be or has not been cured within seven Business Days after giving of written notice to the Company of such breach, except in the case of the Company's covenants contained in Section 6.01(r) if the breach of such covenants was not intentional or willful and would not have, individually or in the aggregate, a Company Material Adverse Effect.

          (g) there shall have occurred any events or changes (whether or not described in any notice delivered by the Company pursuant to Section 6.8 hereof) which have had or which are reasonably likely to have or constitute, individually or in the aggregate, a Company Material Adverse Effect;

          (h) this Agreement shall have been terminated in accordance with its terms;

          (i) the Company Board or any committee thereof (i) shall have withdrawn, or modified or changed in any manner adverse to Parent or Acquisition Corp. (including by amendment of the Schedule 14D-9), its recommendation of the Offer, this Agreement, or the Merger, (ii) shall have recommended another proposal or offer, (iii) shall have resolved to do any of the foregoing or (iv) shall have taken a neutral position or made no recommendation with respect to another proposal or offer (other than by Parent or Acquisition Corp.) after a reasonable amount of time (and in no event more than ten Business Days following receipt thereof) has elapsed for the Company Board or any committee thereof to review and make a recommendation with respect thereto;

          (j) the Company shall not have received and delivered to Parent all of the consents and approvals by third parties with respect to the Contracts set forth on Annex I attached hereto or made any notifications required to be given to any third parties with respect to any Contract, in each case on terms satisfactory to Parent or any consents, approvals, permits of, authorizations from, notifications to and filings with any Governmental Authorities required to be made or obtained prior to the consummation of the Offer shall not have been made or obtained; or

          (k) any party to the Support Agreement or the Acquisition Corp. Stock Option Agreement (other than Acquisition Corp. or Parent) shall have (i) breached or failed to perform any obligations to tender Common Shares, (ii) breached any representations and warranties or failed to perform any other obligations which would reasonably be expected to have a Company Material Adverse Effect or have a material adverse effect on the parties' abilities to consummate the Transactions, or (iii) any of such agreements shall not be valid, binding and enforceable, which in each case in the sole judgment of Parent makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments.

          The foregoing conditions are for the sole benefit of Acquisition Corp. and Parent and may be waived by Parent and Acquisition Corp., in whole or in part at any time and from time to time in the sole collective discretion of Parent and Acquisition Corp. The failure by Parent or Acquisition Corp. at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                                                         ANNEX I

                               REQUIRED CONSENTS

a) Loan and Security Agreement, dated as of May 31, 2001, as amended, by and among the Company, certain Company subsidiaries, the CIT Group/Business Credit, Inc. as Agent and GMAC Commercial Credit LLC as Co-Agent, and the CIT Group/Business Credit, Inc., GMAC Commercial Finance LLC, Amsouth Bank, PNC Bank, National Association, First Tennessee Bank National Association and Orix Financial Services, Inc. as Lenders.

                                                                       EXHIBIT A

                               ARTICLES OF MERGER

     In accordance with the provisions of Section 48-21-107 of the Tennessee Business Corporation Act (the "Act"), GFC Enterprises, Inc., a Tennessee corporation ("Acquisition Corp."), and Goody's Family Clothing, Inc., a Tennessee corporation (the "Company"), collectively referred to herein as the "Merging Corporations," hereby adopt the following Articles of Merger for the purpose of merging Acquisition Corp. with and into the Company.

1. The Acquisition Agreement and Agreement and Plan of Merger that has been approved by each of the Merging Corporations in the manner prescribed by the Act is set forth in Appendix A attached hereto and is incorporated for all purposes into these Articles of Merger.

2. Approval of the Acquisition Agreement and Agreement and Plan of Merger by the shareholders of the Company and Acquisition Corp. is required by the Act.

3. The Acquisition Agreement and Agreement and Plan of Merger was approved at a duly called special meeting of the shareholders of the Company on __________ __, 200_, by the affirmative vote of a majority of all of the votes entitled to be cast.

4. The Acquisition Agreement and Agreement and Plan of Merger was approved by action taken on written consent of the sole shareholder of Acquisition Corp. dated as of ____________ __, 200_.

5. The Merger will become effective upon the filing of these Articles of Merger with the Secretary of State of the State of Tennessee.

Dated as of ___________ __, 200_.

             [The remainder of this page intentionally left blank.]

                                        GOODY'S FAMILY CLOTHING, INC.,
                                        a Tennessee corporation


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        GFC ENTERPRISES, INC.,
                                        a Tennessee corporation


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                                                       EXHIBIT B

                          AMENDED AND RESTATED CHARTER
                                       OF
                          GOODY'S FAMILY CLOTHING, INC.

     The undersigned, acting as the incorporator of a corporation under the Tennessee Business Corporation Act, adopts the following charter for such corporation.

     1. The name of the corporation is Goody's Family Clothing, Inc.

     2. The corporation is for profit.

     3. The street address of the corporation's principal office is: 400 Goody's Lane, Knoxville, Tennessee 37922

     4. (a) The name of the corporation's initial registered agent is: CT Corporation System

          (b) The street address of the corporation's initial registered office in Tennessee is: 800 S. Gay Street, Suite 2021, Knoxville, County of Knox 37929

     5. The number of shares of stock the corporation is authorized to issue is 50,000,000 shares of common stock, $0.01 par value per share.

     6. The shareholders of the corporation shall not have preemptive rights.

     7. To the fullest extent permitted by the Tennessee Business Corporation Act as in effect on the date hereof and as hereafter amended from time to time, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the Tennessee Business Corporation Act or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended from time to time. Any repeal or modification of this Paragraph 8 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

     8. To the maximum extent permitted from time to time under the law of the State of Tennessee, the corporation renounces any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the corporation. No amendment or repeal of this Section 8 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

                                                                       EXHIBIT C
                                                 BYLAWS OF SURVIVING CORPORATION

                                     BY-LAWS

                                       OF

                          GOODY'S FAMILY CLOTHING, INC.

                             A Tennessee Corporation

                             ADOPTED _________, 2005

                                    ARTICLE I

                                     OFFICES

          Section 1. Registered Office. The registered office of the corporation in the State of Tennessee shall be located at 800 S. Gary Street, Suite 2021, Knoxville, County of Knox 37929. The name of the corporation's registered agent at such address shall be CT Corporation System. The registered office and/or registered agent of the corporation may be changed from time to time by action of the Board of Directors.

          Section 2. Other Offices. The corporation may also have offices at such other places, both within and without the State of Tennessee, as the Board of Directors may from time to time determine or the business of the corporation may require.

                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

          Section 1. Place and Time of Meetings. The date, time and place of the annual meeting shall be determined by the Board of Directors of the corporation.

          Section 2. Special Meetings. Special meetings of stockholders may be called for any purpose and may be held at such time and place, within or outside of the State of Tennessee, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof. Except as otherwise provided in the certificate of incorporation, such meetings may only be held on call of the Board of Directors or if the holders of at least ten percent (10%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the Corporation's highest ranking officer then in office (the "Ranking Officer") one (1) or more written demands for the meeting describing the purpose or purposes for which such special meeting is to be held. On such written request, the Ranking Officer shall fix a date and time for such meeting within two (2) days of the date requested for such meeting in such written request. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

          Section 3. Place of Meetings. The Board of Directors may designate any place, either within or outside of the State of Tennessee, as the place of meeting for any annual meeting or for any special meeting. If no designation is made, the place of meeting shall be the principal executive office of the corporation, which initially shall be 400 Goody's Lane, Knoxville, Tennessee 37922.

          Section 4. Notice. Whenever stockholders are required or permitted to take action at a meeting, written or printed notice stating the place, date, time, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting. All such notices shall be delivered, either personally or by mail, by or at the direction of the Board of Directors, the Chief Executive Officer or the Secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation. A shareholder may waive any notice required by law, the certificate of incorporation or these bylaws before or after the date and time stated in such notice. Except as provided in the next sentence, the waiver must be in writing, be signed by the shareholder entitled to the notice and be delivered to the Corporation for inclusion in the minutes or filing with the corporate records. A shareholder's attendance at a meeting: (1) waives objection to lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting (or promptly upon his arrival) objects to holding the meeting or transacting business at the meeting; and (2) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

          Section 5. Record Date. The Board of Directors shall fix as the record date for the determination of shareholders entitled to notice of a shareholders' meeting, to demand a special meeting, to vote or to take any other action, a date not more than seventy (70) days before the meeting or action requiring a determination of shareholders.

          A record date fixed for a shareholders' meeting is effective for any adjournment of such meeting unless the Board of Directors fixes a new record date, which it must do if the meeting is adjourned to a date more than four (4) months after the date fixed for the original meeting.

          Section 6. Stockholders List. The officer having charge of the stock ledger of the corporation shall make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder, the number of shares registered in the name of each stockholder and the class or series of shares held by such stockholder, if applicable. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the annual meeting at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

A shareholder or his agent or attorney is entitled on written demand to inspect and, subject to the requirements of the Tennessee Business Corporation Act (the "Act"), to copy the list, during regular business hours and at his expense, during the period it is available for inspection.

          Section 7. Quorum. The holders of a majority of the outstanding shares of capital stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by statute or by the certificate of incorporation. If the corporation has issued more than one class or series of stock, then a majority of the outstanding shares entitled to vote and be counted together collectively with respect to the matter at issue shall constitute a quorum. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting. If a quorum is not present, the holders of a majority of the shares of capital stock present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place.

          Section 8. Conduct of Meetings. The Chairman, if any, and in his absence or discretion, any person chosen by the stockholders present shall call the meeting of the stockholders to order and shall act as chairman of the meeting, and the Secretary of the corporation shall act as secretary of all meetings of the stockholders, but, in the absence or upon the request of the Secretary, the presiding officer may appoint any other person to act as secretary of the meeting.

          Section 9. Adjourned Meetings. When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

          Section 10. Vote Required. When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.

          Section 11. Voting Rights. Except as otherwise provided by the Act or by the certificate of incorporation of the corporation or any amendments thereto and subject to Section 3 of Article VI hereof, every stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of common stock held by such stockholder and no votes for any other class or series of capital stock held by such stockholder.

          Section 12. Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him, her or it by proxy. An appointment of a proxy is effective when received by the Secretary or other officer or agent authorized to tabulate votes. An appointment is valid for eleven (11) months unless another period is expressly provided in the appointment form. An appointment of a proxy is revocable by the shareholder unless the appointment form conspicuously states that it is irrevocable and the appointment is coupled with an interest.

          Section 13. Action by Written Consent. Unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the state of Tennessee, or the corporation's principal place of business, or an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof. If the Act or the certificate of incorporation requires that notice of a proposed action be given to nonvoting shareholders and the action is to be taken by consent of the voting shareholders, then the Corporation shall give its nonvoting shareholders written notice of the proposed action at least ten (10) days before such action is taken. Such notice shall contain or be accompanied by the same material that would have been required to be sent to nonvoting shareholders in a notice of a meeting at which the proposed action would have been submitted to the shareholders for action.

          Section 14. Acceptance of Shareholder Documents.

          If the name signed on a shareholder document (a vote, consent, waiver, or proxy appointment) corresponds to the name of a shareholder, the Corporation, if acting in good faith, is entitled to accept such shareholder document and give it effect as the act of the shareholder. If the name signed on such shareholder document does not correspond to the name of a shareholder, the Corporation, if acting in good faith, is nevertheless entitled to accept such shareholder document and to give it effect as the act of the shareholder if:

          (i) the shareholder is an entity and the name signed purports to be that of an officer or agent of the entity;

          (ii) the name signed purports to be that of a fiduciary representing the shareholder and, if the Corporation requests, evidence of fiduciary status acceptable to the Corporation has been presented with respect to such shareholder document;

          (iii) the name signed purports to be that of a receiver or trustee in bankruptcy of the shareholder and, if the Corporation requests, evidence of this status acceptable to the Corporation has been presented with respect to the shareholder document;

          (iv) the name signed purports to be that of a pledgee, beneficial owner or attorney-in-fact of the shareholder and, if the Corporation requests, evidence acceptable to the Corporation of the signatory's authority to sign for the shareholder has been presented with respect to such shareholder document; or

          (v) two or more persons are the shareholder as co-tenants or fiduciaries and the name signed purports to be the name of at least one (1) of the co-owners and the person signing appears to be acting on behalf of all the co-owners.

          The Corporation is entitled to reject a shareholder document if the Secretary or other officer or agent authorized to tabulate votes, acting in good faith, has a reasonable basis for doubt about the validity of the signature on such shareholder document or about the signatory's authority to sign for the shareholder.

                                   ARTICLE III

                                    DIRECTORS

          Section 1. General Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors.

          Section 2. Number, Election and Term of Office. The Board of Directors of the corporation shall consist of that number of directors as determined from time to time by the Board of Directors, but shall in no event exceed ten. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in Section 4 of this
Article III. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided. The provisions contained in this Article III shall be subject to the terms and conditions of any stockholders agreement then in effect by and among the corporation and any of its stockholders (the "Stockholders Agreements") and the certificate of incorporation.

          Section 3. Removal and Resignation. Subject to the provisions of the Stockholders Agreements, any director or the entire Board of Directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the corporation's certificate of incorporation or the Stockholders Agreements, the provisions of this section shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. Any director may resign at any time upon written notice to the corporation.

          Section 4. Vacancies. Subject to the provisions of the Stockholders Agreements, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the remaining Board of Directors, even if less than a quorum, and in accordance with the Stockholders Agreements. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

          Section 5. Annual Meetings. An annual meeting of the Board of Directors may be held without other notice than this by-law immediately after, and at the same place as, the annual meeting of stockholders.

          Section 6. Other Meetings and Notice. Regular meetings, other than the annual meeting, of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the board. Special meetings of the Board of Directors may be called by or at the request of the Ranking Officer on at least twenty-four (24) hours notice to each director, either personally, by telephone, by mail, or by facsimile; in like manner and on like notice the Ranking Officer must call a special meeting on the written request of at least two of the directors. The Board of Directors may permit any or all directors to participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by this means is deemed to be present in person at the meeting.

          Section 7. Quorum, Required Vote and Adjournment. Each director shall be entitled to one vote except as otherwise provided in the certificate of incorporation. Directors then in office (and specifically excluding any vacancies) holding a majority of the votes of all directors (or such greater number required by applicable law) shall constitute a quorum for the transaction of business. The vote of directors holding a majority of votes present at a meeting at which a quorum is present shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

          Section 8. Conduct of Meetings. The Chairman, if any, and in his absence or discretion, any person chosen by the directors present shall call meetings of the Board of Directors to order and shall act as chairman of the meeting. The Secretary of the corporation shall act as secretary of all meetings of the Board of Directors, but, in the absence or upon the request of the Secretary, the presiding officer may appoint any other person to act as secretary of the meeting.

          Section 9. Committees. The Board of Directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in such resolution or these by-laws shall have and may exercise the powers of the Board of Directors in the management and affairs of the corporation except as otherwise limited by law. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

          Section 10. Committee Rules. Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee.

          Section 11. Communications Equipment. Members of the Board of Directors or any committee thereof may participate in and act at any meeting of such board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.

          Section 12. Waiver of Notice and Presumption of Consent. Any member of the Board of Directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have consented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the Secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

          Section 13. Action by Written Consent. Unless the certificate of incorporation otherwise provides, any action required or permitted by the Act to be taken at a Board of Directors meeting may be taken without a meeting. If all directors consent to taking such action without a meeting, the affirmative vote of the number of directors that would be necessary to authorize or take such action at a meeting is the act of the Board of Directors. Such action must be evidenced by one or more written consents describing the action taken, at least one of which is signed by each director, indicating the director's vote or abstention on the action, which consents shall be included in the minutes or filed with the corporate records reflecting the action taken. Action taken by consent is effective when the last director signs the consent, unless the consent specifies a different effective date.

          Section 14. Compensation.

          Directors and members of any committee created by the Board of Directors shall be entitled to such reasonable compensation for their services as directors and members of such committee as shall be fixed from time to time by the Board, and shall also be entitled to reimbursement for any reasonable expenses incurred in attending meetings of the Board or of any such committee meetings. Any director receiving such compensation shall not be barred from serving the Corporation in any other capacity and receiving reasonable compensation for such other services.

                                   ARTICLE IV

                                    OFFICERS

          Section 1. Number. The officers of the corporation shall be elected by the Board of Directors and may consist of a chief executive officer, a president, any number of vice presidents, a secretary, any number of assistant secretaries, a treasurer, any number of assistant treasurers and such other officers and assistant officers as may be deemed necessary or desirable by the Board of Directors. One person may simultaneously hold more than one office, except the President may not simultaneously hold the office of Secretary. If the Corporation has only one shareholder, such shareholder may simultaneously hold the offices of President and Secretary. In its discretion, the Board of Directors may choose not to fill any office for any period as it may deem advisable, except that the offices of chief executive officer, president and secretary shall be filled as expeditiously as possible.

          Section 2. Election and Term of Office. The officers of the corporation shall be elected annually by the Board of Directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be. Vacancies may be filled or new offices created and filled at any meeting of the Board of Directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

          Section 3. Removal and Resignation. Any officer or agent elected by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. An officer may resign at any time by delivering notice to the Corporation. Such resignation is effective when such notice is delivered unless such notice specifies a later effective date. An officer's resignation does not affect the Corporation's contract rights, if any, with the officer.

          Section 4. Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board of Directors for the unexpired portion of the term by the Board of Directors then in office.

          Section 5. Compensation. Compensation of all officers shall be fixed by the Board of Directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.

          Section 6. Chairman of the Board. The Chairman of the Board, if one be chosen by the Board of Directors, shall preside at all meetings of the Board of Directors and of the stockholders and shall perform all duties incident to the office of the Chairman of the Board of the corporation and such other duties as may be prescribed by the Board of Directors from time to time. The Board of Directors may also choose Co-Chairmen of the Board, each individually authorized to perform all duties of the Chairman of the Board set forth herein. In the event that any member of the Board disagrees with the manner in which the Chairman of the Board is discharging the duties incident to the office of the Chairman of the Board, such member shall have the right to call a vote of the Board of Directors, the vote of a majority of whom shall prevail.

          Section 7. Chief Executive Officer. The Board of Directors may from time to time designate the Chairman of the Board, if any, or the President of the corporation as the Chief Executive Officer of the corporation. The President shall be the Chief Executive Officer whenever the office of Chairman of the Board of the corporation is vacant. The Board of Directors may also designate the Chairman of the Board, if any, and any officer of the corporation as Co-Chief Executive Officers, each individually authorized to perform all duties of the Chief Executive Officer set forth herein. Subject to the control of the Board of Directors, the Chief Executive Officer shall in general supervise and control all of the business and affairs of the corporation. He or she shall have authority, subject to such rules as may be prescribed by the Board of Directors, to appoint and remove such agents and employees of the corporation as he or she shall deem necessary to prescribe their powers, duties and compensation, and to delegate authority to them. He or she shall have authority to sign, execute and acknowledge, on behalf of the corporation, all deeds, mortgages, securities, contracts, leases, reports, and all other documents or other instruments necessary or proper to be executed in the course of the corporation's regular business, or which shall be authorized by resolution of the Board of Directors; and, except as otherwise provided by law or the Board of Directors, he or she may authorize any elected President, Vice President or other officer or agent of the corporation to sign, execute and acknowledge such documents or instruments in his or her place and stead. In general, he or she shall perform all duties incident to the office of Chief Executive Officer of the corporation and such other duties as may be prescribed by the Board of Directors from time to time.

          Section 8. President. Unless the Board of Directors otherwise provides, in the absence of the Chairman of the Board, in the event of his inability or refusal to act, or in the event of a vacancy in the office of the Chairman of the Board, the President shall perform the duties of the Chairman of the Board, and when so acting shall have all the powers of and be subject to all the restrictions upon the Chairman of the Board. Unless the Board of Directors otherwise provides, in the absence of the Chief Executive Officer or in the event of his or her inability or refusal to act, or in the event of a vacancy in the office of the Chief Executive Officer, the President shall perform the duties of the Chief Executive Officer, and when so acting shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. The President shall have authority, subject to such rules as may be prescribed by the Board of Directors, to appoint such agents and employees of the corporation as he or she shall deem necessary, to prescribe their powers, duties and compensation, and to delegate authority to them. He or she shall have authority to sign, execute and acknowledge, on behalf of the corporation, all deeds, mortgages, bonds, stock certificates, contracts, leases, reports and all other documents or instruments necessary or proper to be executed in the course of the corporation's regular business, or which shall be authorized by resolution of the Board of Directors; and, except as otherwise provided by law or the Board of Directors, he or she may authorize any Vice President or other officer or agent of the corporation to sign, execute and acknowledge such documents or instruments in his or her place and stead. In general he or she shall perform all duties incident to the office of the President and such other duties as may be prescribed by the Board of Directors from time to time.

          Section 9. Vice-Presidents. The Vice-President, or if there shall be more than one, the Vice-Presidents in the order determined by the Board of Directors, shall, in the absence or disability of the President, act with all of the powers and be subject to all the restrictions of the President. The Vice-Presidents shall also perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer or these By-laws may, from time to time, prescribe.

          Section 10. The Secretary and Assistant Secretaries. The Secretary shall attend all meetings of the Board of Directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the Chief Executive Officer's supervision, the Secretary shall give, or cause to be given, all notices required to be given by these By-laws or by law; shall have such powers and perform such duties as the Board of Directors, the Chief Executive Officer or these By-laws may, from time to time, prescribe; and shall have custody of the corporate seal of the corporation. The Secretary, or an Assistant Secretary, shall have authority to affix any corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer or the Secretary may, from time to time, prescribe.

          Section 11. The Treasurer and Assistant Treasurer. The Treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; shall deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the Board of Directors; shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the Chief Executive Officer and the Board of Directors, at its regular meeting or when the Board of Directors so requires, an account of the corporation; shall have such powers and perform such duties as the Board of Directors, the Chief Executive Officer or these By-laws may, from time to time, prescribe. If required by the Board of Directors, the Treasurer shall give the corporation a bond (which shall be rendered every six (6) years) in such sums and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Treasurer and for the restoration to the corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the Treasurer belonging to the corporation. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors, shall in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer. The Assistant Treasurers shall perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer or Treasurer may, from time to time, prescribe.

          Section 12. Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these By-laws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the Board of Directors.

          Section 13. Absence or Disability of Officers. In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer's place during such officer's absence or disability, the Board of Directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

                                    ARTICLE V

                INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

          Section 1. Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the corporation to the fullest extent which it is empowered to do so unless prohibited from doing so by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys' fees actually and reasonably incurred by such person in connection with such proceeding) and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the corporation. The right to indemnification conferred in this Article V shall be a contract right and, subject to Sections 2 and 5 hereof, shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition. The corporation may, by action of its board of directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

          Section 2. Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the corporation under Section 1 of this Article V or advance of expenses under Section 5 of this Article V shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the corporation that the director or officer is entitled to indemnification pursuant to this Article V is required, and the corporation fails to respond within sixty days to a written request for indemnity, the corporation shall be deemed to have approved the request. If the corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article V shall be enforceable by the director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Act for the corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Act, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          Section 3. Article Not Exclusive. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article V shall not be exclusive of any other right which any person (and his heirs, executors and administrators) may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, insurance, purchased by the corporation or otherwise, vote of stockholders or disinterested directors or otherwise.

          Section 4. Insurance. The corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability under this Article V. The corporation may enter into contracts with any director, officer, partner, trustee, employee or agent of the corporation in furtherance of the provisions of this Section and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of the amounts as may be necessary to effect indemnification as provided in this Section.

          Section 5. Expenses. Expenses incurred by any person described in
Section 1 of this Article V in defending a proceeding shall be paid by the corporation in advance of such proceeding's final disposition unless otherwise determined by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

          Section 6. Employees and Agents. Persons who are not covered by the foregoing provisions of this Article V and who are or were employees or agents of the corporation, or who are or were serving at the request of the corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board of directors.

          Section 7. Contract Rights. The provisions of this Article V shall be deemed to be a contract right between the corporation and each director or officer who serves in any such capacity at any time while this Article V and the relevant provisions of the Act or other applicable law are in effect, and any repeal or modification of this Article V or any such law shall not affect any rights or obligations then existing.

          Section 8. Merger or Consolidation. For purposes of this Article V, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article V with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

                                   ARTICLE VI

                       CERTIFICATES OF STOCK; RECORD DATE

          Section 1. Form. Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by the Chief Executive Officer or a Vice-President and the Secretary or an Assistant Secretary of the corporation, certifying the number of shares owned by such holder in the corporation. If such a certificate is countersigned (1) by a transfer agent or an assistant transfer agent other than the corporation or its employee or (2) by a registrar, other than the corporation or its employee, the signature of any such Chief Executive Officer, Vice-President, Secretary, or Assistant Secretary may be facsimiles. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation whether because of death, resignation or otherwise before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation. All certificates for shares shall be consecutively numbered or otherwise identified. Each individual certificate shall include the following on its face: (i) the Corporation's name, (ii) the fact that the Corporation is organized under the laws of the State of Tennessee, (iii) the name of the person to whom the certificate is issued, (iv) the number of shares represented thereby, (v) the class of shares and the designation of the series, if any, which the certificate represents, and (vi) such other information as applicable law may require or as may be lawful. If the Corporation is authorized to issue different classes of shares or different series within a class, the designations, relative rights, preferences and limitations determined for each series (and the authority of the Board of Directors to determine variations for future series) shall be summarized on the front or back of each certificate. Alternatively, each certificate shall state on its front or back that the Corporation will furnish the shareholder this information in writing, without charge, upon request. The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the corporation. Shares of stock of the corporation shall only be transferred on the books of the corporation by the holder of record thereof or by such holder's attorney duly authorized in writing, upon surrender to the corporation of the certificate or certificates for such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates, and record the transaction on its books. The Board of Directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the corporation.

          Section 2. Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates previously issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his, her or its legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against the corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.

          Section 3. Fixing a Record Date for Stockholder Meetings. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting;

provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

          Section 4. Fixing a Record Date for Action by Written Consent. In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Tennessee, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

          Section 5. Fixing a Record Date for Other Purposes. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

          Section 6. Registered Stockholders. Prior to the surrender to the corporation of the certificate or certificates for a share or shares of stock with a request to record the transfer of such share or shares, the corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner. The corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

          Section 7. Subscriptions for Stock. Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the Board of Directors. In case of default in the payment of any installment or call when such payment is due, the corporation may proceed to collect the amount due in the same manner as any debt due the corporation. All calls for payment on subscriptions shall be uniform as to all shares of the same class or of the same series, unless the subscription agreement specifies otherwise.

                                   ARTICLE VII

                               GENERAL PROVISIONS

          Section 1. Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. The record date for the determination of shareholders entitled to receive the payment of any dividend shall be determined by the Board of Directors, but which in any event shall not be less than ten (10) days prior to the date of such payment. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.

          Section 2. Checks, Drafts or Orders. All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation, and in such manner, as shall be determined by resolution of the Board of Directors or a duly authorized committee thereof.

          Section 3. Contracts. The Board of Directors may authorize any officer or officers, or any agent or agents, of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

          Section 4. Loans. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation and is permitted by applicable law. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

          Section 5. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

          Section 6. Corporate Seal. The Board of Directors shall provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation and the words "Corporate Seal, Tennessee". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

          Section 7. Voting Securities Owned By Corporation. Voting securities in any other corporation held by the corporation shall be voted by the Ranking Officer, unless the Board of Directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

          Section 8. Inspection of Books and Records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation's stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person's interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in the State of Tennessee or at its principal place of business.

          Section 9. Section Headings. Section headings in these By-laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

          Section 10. Inconsistent Provisions. In the event that any provision of these By-laws is or becomes inconsistent with any provision of the certificate of incorporation, the Act, the Stockholders Agreements or any other applicable law, the provision of these By-laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect. Each Reference to the Stockholders Agreements shall be given effect only at such times as a Stockholders Agreements is then in effect.

          Section 11. Notice. Unless otherwise provided for in these bylaws, any notice required shall be in writing except that oral notice is effective if it is reasonable under the circumstances and not prohibited by the certificate of incorporation or these bylaws. Notice may be communicated in person; by telephone, telegraph, teletype or other form of wire or wireless communication; or by mail or private carrier. If these forms of personal notice are impracticable, notice may be communicated by a newspaper of general circulation in the area where published; or by radio, television or other form of public broadcast communication. Written notice to a domestic or foreign corporation authorized to transact business in Tennessee may be addressed to its registered agent at its registered office or to the corporation or its secretary at its principal office as shown in its most recent annual report or, in the case of a foreign corporation that has not yet delivered an annual report, in its application for a certificate of authority.

          Written notice to shareholders, if in a comprehensible form, is effective when mailed, if mailed postpaid and correctly addressed to the shareholder's address shown in the Corporation's current record of shareholders. Except as provided above, written notice, if in a comprehensible form, is effective at the earliest of the following: (a) when received, (b) five (5) days after its deposit in the United States mail, if mailed correctly addressed and with first class postage affixed thereon; (c) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and the receipt is signed by or on behalf of the addressee; or (d) twenty (20) days after its deposit in the United States mail, as evidenced by the postmark if mailed correctly addressed, and with other than first class, registered or certified postage affixed. Oral notice is effective when communicated if communicated in a comprehensible manner.

                                  ARTICLE VIII

                                   AMENDMENTS

          These By-laws may be amended, altered, or repealed and new By-laws adopted at any meeting of the Board of Directors by a majority vote. The fact that the power to adopt, amend, alter, or repeal the By-laws has been conferred upon the Board of Directors shall not divest the stockholders of the same power.

                                                                       EXHIBIT D

                     OPTION HOLDER ACKNOWLEDGEMENT AGREEMENT

          THIS OPTION HOLDER ACKNOWLEDGEMENT AGREEMENT (this "Agreement") is entered into as of _____________, 2005, between _______ ("Option Holder") and Goody's Family Clothing, Inc., a Tennessee corporation (the "Company"). Capitalized terms used herein without definition shall have the meaning ascribed to such terms as set forth in the Transaction Agreement (as defined below).

          WHEREAS, the Option Holder is the owner of options to purchase the number of shares of the Company's common stock, no par value per share, set forth opposite the Option Holder's name on Annex A hereto;

          WHEREAS, the Option Holder's options were granted to the Option Holder pursuant to one or more of the Company's stock option plans (collectively, the "Stock Plans"), including the Company's 1991 Stock Incentive Plan, 1993 Stock Option Plan, Discounted Stock Option Plan for Directors, 1997 Stock Option Plan or 2005 Stock Incentive Plan, which Stock Plan is set forth opposite the Option Holder's name on Annex A hereto, along with the exercise price applicable to such options;

          WHEREAS, GFC Enterprises, Inc., a Tennessee corporation ("Acquisition Corp."), GFC Holding Company, a Delaware corporation ("Parent"), and the Company have entered into an Acquisition Agreement and Agreement and Plan of Merger, dated as of ______________, 2005 (the "Transaction Agreement"), pursuant to which, among other things, Acquisition Corp. will merge with, and into, the Company (the "Merger");

          WHEREAS, pursuant to Section 3.02(b) of the Transaction Agreement, at the Effective Time, all Options shall be canceled, in each case, in accordance with and pursuant to the terms of the Stock Plans under which such Options were granted; and

          WHEREAS, pursuant to Section 3.02(b) of the Transaction Agreement, each Option so cancelled shall be entitled to receive in settlement of such Option as promptly as practicable following the Effective Time, but in no event later than 10 business days after the Effective Time, a cash payment from the Payment Fund, subject to any required withholding of taxes, equal to the product of (i) the total number of Common Shares otherwise issuable upon exercise of such Option and (ii) the amount, if any, by which the Merger Consideration per Common Share exceeds the applicable exercise price per Common Share otherwise issuable upon exercise of such Option (the "Option Consideration") (provided, however, that with respect to any person subject to Section 16 of the Exchange Act, such amount to be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange
Act).

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Option Holder Acknowledgements. The Option Holder hereby acknowledges and agrees as follows:

     (a) The number of Common Shares set forth opposite the Option Holder's name on Annex A hereto is the number of Common Shares otherwise issuable upon exercise of each Option owned by such Option Holder. For purposes of this Agreement, "Option" means each outstanding unexercised option to purchase Common Shares, whether or not then vested or fully exercisable, granted on or prior to the date hereof to the Option Holder, whether under any Stock Plan or otherwise.

     (b) Set forth opposite the Option Holder's name on Annex A hereto is the Stock Plan(s) under which each such Option was granted, along with the exercise price(s) applicable to such Option.

     (c) At the Effective Time, all Options of the Option Holder shall be canceled.

     (d) With respect to each Option of the Option Holder so cancelled (other than with respect to any Options which have been exercised prior to the Effective Time), the Option Holder shall be entitled to receive in settlement of each such Option as promptly as practicable following the Effective Time, but in no event later than 10 business days after the Effective Time, a cash payment from the Payment Fund, subject to any required withholding of taxes, equal to the product of (i) the total number of Common Shares otherwise issuable upon exercise of such Option, which number of Common Shares are set forth opposite the Option Holder's name on Annex A hereto, and (ii) the Option Consideration applicable to such Option; provided, however, that if the Option Holder is subject to Section 16 of the Exchange Act, such amount shall be paid as soon as practicable after the first date payment can be made without liability to the Option Holder under
          Section 16(b) of the Exchange Act). The gross amount of the aggregate consideration to be received by the Option Holder with respect to all Options of the Option Holder is set forth opposite such Option Holder's name on Annex A hereto (the "Aggregate Option Consideration").

2. Representations. The Option Holder hereby represents and warrants that, as of the date hereof, (a) the Option Holder has full power, authority and legal capacity to enter into this Agreement, (b) this Agreement has been duly executed and delivered and constitutes a valid and binding obligation of the Option Holder, enforceable in accordance with its terms, (c) the Option Holder is not subject to or obligated under any contract, agreement, license, franchise or permit or any law, regulation, order, judgment or decree which would be breached or violated by the execution, delivery and performance by the Option Holder of this Agreement and the consummation of the transactions contemplated hereby, (d) the Option Holder is the record and beneficial owner of all of the Options set forth opposite the Option Holder's name on Annex A hereto, possesses good title thereto, free and clear of all liens, charges and encumbrances, and does not own any other option, warrant, purchase right, subscription right, conversion right, exchange right, contractual or other commitment that could require the Company to issue, sell or otherwise cause to become outstanding any capital stock of the Company, whether vested or unvested, except for the Option Holder's Options as set forth opposite the Option Holder's name on Annex A hereto, and (e) neither the Option Holder nor any of the Option Holder's affiliates is a party to or bound by any written or oral agreement or understanding with respect to any proposal for the acquisition of the Option Holder's Options (other than as set forth herein).

3. Release. Effective at the Effective Time, upon payment of the Aggregate Option Consideration at or prior to the Effective Time, the Option Holder hereby irrevocably waives, releases and discharges the Company and its affiliates from any and all liabilities and obligations to it of any kind or nature whatsoever, in the Option Holder's capacity as an optionholder or with respect to any Options, and the Option Holder agrees that it shall not seek to recover any amounts in connection therewith or thereunder from the Company or any of its affiliates.

4. Third-Party Beneficiary. Each of Acquisition Corp. and Parent shall be entitled to rely upon the provisions hereof, including, without limitation,
     Section 1 and the representations, warranties and other agreements set forth herein, as a third-party beneficiary for all purposes.

5. Amendment. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Option Holder and if amended prior to the Effective Time, Acquisition Corp. and Parent.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Tennessee, without giving effect to the principles of conflicts of laws thereof.

7. WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY PARTY HERETO MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR THIS TRANSACTION SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

8. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9. Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10. Facsimile. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the enforceability of a contract and each party forever waives any such defense.

11. Further Assurances. The Option Holder shall, upon the request of Acquisition Corp., Parent or the Company, execute and deliver such documents and take such action reasonably deemed by Acquisition Corp., Parent or the Company to be necessary or desirable to effectuate the purposes and objectives of this Agreement.

12. Termination. This Agreement shall terminate and become void and of no effect upon termination of the Transaction Agreement pursuant to its terms prior to the Effective Time.

                                   * * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

                                        GOODY'S FAMILY CLOTHING, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Its:
                                             -----------------------------------


                                        OPTION HOLDER:


                                        ----------------------------------------
                                        Name:
                                              ----------------------------------

                                                                         ANNEX A

          STOCK PLAN PURSUANT       COMMON SHARES        EXERCISE PRICE     OPTION CONSIDERATION
OPTION   TO WHICH SUCH OPTION   ISSUABLE PURSUANT TO   APPLICABLE TO SUCH    APPLICABLE TO SUCH
HOLDER        WAS ISSUED             SUCH OPTION              OPTION               OPTION
------   --------------------   --------------------   ------------------   --------------------


                                                                       EXHIBIT F

                          MANAGEMENT SERVICES AGREEMENT

     This MANAGEMENT SERVICES AGREEMENT (the "Agreement"), dated as of _________ ___, 2005, is entered into by and between Goody's Family Clothing, Inc., a Tennessee corporation (the "Company"), and Sun Capital Partners Management IV, LLC, a Delaware limited liability company (the "Manager").

     WHEREAS, the Company is party to that certain Acquisition Agreement and Agreement and Plan of Merger, dated as of the date hereof (the "Transaction Agreement"), pursuant to which the Company agreed, concurrently with its execution of the Transaction Agreement, to enter into this Agreement;

     WHEREAS, the Company and the Manager have agreed that this Agreement shall be effective as of the Offer Payment Date as defined in the Transaction Agreement (the "Commencement Date");

     WHEREAS, commencing as of the Commencement Date, the Company desires to receive financial and management consulting services from the Manager and to obtain the benefit of the experience of the Manager in business and financial management;

     WHEREAS, commencing as of the Commencement Date, the Manager desires to provide financial and management consulting services to the Company pursuant to the terms of this Agreement; and

     WHEREAS, the compensation arrangements set forth in this Agreement are designed to compensate the Manager for providing such financial and management consulting services to the Company.

     NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

     1.   Agreement; Term.

          (a) The Company hereby retains the Manager to perform, and the Manager agrees to render to the Company, on the terms herein set forth, management and consulting services regarding the business of the Company and such other services relating to the Company as may from time to time be reasonably requested by the executive officers of the Company and agreed to by the Manager. Without limiting the generality of the foregoing, the parties currently contemplate that these services shall include advice regarding improvements to the Company's financial reporting, accounting and management information systems and staffing.

          (b) It is expressly understood and agreed that the Manager shall devote only so much time, and shall consult with and advise the officers and managers of the Company only to such extent and at such times and places as may be mutually convenient to the Company and the Manager. The Manager shall be free to provide similar services to such other business enterprises or activities as the Manager may deem fit without any limitation or restriction whatsoever.

          (c) The term of this Agreement shall commence as of the Commencement Date and shall terminate on the tenth anniversary of the Commencement Date. Notwithstanding any other provisions hereof, (i) the Company's obligation to pay amounts due with respect to periods prior to the termination hereof and (ii) the provisions of Sections 3 through 18 hereof shall survive any termination of this Agreement.

     2.   Compensation and Expenses.

          (a) For the services to be rendered by the Manager hereunder, the Manager shall receive an annual fee (the "Management Fee") to be determined by the mutual agreement of the Manager and the Company after the Commencement Date or the Effective Time (as defined in the Transaction Agreement). From and after the Commencement Date, the Company shall pay the Management Fee in quarterly installments in advance in the manner determined by the mutual agreement of the Manager and the Company after the Commencement Date or the Effective Time based upon the greater of a percentage of EBITDA and a fixed dollar amount; provided that any amount payable with respect to the period from the Commencement Date until the Effective Time shall not be paid to the Manager until the consummation of the Merger. At the end of each fiscal year during the term of this Agreement, following an audit of the Company's financial statements for such fiscal year:
(x) in the event the Company paid the Manager an amount less than the Audited Management Fee (as determined by the Company and the Manger after the Commencement Date or the Effective Time), the Company shall promptly pay to the Manager the difference between the Audited Management Fee and the Management Fee actually paid with respect to such fiscal year (the "Actual Management Fee"); and (y) in the event the Actual Management Fee is greater than the Audited Management Fee for such fiscal year, the Company shall receive a credit against the immediately succeeding quarterly installment or installments, as applicable, for the difference between the Actual Management Fee and the Audited Management Fee. Upon consummation of the Merger, the Company shall also pay the Manager the pro rata portion of the Management Fee for the period from the Effective Time until the next fiscal quarter ending December 31, 2005, March 31, 2006 or June 30, 2006. For purposes of this Agreement, the term "EBITDA" means, for any period, the sum of the amounts for such period of (A) net income (or loss) after taxes of the Company and its direct and indirect subsidiaries on a consolidated basis ("Net Income"), plus (B) interest expense which has been deducted in the determination of Net Income, plus (C) federal, state and local taxes which have been deducted in determining Net Income, plus (D) depreciation and amortization expenses which have been deducted in determining Net Income, including without limitation amortization of capitalized transaction expenses incurred in connection with the acquisition of certain shares of capital stock of the Company by GFC Enterprises, Inc. and the merger of GFC Enterprises, Inc. with, and into, the Company (the "Goody's Transaction"), plus (E) extraordinary losses which have been deducted in the determination of Net Income, plus (F) uncapitalized transaction expenses incurred in connection with the Goody's Transaction, plus (G) all other non-cash charges, minus (H) extraordinary gains which have been included in the determination of Net Income. Each item used in calculating EBITDA shall be determined in accordance with generally accepted accounting principles, consistent with that used in prior periods.

          (b) The Company shall reimburse the Manager for the cost of all reasonable out-of-pocket fees and expenses incurred by the Manager and its affiliates in the performance of the services hereunder and all matters related thereto.

          (c) In connection with additional management services required in connection with certain corporate events, the Manager shall also be entitled to additional customary and reasonable fees for management consulting services provided to the Company or to any of its direct or indirect subsidiaries or shareholders, including with respect to, without limitation, refinancings, restructurings, equity or debt offerings, acquisitions, mergers, consolidations, business combinations, sales and divestitures (each a "Management Consulting Event"). In the event that at any time during the term hereof, there shall occur a Management Consulting Event involving the Company or any of the Company's direct or indirect subsidiaries or shareholders, the Company shall pay the Manager a management consulting fee, in cash, equal to a percentage, to be determined by the Company and the Manager after the Commencement Date or the Effective Time, of the aggregate consideration (including assumed debt and long-term liabilities) paid to or by the Company or to or by any of its direct or indirect subsidiaries or shareholders in consideration for the Manager's performance of management consulting services in connection with such Management Consulting Event. The Manager and the Company acknowledge and agree that upon consummation of the Merger, the Manager shall receive a management consulting fee equal to an amount to be determined by the Company and the Manager after the Commencement Date or the Effective Time.

          (d) If for any reason the Company is unable to pay any or all of the amounts otherwise owed to the Manager pursuant to this Agreement, the Company shall make such payments as soon as the Company is able to do so.

     3. Relationship of the Parties. The Manager is providing services hereunder as an independent contractor, retaining control and responsibility for its operations and personnel. Nothing in this Agreement shall be deemed to constitute the parties hereto joint venturers, partners or participants in an unincorporated business or other separate entity, nor in any manner create any employer-employee relationship between the Company on the one hand, and the Manager or any of the Manager's employees on the other hand.

     4. Managing Member and Officers. Nothing in this Agreement shall be construed to relieve the managing member or officers of the Company from the performance of their respective duties or limit the exercise of their powers in accordance with the Company's Articles of Incorporation or Bylaws, any applicable provisions of the applicable corporate law, or otherwise. The activities of the Company shall at all times be subject to the control and direction of its managing member and officers. The Company reserves the right to make all decisions with regard to any matter upon which the Manager has rendered its advice and consultation.

     5. Limitation of Liability. Neither the Manager nor any of its affiliates, members, managers, partners, directors, officers, employees, agents and controlling persons (collectively, the "Manager Indemnitees") shall be liable to the Company or any of its subsidiaries or affiliates or any of the security holders or creditors of the Company or any of its affiliates for any (i) damage, loss, liability, deficiency, diminution in value, action, suit, claim, proceeding, investigation, audit, demand, assessment, fine, judgment, cost and other expense (including, without limitation, reasonable legal fees and expenses) directly or indirectly (whether direct or indirect, in contract or tort or otherwise) arising out of, related to, caused by, based upon or in connection with the performance of services contemplated by this Agreement unless such damage, loss, liability, deficiency, diminution in value, action, suit, claim, proceeding, investigation, audit, demand, assessment, fine, judgment, cost and other expense (including, without limitation, reasonable legal fees and expenses) shall be proven to result directly from the willful misconduct of such person or (ii) any Outside Activities (as defined in Section 17 below). In no event will any Manager Indemnitee be liable to the Company for special, indirect, punitive or consequential damages, including, without limitation, loss of profits or lost business, even if such Manager Indemnitee has been advised of the possibility of such damages. Under no circumstances will the liability of the Manager Indemnitees exceed, in the aggregate, the fees actually paid to the Managers hereunder.

     6. Indemnification. The Company shall reimburse, defend, indemnify and hold the Manager Indemnitees, harmless from and against any damage, loss, liability, deficiency, diminution in value, action, suit, claim, proceeding, investigation, audit, demand, assessment, fine, judgment, cost and other expense (including, without limitation, reasonable legal fees and expenses) arising out of, related to or in connection with (a) any act or omission of, or on behalf of, the Company, the Manager or any of the Manger Indemnitees, except to the extent proven to result directly from the willful misconduct of the person seeking indemnification, or (b) any act or omission made at the direction of the Company.

     7. Notices. Any notice, request, demand or other communication permitted or required to be given hereunder shall be in writing, shall be sent by one of the following means to the addressee at the address set forth in the preamble to this Agreement (or at such other address as shall be designated hereunder by notice to the other party hereto, effective upon actual receipt) and shall be deemed conclusively to have been given: (a) on the first business day following the day timely deposited with a nationally recognized overnight delivery service with an order for next-day delivery, with the cost of delivery prepaid for the account of the sender; (b) on the fifth business day following the day duly sent by certified or registered United States mail, postage prepaid and return receipt requested; or (c) if delivered by other means, when actually received by the addressee on a business day (or on the next business day if received after the close of normal business hours or on any non-business day).

     8. Assignment; Successors and Assigns. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company without the prior written consent of the Manager. This Agreement and the rights, duties and obligations of the Manager hereunder may not be assigned or delegated by the Manager, other than to an affiliate of the Manager, without the prior written consent of the Company. All covenants, promises and agreements by or on behalf of the parties contained in this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

     9. Amendments. No amendment, supplement or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Manager and the Company (in the case of an amendment or supplement) or by the waiving party (in the case of a waiver).

     10. Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of law or choice of law that would compel the application of the substantive laws of any other jurisdiction. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

     11. Section Headings. The headings of each section are contained herein for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     12. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto with regard to the subject matter hereof and supersedes and replaces all prior agreements, understandings and representations, oral or written, with regard to such matters.

     13. Severability. If any provision of this Agreement or application thereof under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

     14. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, and both of which together shall constitute one and the same document. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

     15. Further Assurances. Each party hereto agrees to use all reasonable efforts to obtain all consents and approvals, and to do all other things, necessary for the transactions contemplated by this Agreement. The parties agree to take such further action and to deliver or cause to be delivered any additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the agreements and transactions contemplated hereby.

     16. Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party, as determined by the court, shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

     17. Outside Activities. The Company hereby acknowledges and agrees that one or more of the Manager Indemnitees have had, and from time to time may have, outside activities or interests that conflict or may conflict with the best interests of the Company (collectively, "Outside Activities"), including (without limitation) investment opportunities or investments in, ownership of, or participation in entities that are or could be complementary to, or competitive with, the Company. The Company hereby consents to all such Outside Activities.

     18. Construction. The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document.

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                                      -6-

     IN WITNESS WHEREOF, the parties have executed this Management Services Agreement as of the date first above written.

                                        SUN CAPITAL PARTNERS
                                        MANAGEMENT IV, LLC


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        GOODY'S FAMILY CLOTHING, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------